As filed with the Securities and Exchange Commission on October 4, 2005
                             Registration Nos. 333-

                                  No. 811-09859
     ----------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
      ---------------------------------------------------------------------

                                    FORM N-4
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [x]
                          Pre-Effective Amendment No. 1
                          Post-Effective Amendment No.
                                       and

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [x]

                                 Amendment No. 7


                              SEPARATE ACCOUNT VA-8
                           (Exact Name of Registrant)

                       TRANSAMERICA LIFE INSURANCE COMPANY
                               (Name of Depositor)

                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY
                           (Former Name of Depositor)

                            4333 Edgewood Road, N.E.
                           Cedar Rapids, IA 52499-0001
              (Address of Depositor's Principal Executive Offices)
        Depositor's Telephone Number, including area code: (319) 297-8468

Name and Address of Agent for Service:      Copy to:

Darin D. Smith, Esq.                        FREDERICK R. BELLAMY, Esq.
Transamerica Life Insurance Company         Sutherland, Asbill & Brennan LLP
4333 Edgewood Road, N.E.                    1275 Pennsylvania Avenue, N.W.
Cedar Rapids, IA  52499-4240                Washington, D.C. 20004-2415


          Title of securities being registered: Flexible premium deferred variable annuity contracts.

          Approximate date of proposed public offering: As soon as practicable after effectiveness of the Registration Statement.

Registrant hereby amends this registration statement on such date or dates as my be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Prospectus, Supplements and Exhibits for the TransMark Optimum Choice Variable Annuity are hereby incorporated by reference to the Post-Effective Amendment No. 5 to the Form N-4 Registration Statement (33-32664; 811-09859) filed on April 29, 2003.

                   TransMark Optimum ChoiceSM Variable Annuity
                  A Flexible Premium Deferred Variable Annuity

                                    Issued by
                    Transamerica Life Insurance Company, Inc.
           (Formerly Transamerica Life Insurance and Annuity Company)

                              Separate Account VA-8

                       Supplement Dated September 30, 2005
                                       To
                          Prospectus Dated May 1, 2003

Transamerica Life Insurance and Annuity Company will be merged with and into Transamerica Life Insurance Company, Inc ("TLIC") on or about October 1, 2005. TLIC was incorporated under the laws of Iowa on or about April 19, 1961 as NN Investors Life Insurance Company and subsequently changed its name to Transamerica Life Insurance Company. It is engaged in the sale of life and health insurance and annuity policies. TLIC is a Transamerica Company and is a wholly-owned indirect subsidiary of AEGON USA, Inc., which conducts most of its operations through subsidiary companies engaged in the insurance business or in providing non-insurance financial services. All of the stock of AEGON USA, Inc. is indirectly owned by AEGON N.V. of The Netherlands, the securities of which are publicly traded. AEGON N.V., a holding company, conducts its business through subsidiary companies engaged primarily in the insurance business. TLIC is licensed in all states except New York, the District of Columbia and Guam.

Transamerica Life Insurance and Annuity Company and TLIC are affiliates. Please note that the merger will not affect your rights under your contract, there are no income tax consequences for you due to the merger, and you will not be charged any additional fees or expenses as a result of the merger. You may contact TLIC at (800) 525-6205.

The following hereby amends, and to the extent inconsistent replaces, the corresponding Fee Table and Examples beginning on page 7 of the prospectus:

                 ANNUITY CONTRACT FEE TABLE AND EXPENSE EXAMPLES

The following table describes the fees and expenses that you will pay when buying, owning and surrendering the contract. The first table describes the fees and expenses that you will pay at the time you buy the contract, surrender the contract, or transfer values between investment options. A charge for state premium taxes we are required to pay may also be deducted.


---------------------------------------------------------------------------------------------------------

                            Contract Owner Transaction Expenses
---------------------------------------------------------------------------------------------------------
     Sales Load Imposed on Premiums.......................................................  None
      Maximum Contingent Deferred Sales Load Imposed on Withdrawals (1)                     9%
         (as a percentage of purchase payments withdrawn)
      Surrender Fee.......................................................................  None
      Transfer Fee........................................................................  None
         Loan Interest (2)                                                                  3%
---------------------------------------------------------------------------------------------------------




(2) The contingent deferred sales load applies to each contract, regardless of how the account value is allocated between the variable account and the fixed account. A portion of the purchase payments may be withdrawn each contract year without imposition of any contingent deferred sales load. After a purchase payment has been in the contract at least seven years, it may be withdrawn free of any contingent deferred sales load. Not contingent deferred sales load is imposed on the withdrawal of any purchase payment after the contract has been in effect for 14 contract years.
(2) The loan interest is the difference between the interest we charge (6%) and the interest we credit on the loaned account value (3%).

The next table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including the investment portfolios' fees and expenses.

---------------------------------------------------------------------------------------------------------
Account Fee(1)............................................................................     $25
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Guaranteed Minimum Income Benefit (GMIB) Rider Fee, if elected(2).........................     0.35%
---------------------------------------------------------------------------------------------------------
Variable Account Annual Expenses (as a percentage of assets in the Variable Account)(3):
           Mortality and Expense Risk Fee.................................................     1.60%
           Administrative Expense Charge..................................................     0.15%
                                                                                               -----
           Total Variable Account Annual Expenses.........................................     1.75%

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Variable Account Annual Expenses with GMIB Rider                                               2.10%
---------------------------------------------------------------------------------------------------------

(3) The account fee is deducted at the end of each contract year and at surrender. The fee is deducted on a pro rata basis from the account value. After the annuity date, an annual fee of $30 is deducted proportionately from each settlement option payment if a variable payout option is selected.
(2) If you elected the optional GMIB rider (this rider applies only to policies issued before January 25, 2002), we deduct a daily charge at an effective annual rate of 0.35% of the variable accumulated value, not including amounts in the money market sub-account. The charge for the GMIB rider is reflected in the variable annuity unit values for each variable sub-account, except the money market sub-account.
(3) The variable account annual expenses do not apply to the fixed account.

The next table shows the minimum and maximum total operating expenses charged by the portfolio companies for the year ended December 31, 2004 (before any fee waiver or expense reimbursements). Expenses may be higher or lower in future years. More detail concerning each portfolio's fees and expenses is contained in the prospectus for each portfolio.

-------------------------------------------------------------------------- -------------- ---------------

Total Portfolio Annual Operating Expenses                                     Minimum        Maximum
-------------------------------------------------------------------------- -------------- ---------------
-------------------------------------------------------------------------- -------------- ---------------
Expenses that are deducted from portfolio assets, including management
fees, distribution and/or service 12b-1 fees, and other expenses.              0.39%          1.71%
-------------------------------------------------------------------------- -------------- ---------------


EXAMPLE

The following tables show the maximum expenses you would incur in various situations assuming the following:

o        a $10,000 purchase payment;
o        a 5% annual return on assets;
o        GMIB rider expense of 0.35% of variable account value; and
o        an average account value of $40,000

No other option or service fees have been assessed. Premium tax charges may apply. For annuitizations before the first contract anniversary, and for annuitizations under a form that does not include life contingencies, the contingent deferred sales load may apply.



Example 1: If the contract is surrendered at the end of the applicable time period:

-------------------------------------------------------------------------------

                 1 Year       3 Years         5 Years        10 Years
-------------------------------------------------------------------------------

Minimum          $1,088       $1,566          $1,942         $2,859

Maximum          $1,211       $1,932          $2,571         $4,108
-------------------------------------------------------------------------------

Example 2:  If the contract is not surrendered and is not annuitized:

-------------------------------------------------------------------------------

                 1 Year       3 Years        5 Years         10 Years
-------------------------------------------------------------------------------

Minimum          $255         $786           $1,342          $2,859

Maximum          $391         $1,185         $1,997          $4,108
-------------------------------------------------------------------------------

These examples should not be considered representatives of past or future expenses. Actual expenses paid may be greater or less than those shown, subject to the guarantees in the contract. The assumed 5% annual rate of return is hypothetical and should not be considered a representation of past or future annual returns, which may be greater or less than this assumed rate.


                      DISRUPTIVE TRADING AND MARKET TIMING

Statement of Policy. This variable insurance product was not designed for the use of market timers or other investors who make programmed, large, frequent, or short-term transfers. Such transfers may be disruptive to the underlying fund portfolios and increase transaction costs.

Market timing and other programmed, large, frequent, or short-term transfers among the sub-accounts or between the sub-accounts and the fixed account can cause risks with adverse effects for other contract owners (and beneficiaries and underlying fund portfolios). These risks and harmful effects include:

(1) dilution of the interests of long-term investors in a sub-account if purchases or transfers into or out of an underlying fund portfolio are made at prices that do not reflect an accurate value for the underlying fund portfolio's investments (some market timers attempt to do this through methods known as "time-zone arbitrage" and "liquidity arbitrage");
(2)           an adverse effect on portfolio management, such as:
a. impeding a portfolio manager's ability to sustain an investment objective;
b. causing the underlying fund portfolio to maintain a higher level of cash than would otherwise be the case; or
c. causing an underlying fund portfolio to liquidate investments prematurely (or otherwise at an inopportune time) in order to pay withdrawals or transfers out of the underlying fund portfolio; and
(3)           increased brokerage and administrative expenses.

These costs are borne by all contract owners invested in those sub-accounts, not just those making the transfers.

We have developed policies and procedures with respect to market timing and other transfers and we do not make special arrangements or grant exceptions to accommodate market timing or other potentially disruptive or harmful trading. As discussed herein, we cannot detect or deter all market timing or other potentially disruptive trading. Do not invest with us if you intend to conduct market timing or other potentially disruptive trading.

Detection. We employ various means in an attempt to detect and deter market timing and disruptive trading. However, despite our monitoring we may not be able to detect nor halt all harmful trading. In addition, because other insurance companies (and retirement plans) with different policies and procedures may invest in the underlying fund portfolios, we cannot guarantee that all harmful trading will be detected or that an underlying fund portfolio will not suffer harm from programmed, large, frequent, or short-term transfers among sub-accounts of variable products issued by these other insurance companies or retirement plans.

Deterrence. If we determine you are engaged in market timing or other disruptive trading, we may take one or more actions in an attempt to halt such trading. Your ability to make transfers is subject to modification or restriction if we determine, in our sole opinion, that your exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other contract owners (or others having an interest in the variable insurance products). As described below, restrictions may take various forms, but under our current policies and procedures will include loss of expedited transfer privileges. We consider transfers by telephone, fax, overnight mail, or the Internet to be "expedited" transfers. This means that we would accept only written transfer requests with an original signature transmitted to us only by U.S. mail. We may also restrict the transfer privileges of others acting on your behalf, including your registered representative or an asset allocation or investment advisory service.

We reserve the right to reject any premium payment or transfer request from any person without prior notice, if, in our judgment, (1) the payment or transfer, or series of transfers, would have a negative impact on an underlying fund portfolio's operations, or (2) if an underlying fund portfolio would reject or has rejected our purchase order, or (3) because of a history of large or frequent transfers. We may impose other restrictions on transfers, or even prohibit transfers for any owner who, in our view, has abused, or appears likely to abuse, the transfer privilege on a case-by-case basis. We may, at any time and without prior notice, discontinue transfer privileges, modify our procedures, impose holding period requirements or limit the number, size, frequency, manner, or timing of transfers we permit. We also reserve the right to reverse a potentially harmful transfer if an underlying fund portfolio refuses or reverses our order; in such instances some contract owners may be treated differently than others in that some transfers may be reversed and others allowed. For all of these purposes, we may aggregate two or more variable insurance products that we believe are connected.

In addition to our internal policies and procedures, we will administer your variable insurance product to comply with any applicable state, federal, and other regulatory requirements concerning transfers. We reserve the right to implement, administer, and charge you for any fee or restriction, including redemption fees, imposed by any underlying fund portfolio. To the extent permitted by law, we also reserve the right to defer the transfer privilege at any time that we are unable to purchase or redeem shares of any of the underlying fund portfolios.

Under our current policies and procedures, we do not:
o        impose redemption fees on transfers;
o expressly limit the number or size of transfers in a given period; or o provide a certain number of allowable transfers in a given period.

Redemption fees, transfer limits, and other procedures or restrictions may be more or less successful than ours in deterring market timing or other disruptive trading and in preventing or limiting harm from such trading.

In the absence of a prophylactic transfer restriction (e.g., expressly limiting the number of trades within a given period), it is likely that some level of market timing will occur before it is detected and steps taken to deter it (although some level of market timing can occur with a prophylactic transfer restriction). As noted above, we do not impose a prophylactic transfer restriction and, therefore, it is likely that, some level of market timing will occur before we are able to detect it and take steps in an attempt to deter it.

Please note that the limits and restrictions described herein are subject to our ability to monitor transfer activity. Our ability to detect market timing or other disruptive trading may be limited by operational and technological systems, as well as by our ability to predict strategies employed by contract owners (or those acting on their behalf) to avoid detection. As a result, despite our efforts to prevent harmful trading activity among the variable investment options available under this variable insurance product, there is no assurance that we will be able to detect or deter frequent or harmful transfers by such contract owners or intermediaries acting on their behalf. Moreover, our ability to discourage and restrict market timing or other disruptive trading may be limited by decisions of state regulatory bodies and court orders which we cannot predict.

Furthermore, we may revise our policies and procedures in our sole discretion at any time and without prior notice, as we deem necessary or appropriate (1) to better detect and deter market timing or other harmful trading that may adversely affect other contract owners, other persons with material rights under the variable insurance products, or underlying fund shareholders generally, (2) to comply with state or federal regulatory requirements, or (3) to impose additional or alternative restrictions on owners engaging in frequent transfer activity among the investment options under the variable insurance product. In addition, we may not honor transfer requests if any variable investment option that would be affected by the transfer is unable to purchase or redeem shares of its corresponding underlying fund portfolio.

Underlying Fund Portfolio Frequent Trading Policies. The underlying fund portfolios may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. The prospectuses for the underlying fund portfolios describe any such policies and procedures. The frequent trading policies and procedures of an underlying fund portfolio may be different, and more or less restrictive, than the frequent trading policies and procedures of other underlying fund portfolios and the policies and procedures we have adopted for our variable insurance products to discourage market timing and other programmed, large, frequent, or short-term transfers. Contract owners should be aware that we may not have the contractual ability or the operational capacity to monitor contract owners' transfer requests and apply the frequent trading policies and procedures of the respective underlying funds that would be affected by the transfers. Accordingly, contract owners and other persons who have material rights under our variable insurance products should assume that the sole protection they may have against potential harm from frequent transfers is the protection, if any, provided by the policies and procedures we have adopted for our variable insurance products to discourage market timing or other disruptive trading.

Omnibus Order. Contract owners and other persons with material rights under the variable insurance products also should be aware that the purchase and redemption orders received by the underlying fund portfolios generally are "omnibus" orders from intermediaries such as retirement plans and separate accounts funding variable insurance products. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and individual owners of variable insurance products. The omnibus nature of these orders may limit the underlying fund portfolios' ability to apply their respective frequent trading policies and procedures. We cannot guarantee that the underlying fund portfolios will not be harmed by transfer activity relating to the retirement plans or other insurance companies that may invest in the underlying fund portfolios. These other insurance companies are responsible for their own policies and procedures regarding frequent transfer activity. If their policies and procedures fail to successfully discourage harmful transfer activity, it will affect other owners of underlying fund portfolio shares, as well as the owners of all of the variable annuity or life insurance policies, including ours, whose variable investment options correspond to the affected underlying fund portfolios. In addition, if an underlying fund portfolio believes that an omnibus order we submit may reflect one or more transfer requests from owners engaged in market timing and other programmed, large, frequent, or short-term transfers, the underlying fund portfolio may reject the entire omnibus order and thereby delay or prevent us from implementing your request.

The following herby amends, and to the extent inconsistent replaces, the corresponding Condensed Financial Information in Appendix C of the prospectus:

                         CONDENSED FINANCIAL INFORMATION

The following condensed financial information is derived in part from financial statements of the variable account. The data should be read in conjunction with the financial statements, related notes, and other financial information included in the Statement of Additional Information.

The following table sets forth certain information regarding the sub-accounts for the period from the August 28, 2000 inception of the variable account, through December 31, 2004. The variable account received its first deposits on October 26, 2000. The variable accumulation unit values and the number of variable accumulation units outstanding for each sub-account for the periods shown are as follows:



                         Period Ending December 31, 2004

                           AEGON/          AEGON/         AEGON/          AEGON/           AEGON/          AEGON/
                       Transamerica    Transamerica    Transamerica    Transamerica     Transamerica
                          Capital         Capital       Federated      Transamerica     PIMCO Total     Transamerica
                         Guardian        Guardian        Growth &         Equity           Return       Transamerica
                          Global           Value          Income                                        Money Market
                      ---------------- -------------- --------------- ---------------- --------------- ----------------
                           $10.00         $10.40          $11.60           $6.57           $10.11           $10.19
 Accumulation Unit
  Value at Beginning
   of Period (Base AUV)

Accumulation Unit
  Value at Beginning                      $10.34          $11.53           $6.49            N/A              N/A
  of Period (GMIB         $10.93
  AUV)

Accumulation Unit
  Value at End of         $11.98          $11.93          $12.45           $7.47           $10.38          $10.11
  Period (Base AUV)

Accumulation Unit
  Value at End of         $11.87          $11.82          $12.33           $7.36            N/A              N/A
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End     20,161.86       66,119.02      34,420.11       581,686.50       60,478.68        75,297.66
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End     32,400.20       26,575.97      101,334.97     1,489,225.73         N/A              N/A
  of Period (GMIB
  Units)



                      AEGON/Transamerica   Alger American        Alliance            Alliance            Dreyfus
                          Van Kampen      Income & Growth      Bernstein VP        Bernstein VP        Investment
                        Emerging Growth                      Growth and Income   Large Cap Growth     Portfolios -
                                                                                                      MidCap Stock
                                                                                                        Portfolio
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $6.94              $6.51               $9.79              $5.18              $10.77
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $6.88              $6.43               $9.68              $5.12              $10.67
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $7.31              $6.90              $10.70              $5.52              $12.11
  Period (Base AUV)


Accumulation Unit
  Value at End of           $7.22              $6.79              $10.54              $5.43              $11.96
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End      11,698.70          185,221.21         118,542.17          82,754.13           32,644.75
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End      47,782.95          183,403.08         340,559.27          524,235.61          51,756.76
  of Period (GMIB
  Units)

                         The Dreyfus
                          Socially
                         Responsible        Dreyfus VIF         Dreyfus VIF        Fidelity VIP       Fidelity VIP
                        Growth Fund,        Appreciation        Developing         Contrafund(R)       Equity- Income
                            Inc. Portfolio Leaders Portfolio Portfolio Portfolio
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $7.44              $8.08               $8.87              $10.93             $10.53
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $7.38              $7.99               $8.76              $10.87             $10.47
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $7.77              $8.34               $9.70              $12.37             $11.51
  Period (Base AUV)

Accumulation Unit
  Value at End of           $7.67              $8.21               $9.56              $12.26             $11.41
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End      18,114.09          43,742.72          188,555.39          26,575.66           20,006.04
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End      38,246.02          94,041.28          746,914.51          25,890.56           6,272.33
  of Period (GMIB
  Units)


                        Fidelity VIP       Franklin Small     Franklin Small       Janus Aspen         Janus Aspen
                          Index 500        Mid-Cap Growth        Cap Value       Series Balanced         Series
                          Portfolio             Fund          Securities Fund                       Worldwide Growth
                      ------------------ ------------------- ------------------ ------------------- ------------------

Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)                     $10.26              $8.95              $10.27              $9.07               $5.48

Accumulation Unit
  Value at Beginning
  of Period (GMIB          $10.20              $8.87              $10.22              $8.96               $5.42
  AUV)

Accumulation Unit
  Value at End of          $11.12              $9.80              $12.49              $9.65               $5.63
  Period (Base AUV)


Accumulation Unit
  Value at End of
  Period (GMIB             $11.02              $9.68              $12.38              $9.50               $5.54
  AUV)

Number of
  Accumulation Units
  Outstanding at End      59,251.63          25,315.88           7,378.46           263,751.24         201,817.17
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End      53,333.19          58,262.46           13,960.40          504,894.15         514,235.99
  of Period (GMIB
  Units)

                            MFS(R)                MFS(R)                              Van Kampen UIF
                       Emerging Growth    Investors Trust          MFS(R)             Core Plus        Van Kampen UIF
                           Series              Series         Research Series      Fixed Income        High Yield
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $4.26              $7.31               $5.86              $12.18              $9.62
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $4.21              $7.22               $5.79              $12.04              $9.50
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $4.73              $8.00               $6.67              $12.49             $10.34
  Period (Base AUV)

Accumulation Unit
  Value at End of           $4.66              $7.87               $6.57              $12.30             $10.19
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End     167,592.40          69,362.56           60,883.27          58,537.91           67,957.38
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End     180,311.18          118,001.51          9,020.53           34,443.84           38,656.96
  of Period (GMIB
  Units)



                       PIMCO Advisors      PIMCO Advisors        PIMCO VIT        Van Kampen UIF     Van Kampen UIF
                      VIT OpCap Managed   VIT OpCap Small       StocksPLUS       Emerging Markets     Int'l Magnum
                                                Cap           Growth & Income         Equity
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $9.99              $13.50              $7.62              $8.24               $7.44
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $9.88              $13.34              $7.53              $8.15               $7.36
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of          $10.88              $15.64              $8.29              $9.97               $8.59
  Period (Base AUV)


Accumulation Unit
  Value at End of          $10.71              $15.40              $8.17              $9.82               $8.46
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End      58,157.01          54,018.81           29,140.20          41,642.86           35,721.27
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End     207,099.90          111,300.21          60,863.54          37,720.96           22,058.04
  of Period (GMIB
  Units)

                         Period Ending December 31, 2003

                           AEGON/          AEGON/          AEGON/           AEGON/           AEGON/
                       Transamerica    Transamerica     Transamerica     Transamerica     Transamerica       AEGON/
                          Capital         Capital        Federated       Transamerica     PIMCO Total     Transamerica
                         Guardian        Guardian         Growth &          Equity         Return(3)      Transamerica
                          Global           Value           Income                                         Money Market
                      ---------------- -------------- ----------------- ---------------- --------------- ----------------
                           $8.13           $7.86           $9.31             $5.09            N/A            $10.28
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning       $8.11           $7.85           $9.29             $5.05            N/A              N/A
  of Period (GMIB
  AUV)

Accumulation Unit                                                                            $10.11
  Value at End of         $10.99          $10.40           $11.60            $6.57                           $10.19
  Period (Base AUV)

Accumulation Unit
  Value at End of         $10.93          $10.34           $11.53            $6.49            N/A              N/A
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End     16,315.23       51,583.70       15,025.29        549,148.34       28, 908.08      134,040.37
  of Period (Base
  Units)

Number of
  Accumulation Units                                                                          N/A
  Outstanding at End     28,854.11       23,010.94       64,732.16       1,277,601.97                          N/A
  of Period (GMIB
  Units)

                      AEGON/Transamerica     Alger American       Alliance VP        Alliance VP           Dreyfus
                          Van Kampen        Income & Growth    Growth and Income   Large Cap Growth      Investment
                        Emerging Growth                                                                 Portfolios -
                                                                                                        MidCap Stock
                                                                                                          Portfolio
                      -------------------- ------------------- ------------------ ------------------- ------------------
                             $5.51               $5.10               $7.54              $4.28               $8.32
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning         $5.48               $5.06               $7.48              $4.24               $8.27
  of Period (GMIB
  AUV)


Accumulation Unit
  Value at End of
  Period (Base AUV)         $6.94              $6.51               $9.79              $5.18              $10.77

Accumulation Unit
  Value at End of           $6.88              $6.43               $9.68              $5.12              $10.67
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End      10,368.07          193,737.43         114,463.62          93,414.42           26,875.82
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End      48,492.18          157,947.59         293,287.40          438,326.54          44,015.69
  of Period (GMIB
  Units)

                         The Dreyfus
                          Socially          Dreyfus VIF         Dreyfus VIF        Fidelity VIP       Fidelity VIP
                         Responsible        Appreciation        Developing         Contrafund(R)       Equity- Income
                      Growth Fund, Inc.      Portfolio       Leaders Portfolio      Portfolio           Portfolio
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $6.01              $6.79               $6.85              $8.68               $8.24
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $5.98              $6.73               $6.80              $8.66               $8.22
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $7.44              $8.08               $8.87              $10.93             $10.53
  Period (Base AUV)

Accumulation Unit
  Value at End of           $7.38              $7.99               $8.76              $10.87             $10.47
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End      11,983.34          35,149.14          182,393.25           5,620.19           5,223.84
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End      33,615.40          84,980.25          626,488.55          14,129.12           5,371.97
  of Period (GMIB
  Units)


                        Fidelity       Franklin                         Franklin       Janus Aspen       Janus Aspen
                        VIP Index    Small-MidCap    Franklin Small    Technology    Series Balanced       Series
                      500 Portfolio   Growth Fund      Cap Value       Securities                         Worldwide
                                                    Securities Fund                                        Growth
                      -------------- -------------- ----------------- -------------- ----------------- ----------------

Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)                    $8.15          $6.63           $7.91            $4.73           $8.12             $4.51

Accumulation Unit
  Value at Beginning                                                      $4.70
  of Period (GMIB         $8.13          $6.60           $7.90                            $8.05             $4.47
  AUV)

Accumulation Unit
  Value at End of        $10.26          $8.95           $10.27            N/A            $9.07             $5.48
  Period (Base AUV)

Accumulation Unit
  Value at End of                                                          N/A
  Period (GMIB           $10.20          $8.87           $10.22                           $8.96             $5.42
  AUV)

Number of
  Accumulation Units
  Outstanding at End    41,245.22      17,873.37        2,112.74           N/A          246,697.80       219,614.90
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End    44,665.08      48,629.74        9,143.00           N/A          441,794.37       424,071.46
  of Period (GMIB
  Units)

                            MFS(R)                MFS(R)                              Van Kampen UIF
                       Emerging Growth    Investors Trust          MFS(R)             Core Plus        Van Kampen UIF
                           Series              Series         Research Series      Fixed Income        High Yield
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $3.33              $6.09               $4.78              $11.85              $7.78
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $3.30              $6.04               $4.74              $11.75              $7.72
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $4.26              $7.31               $5.86              $12.18              $9.62
  Period (Base AUV)

Accumulation Unit
  Value at End of           $4.21              $7.22               $5.79              $12.04              $9.50
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End     168,191.87          67,555.08           64,177.88          49,700.94           51,694.35
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End     178,735.47          115,610.62          8,294.53           35,772.40           30,109.07
  of Period (GMIB
  Units)



                       PIMCO Advisors      PIMCO Advisors        PIMCO VIT        Van Kampen UIF     Van Kampen UIF
                      VIT OpCap Managed   VIT OpCap Small       StocksPlus       Emerging Markets     Int'l Magnum
                                                Cap           Growth & Income         Equity
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $8.35              $9.63               $5.95              $5.60               $5.94
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $8.28              $9.55               $5.90              $5.56               $5.90
  of Period (GMIB
  AUV)


Accumulation Unit
  Value at End of           $9.99              $13.50              $7.62              $8.24               $7.44
  Period (Base AUV)

Accumulation Unit
  Value at End of           $9.88              $13.34              $7.53              $8.15               $7.36
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End      47,863.15          57,394.25           19,072.55          33,310.74           30,899.55
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End     177,113.76          87,971.64           56,159.59          23,167.14           21,208.76
  of Period (GMIB
  Units)

                         Period Ending December 31, 2002

                                                                                   AEGON/Transamerica
                      EGON/Transamerica   AEGON/Transamerica  AEGON/Transamerica      Transamerica     AEGON/Transamerica
                       Capital Guardian    Capital Guardian    Federated Growth          Equity           Transamerica
                          Global(2) Value(2) & Income(2) Money Market
                      ------------------- ------------------- -------------------- ------------------- -------------------
                             N/A                 N/A                  N/A                $6.66               $10.33
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning         N/A                 N/A                  N/A                $6.63                N/A
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $8.13               $7.86                $9.31               $5.09               $10.28
  Period (Base AUV)

Accumulation Unit
  Value at End of           $8.11               $7.85                $9.29               $5.05                N/A
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End       4,843.85            6,544.61            1,624.69            390,658.34          182,781.72
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End       3,123.07            5,694.11            9,423.26            843,569.13             N/A
  of Period (GMIB
  Units)

                      AEGON/Transamerica   Alger American       Alliance VP        Alliance VP           Dreyfus
                         Van Kampen       Income & Growth    Growth and Income   Large Cap Growth      Investment
                       Emerging Growth                                                                Portfolios -
                                                                                                      MidCap Stock
                                                                                                        Portfolio
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $8.38              $7.53              $ 9.87              $6.29               $9.67
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)


Accumulation Unit
  Value at Beginning        $8.36              $7.50               $9.82              $6.26               $9.65
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $5.51              $5.10               $7.54              $4.28               $8.32
  Period (Base AUV)

Accumulation Unit
  Value at End of           $5.48              $5.06               $7.48              $4.24               $8.27
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End      4,540.21           160,470.34          67,914.41          71,417.48           18,364.71
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End      10,025.08          162,551.35         126,969.76          276,416.57          29,044.11
  of Period (GMIB
  Units)

                         The Dreyfus
                          Socially          Dreyfus VIF         Dreyfus VIF        Fidelity VIP       Fidelity VIP
                         Responsible        Appreciation        Developing         Contrafund(R)       Equity- Income
                      Growth Fund, Inc.      Portfolio       Leaders Portfolio     Portfolio(2)       Portfolio(2)
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $8.61              $8.29               $8.62               N/A                 N/A
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $8.59              $8.25               $8.58               N/A                 N/A
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $6.01              $6.79               $6.85              $8.68               $8.24
  Period (Base AUV)

Accumulation Unit
  Value at End of           $5.98              $6.73               $6.80              $8.66               $8.22
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End      3,976.10           26,623.57          147,500.12            199.46             138.29
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End      18,748.15          48,589.53          414,152.43           7,697.07               -
  of Period (GMIB
  Units)



                        Fidelity       Franklin                         Franklin       Janus Aspen       Janus Aspen
                        VIP Index    Small-MidCap    Franklin Small    Technology    Series Balanced       Series
                      500 Portfolio   Growth Fund      Cap Value       Securities                         Worldwide
                                                    Securities Fund                                        Growth
                      -------------- -------------- ----------------- -------------- ----------------- ----------------

Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)                     N/A           $9.47            N/A             $8.58           $8.85             $8.85

Accumulation Unit
  Value at Beginning
  of Period (GMIB          N/A           $9.45            N/A             $8.56           $8.81             $8.81
  AUV)

Accumulation Unit
  Value at End of         $8.15          $6.63           $7.91            $4.73           $8.12             $4.51
  Period (Base AUV)

Accumulation Unit
  Value at End of
  Period (GMIB            $8.13          $6.60           $7.90            $4.70           $8.05             $4.47
  AUV)

Number of
  Accumulation Units
  Outstanding at End      88.55        3,054.75          352.42         1,890.78        229,277.86       209,297.70
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End    5,951.24       7,022.27          147.28         14,317.38       382,442.99       331,103.37
  of Period (GMIB
  Units)

                            MFS(R)                MFS(R)                          Van Kampen UIF
                       Emerging Growth    Investors Trust          MFS(R)             Core Plus        Van Kampen UIF
                           Series              Series         Research Series      Fixed Income        High Yield
                      ------------------ ------------------- ------------------ ------------------- ------------------
                            $5.12              $7.84               $6.45              $11.23              $8.54
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $5.09              $7.80               $6.42              $11.18              $8.50
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $3.33              $6.09               $4.78              $11.85              $7.78
  Period (Base AUV)

Accumulation Unit
  Value at End of           $3.30              $6.04               $4.74              $11.75              $7.72
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End     156,677.37          62,493.75           61,773.29          33,065.46           5,880.23
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End      64,798.78          83,652.62           4,153.75           18,266.94           10,322.89
  of Period (GMIB
  Units)



                       PIMCO Advisors      PIMCO Advisors        PIMCO VIT        Van Kampen UIF     Van Kampen UIF
                      VIT OpCap Managed   VIT OpCap Small       StocksPlus       Emerging Markets     Int'l Magnum
                                                Cap           Growth & Income         Equity
                      ------------------ ------------------- ------------------ ------------------- ------------------
                           $10.23              $12.51              $7.58              $6.26               $7.27
Accumulation Unit
  Value at Beginning
  of Period (Base
  AUV)


Accumulation Unit
  Value at Beginning       $10.18              $12.45              $7.55              $6.23               $7.24
  of Period (GMIB
  AUV)

Accumulation Unit
  Value at End of           $8.35              $9.63               $5.95              $5.60               $5.94
  Period (Base AUV)

Accumulation Unit
  Value at End of           $8.28              $9.55               $5.90              $5.56               $5.90
  Period (GMIB
  AUV)

Number of
  Accumulation Units
  Outstanding at End      23,982.10          40,579.22           16,767.57          28,666.01           29,407.70
  of Period (Base
  Units)

Number of
  Accumulation Units
  Outstanding at End     100,654.54          49,634.73           23,659.61           3,106.01           4,039.94
  of Period (GMIB
  Units)

                         Period Ending December 31, 2001

                      AEGON/Transamerica    Alger American       Alliance VP        Alliance VP           Dreyfus
                          Van Kampen       Income & Growth    Growth and Income   Large Cap Growth      Investment
                       Emerging Growth1                                                                Portfolios -
                                                                                                          MidCap
                                                                                                       Portfolio(1)
                      ------------------- ------------------- ------------------ ------------------- ------------------

Accumulation Unit
  Value at Beginning         N/A                $8.95              $10.01              $7.75                N/A
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning         N/A                $8.94              $10.02              $7.74                N/A
  of Period (GMIB
  AUV)

Accumulation Unit           $8.38               $7.53               $9.87              $6.29               $9.67
  Value at End of
  Period (Base AUV)

Accumulation Unit
  Value at End of           $8.36               $7.50               $9.82              $6.26               $9.65
  Period (GMIB
  AUV)

Number of
  Accumulation Units        187.27            119,401.62          23,758.06          82,242.69           2,189.39
  Outstanding at End
  of Period (Base
  Units)

Number of
  Accumulation Units        725.52            73,800.38           30,782.23          171,255.38          6,455.19
  Outstanding at End
  of Period (GMIB
  Units)





                         The Dreyfus        Dreyfus VIF         Dreyfus VIF          Franklin           Franklin
                          Socially          Appreciation        Developing         Small-MidCap         Technology
                         Responsible         Portfolio       Leaders Portfolio    Growth Fund(1)      Securities(1)
                        Growth Fund,
                           Inc.(1)
                      ------------------ ------------------- ------------------ ------------------- ------------------

Accumulation Unit
  Value at Beginning         N/A               $9.30               $9.35               N/A                 N/A
  of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning         N/A               $9.29               $9.34               N/A                 N/A
  of Period (GMIB
  AUV)

Accumulation Unit           $8.61              $8.29               $8.62              $9.47               $8.58
  Value at End of
  Period (Base AUV)

Accumulation Unit
  Value at End of           $8.59              $8.25               $8.58              $9.45               $8.56
  Period (GMIB
  AUV)

Number of
  Accumulation Units       188.06            26,732.08          110,613.25            149.63             153.02
  Outstanding at End
  Of Period (Base
  Units)

Number of
  Accumulation Units      1,304.96           29,288.81          221,025.59           1,071.50           5,535.19
  Outstanding at End
  Of Period (GMIB
  Units)

                         Janus Aspen     Janus Aspen Series        MFS(R)                MFS(R)               MFS(R)
                       Series Balanced    Worldwide Growth    Emerging Growth    Investors Trust     Research Series
                                                                  Series              Series
                      ------------------ ------------------- ------------------ ------------------- ------------------
Accumulation Unit
  Value at Beginning
  Of Period (Base           $9.47              $8.12               $7.83              $9.49               $8.34
  AUV)

Accumulation Unit
  Value at Beginning        $9.46              $8.11               $7.82              $9.48               $8.33
  Of Period (GMIB
  AUV)

Accumulation Unit           $8.85              $6.18               $5.12              $7.84               $6.45
  Value at End of
  Period (Base AUV)

Accumulation Unit
  Value at End of           $8.81              $6.15               $5.09              $7.80               $6.42
  Period (GMIB
  AUV)

Number of
  Accumulation Units     148,773.59          153,788.77         114,771.57          30,218.63           53,510.37
  Outstanding at End
  Of Period (Base
  Units)

Number of
  Accumulation Units     208,477.52          201,448.31          33,566.99          32,281.32           1,472.89
  Outstanding at End
  Of Period (GMIB
  Units)





                       Van Kampen UIF      Van Kampen UIF     Van Kampen UIF      Van Kampen UIF     PIMCO Advisors
                      Emerging Markets    Core Plus Fixed       High Yield         Int'l Magnum         VIT OpCap
                           Equity              Income                                                    Managed
                      ------------------ ------------------- ------------------ ------------------- ------------------

Accumulation Unit
  Value at Beginning        $6.81              $10.46              $9.10              $9.17              $10.95
  Of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning        $6.80              $10.44              $9.09              $9.16              $10.93
  Of Period (GMIB
  AUV)

Accumulation Unit           $6.26              $11.23              $8.54              $7.27              $10.23
  Value at End of
  Period (Base AUV)

Accumulation Unit
  Value at End of           $6.23              $11.18              $8.50              $7.24              $10.18
  Period (GMIB
  AUV)

Number of
  Accumulation Units      20,207.81          17,808.23            927.35            16,456.75           10,074.05
  Outstanding at End
  Of Period (Base
  Units)

Number of
  Accumulation Units       975.58             3,770.56           2,353.92            2,107.10           32,924.26
  Outstanding at End
  Of Period (GMIB
  Units)

                       PIMCO Advisors        PIMCO VIT        AEGON/Transamerica    AEGON/Transamerica
                       VIT OpCap Small   StocksPlus Growth   Transamerica Equity    Transamerica Money
                             Cap              & Income                                    Market
                      ------------------ ------------------- --------------------- ---------------------

Accumulation Unit
  Value at Beginning       $11.75              $8.72                $8.23                 $10.15
  Of Period (Base
  AUV)

Accumulation Unit
  Value at Beginning       $11.74              $8.71                $8.22                  N/A
  Of Period (GMIB
  AUV)

Accumulation Unit          $12.51              $7.58                $6.66                 $10.33
  Value at End of
  Period (Base AUV)

Accumulation Unit
  Value at End of          $12.45              $7.55                $6.63                  N/A
  Period (GMIB
  AUV)

Number of
  Accumulation Units      17,924.00           8,483.50            268,254.19            117,829.93
  Outstanding at End
  of Period (Base
  Units) Number of
  Accumulation Units
  Outstanding at End      7,420.68            4,429.56            378,368.69               N/A
  of Period (GMIB
  Units)



                         Period Ending December 31, 2000

                       Alger American       Alliance VP         Alliance VP        Dreyfus VIF         Dreyfus VIF
                       Income & Growth   Growth and Income   Large Cap Growth      Appreciation        Developing
                                                                                    Portfolio       Leaders Portfolio
                      ------------------ ------------------- ------------------ ------------------- ------------------
Accumulation Unit
  Value at Beginning       $10.00              $10.00             $10.00              $10.00             $10.00
  of Period
Accumulation Unit
  Value at End of           $8.95              $10.02              $7.75              $9.30               $9.35
  Period
Number of
  Accumulation Units      4,996.171            22.065           32,014.356            93.383           21,500.874
  Outstanding at End
  of Period

                         Janus Aspen     Janus Aspen Series        MFS(R)                MFS(R)               MFS(R)
                       Series Balanced    Worldwide Growth    Emerging Growth      Growth with       Research Series
                                                                  Series          Income Series
                      ------------------ ------------------- ------------------ ------------------- ------------------
Accumulation Unit
  Value at Beginning       $10.00              $10.00             $10.00              $10.00             $10.00
  of Period
Accumulation Unit
  Value at End of           $9.47              $8.12               $7.83              $9.49               $8.34
  Period
Number of
  Accumulation Units      7,766.531          30,622,539          9,079.594           198.309            1,130.258
  Outstanding at End
  of Period

                       Van Kampen UIF      Van Kampen UIF     Van Kampen UIF      Van Kampen UIF     PIMCO Advisors
                      Emerging Markets    Core Plus Fixed       High Yield         Int'l Magnum         VIT OpCap
                           Equity              Income                                                    Managed
                      ------------------ ------------------- ------------------ ------------------- ------------------
Accumulation Unit
  Value at Beginning       $10.00              $10.00             $10.00              $10.00             $10.00
  of Period
Accumulation Unit
  Value at End of           $6.81              $10.46              $9.10              $9.17              $10.95
  Period
Number of
  Accumulation Units       200.905               0                   0                  0                   0
  Outstanding at End
  of Period

                       PIMCO Advisors        PIMCO VIT        AEGON/Transamerica    AEGON/Transamerica
                       VIT OpCap Small   StocksPlus Growth   Transamerica Equity    Transamerica Money
                             Cap              & Income                                    Market
                      ------------------ ------------------- --------------------- ---------------------
Accumulation Unit
  Value at Beginning       $10.00              $10.00               $10.00                $10.00
  of Period
Accumulation Unit
  Value at End of          $11.75              $8.72                $8.23                  N/A
  Period
Number of
  Accumulation Units          0               303.980             31,112.510           126,777.006
  Outstanding at End
  of Period


1. Sub-Account commenced operations on 6/01/01 with a beginning unit value of 10.000000.

2. Sub-Account commenced operations on 5/01/02 with a beginning unit value of 10.000000.

3. Sub-Account commenced operations on 5/01/03 with a beginning unit value of 10.000000.



--------

                   TRANSMARK OPTIMUM CHOICESM Variable Annuity

                                    Issued by

                       Transamerica Life Insurance Company
      (Formerly issued by Transamerica Life Insurance and Annuity Company)
                                     through
                              Separate Account VA-8

                       Supplement Dated September 30, 2005

                                     To the

              Statement of Additional Information dated May 1, 2003

The following hereby supplements and replaces the financial statements contained in the Statement of Additional Information for VA-8.

                  UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA


The following tables show financial information after giving effect to the merger of Transamerica Life Insurance Company and Transamerica Life Insurance and Annuity Company as though it had occurred on an earlier date (which we refer to as "pro forma" information).

The financial information is provided as of December 31, 2004 and for the year ended December 31, 2004. In presenting the pro forma balance sheet, we assumed the merger had occurred December 31, 2004. In presenting the pro form income statement information, we assumed the merger had occurred January 1, 2004.

Proforma Unaudited Consolidated Statutory Income Statement
Transamerica Life Insurance Company and Transamerica Life Insurance and Annuity Company As of December 31, 2004
(Dollars in Thousands)


                                                                              TLIC          TALIAC   Elimination    2004 Totals
Revenues:
   Premiums and other considerations, net of reinsurance:
     Life
    Annuity
    Accident and health                                               $     1,189,910 $      3,011  $        -     $   1,192,921
                                                                            2,317,755     2,655,187          -         4,972,942
  Net investment income                                                      175,639         (252)           -          175,387
  Amortization of interest maintenance reserve                              1,375,482     1,005,267          -         2,380,749
  Commissions and expense allowances on reinsurance ceded                     15,537        17,364           -           32,901
  Income from fees associated with investment management,                     43,118         3,231           -           46,349
                                                                             213,584        36,984           -          250,568
     administration and contract guarantees for separate accounts           (97,348)             -           -         (97,348)
   Modco reinsurance reserve adjustment                                      643,279             -           -          643,279
   Coinsurance reserve recapture                                                   -       286,705           -          286,705
   Consideration for reinsurance recapture                                    26,342         5,601           -           31,943
   Other income                                                       ----- --------- --- --------- ----- ----- -- --- ---------
                                                                      ----- --------- --- --------- ----- ----- -- --- ---------
Benefits and expenses:                                                      5,903,298     4,013,098          -         9,916,396
   Benefits paid or provided for:                                            208,833             7           -          208,840
     Life and accident and health                                           2,151,514     2,653,240          -         4,804,754
    Surrender benefits                                                       691,549       561,592           -         1,253,141
    Other benefits                                                           406,919         1,181           -          408,100
    Increase in aggregate reserves for policies and contracts:              1,005,139     (367,352)          -          637,787
      Life                                                                    97,704             -           -           97,704
     Annuity                                                          ----- --------- --- --------- ----- ----- -- --- ---------
     Accident and health                                              ----- --------- --- --------- ----- ----- -- --- ---------
                                                                            4,561,658     2,848,668          -         7,410,326
Insurance expenses:                                                          382,672        65,038           -          447,710
    Commissions                                                              114,914       111,862           -          226,776
    General insurance expenses                                                32,694         6,764           -           39,458
    Taxes, licenses and fees                                                 571,306       450,882           -         1,022,188
    Net transfers to separate accounts                                             -             -           -                -
    Reinsurance transaction initial consideration                                  -       293,942           -          293,942
    Reinsurance reserve recapture                                            133,017        62,750           -          195,767
    Other expenses                                                    ----- --------- --- --------- ----- ----- -- --- ---------
                                                                      ----- --------- --- --------- ----- ----- -- --- ---------
                                                                            1,234,603      991,238           -         2,225,841
Total benefits and expenses                                           ----- --------- --- --------- ----- ----- -- --- ---------
                                                                      ----- --------- --- --------- ----- ----- -- --- ---------
                                                                            5,796,261     3,839,906          -         9,636,167
Gain (loss) from operations before dividends to policyholders,               107,037       173,192           -          280,229
     federal income tax expense and net realized capital gains                   277           262           -              539
     (losses) on investments                                          ----- --------- --- --------- ----- ----- -- --- ---------
Dividends to policyholders                                            ----- --------- --- --------- ----- ----- -- --- ---------
Gain (loss) from operations before federal income tax expense                106,760       172,930           -          279,690
     and net realized capital gains (losses) 17,344 60,973 - 78,317 Federal income tax expense ----- --------- --- --------- ----- ----- -- --- ---------
Gain (loss) from operations before net realized capital gains (losses)-----
--------- --- --------- ----- ----- -- --- ---------
     on investments                                                           89,416       111,957           -          201,373
Net realized capital gains (losses) on investments                            39,359        26,432           -           65,791
 (net of related federal income taxes and amounts transferred to/from -----
  --------- --- --------- ----- ----- -- --- --------- interest maintenance reserve) ----- --------- --- --------- ----- ----- -- --- ---------
Net income (loss)                                                         $      128,775  $    138,389  $        -    $ 267,164


Capital and Surplus
Balance at December 31, 2003                                              $     1,375,231 $   1,153,428 $   (118,272)    2,410,387
    Net Income                                                                  128,775       138,389       $ -          267,164
    Change in unrealized capital gains/losses                                   26,751        33,765        (53,209)       7,307
    Change in non-admitted assets                                               57,955        13,622        --             71,577
    Change in asset valuation reserve                                           (184,440)     (35,889)      --          (220,329)
    Change in surplus in separate accounts                                      493            67           --               560
    Change in provision for reinsurance in unauthorized companies               (136)          --           --              (136)
    Change in net deferred income tax asset                                     (21,322)       (22,208)     --             (43,530)
    Issuance of common stock in connection with statutory merger                  --             --         --              --
    Capital contribution                                                        490,000          -           -          490,000
    Dividend to stockholder                                                     --           (400,000)      --           (400,000
    Change in reserves on account of change in valuation basis                  1,423            -          --            1,423
    Reinsurance transactions                                                   (11,008)        (3,416)      --           (14,424)
    Contributed surplus related to                                                 613          -           --               613
         stock appreciation rights plan of indirect parent                ----- ------------- ------------- ------------ -----------
Balance at December 31, 2004                                              ----- ------------- ------------- ------------ -----------
                                                                          $     1,864,335 $    877,758 $     (171,481)    2,570,612
                                                                                                                 $
                                                                          ----- ------------- ------------- ------------ -----------






Proforma Unaudited Consolidated Statutory Balance Sheet
Transamerica Life Insurance Company and Transamerica Life Insurance and Annuity Company
As of December 31, 2004
(Dollars in Thousands)
                                                                                                   December 31, 2004
                                                                      TLIC    TALIAC    Elimination     Total
                                                   --------------------------- ----------- -------- ------------
                                                   --------------------------- ----------- -------- ------------
ADMITTED ASSETS Cash and invested assets:
 Cash and short-term investments                                    $1,083,915 $  213,457        -  $ 1,297,372
Bonds                                                              23,378,296  15,103,851        -   38,482,147
 Preferred stocks:
 Affiliated entities                                                    1,102           -        -        1,102
 Other                                                                120,241     358,139        -      478,380
 Common stocks:
 Affiliated entities                                                      884     256,329  (171,481)     85,732
 Other                                                                164,778      75,673        -      240,451
 Mortgage loans on real estate                                      3,907,422   1,840,352        -    5,747,774
 Real estate:
 Home office properties                                                 6,692           -        -        6,692
 Properties held for production of income                               5,538           -        -        5,538
 Properties held for sale                                              24,523           -        -       24,523
 Policy loans                                                          79,894      36,358        -      116,252
 Receivable for securities                                             27,623       3,223        -       30,846
 Other invested assets                                                847,895      52,817        -      900,712
                                                   --------------------------- ----------- -------- ------------
                                                   --------------------------- ----------- -------- ------------
Total cash and invested assets                                     29,648,803  17,940,199  (171,481) 47,417,521
Premiums deferred and uncollected                                      21,015           -        -       21,015
Accrued investment income                                             346,572     409,568        -      756,140
Reinsurance receivable                                                  1,170         173        -        1,343
Federal and foreign income tax recoverable                                  -       2,705        -        2,705
Net deferred income tax asset                                          68,033      33,316        -      101,349
Receivable from parent, subsidiaries, and                              47,800      44,599        -       92,399
affiliates
Other admitted assets                                                  73,130      28,437        -      101,567
Separate account assets                                            13,878,229   7,084,644        -   20,962,873
                                                   --------------------------- ----------- -------- ------------
                                                   --------------------------- ----------- -------- ------------
Total admitted assets                                             $44,084,752  25,543,641  (171,481)69,456,912$
                                                   --------------------------- ----------- -------- ------------

                                                                                                          December 31, 2004
                                                                      TLIC          TALIAC    Elimination     Total
                                                   ---------------------------      ----------- -------- ------------
                                                   ---------------------------      ----------- -------- ------------
LIABILITIES AND CAPITAL AND SURPLUS
Liabilities:
   Aggregate reserves for policies and contracts:
     Life                                                           3,946,111          16,664      -        3,962,775
    Annuity                                                        14,791,947      14,084,660      -       28,876,607
    Accident & health                                                 627,835              -       -          627,835
  Policy and contract claim reserves:                                  28,606              10      -           28,616
     Life                                                              36,691              -       -           36,691
    Accident & health                                               6,540,314       2,232,002      -        8,772,316
  Liabilities for deposit-type contracts                                   -           23,127      -           23,127
  Municipal reverse repurchase agreements                               2,592             281      -            2,873
  Other policyholders' funds                                           72,439          32,952      -          105,391
  Remittances and items not allocated                                 344,254         172,161      -          516,415
  Asset valuation reserve                                              91,286          99,823      -          191,109
  Interest maintenance reserve                                        372,879          73,153      -          446,032
  Other liabilities                                                       253               -      -              253
  Reinsurance in unauthorized companies                               712,272         604,758      -        1,317,030
  Funds held under coinsurance and other reinsurance treaties        (476,452)          5,784      -         (470,668)
  Transfers from separate accounts due or accrued                       8,068               -      -            8,068
  Federal and foreign income taxes payable                          1,270,919         179,904      -        1,450,823
  Payable for securities Payable to affiliates                         12,193          56,027      -           68,220
  Separate account liabilites                                      13,838,210       7,084,577      -       20,922,787
                                                                  ____________________________________________________
Total liabilities
                                                                   42,220,417      24,665,883      -        66,886,300
Capital and surplus:
    Common stock                                                       2,578          2,500     (1,908)        3,170
    Preferred stock                                                      425            -         878          1,303
    Surplus notes                                                    575,000            -           -        575,000
    Paid-in surplus                                                1,370,322        668,816    (181,223)   1,857,915
    Unassigned surplus (deficit)                                     (83,990)       206,442      10,772      133,224
                                                                   _________________________________________________
    Total capital and surplus                                         1,864,335     877,758    (171,481)   2,570,612
    Total liabilities and capital and surplus $                    _________________________________________________
                                                                     $44,084,752 $ 25,543,641 $(171,481) $ 69,456,912
                                                                   __________________________________________________
*This balance sheet is a consolidation of the December 31, 2004 NAIC Quarterly
Statement balance sheets for Transamerica Life Insurance Company and
Transamerica Life Insurance and Annuity Company.

FINANCIAL STATEMENTS AND SCHEDULES - STATUTORY BASIS

Transamerica Life Insurance Company
Years Ended December 31, 2004, 2003, and 2002

                       Transamerica Life Insurance Company

               Financial Statements and Schedules- Statutory Basis

                  Years Ended December 31, 2004, 2003, and 2002




                                    Contents

Report of Independent Registered Public Accounting Firm..................................................1

Audited Financial Statements

Balance Sheets - Statutory Basis.........................................................................3
Statements of Operations - Statutory Basis...............................................................5
Statements of Changes in Capital and Surplus - Statutory Basis...........................................6
Statements of Cash Flow - Statutory Basis................................................................8
Notes to Financial Statements - Statutory Basis.........................................................10

Statutory-Basis Financial Statement Schedules

Summary of Investments - Other Than Investments in Related Parties......................................52
Supplementary Insurance Information.....................................................................53
Reinsurance.............................................................................................54


             Report of Independent Registered Public Accounting Firm

The Board of Directors
Transamerica Life Insurance Company

We have audited the accompanying statutory-basis balance sheets of Transamerica Life Insurance Company (an indirect wholly-owned subsidiary of AEGON N.V.) as of December 31, 2004 and 2003, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for each of the three years in the period ended December 31, 2004. Our audits also included the statutory-basis financial statement schedules required by Regulation S-X,
Article 7. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa, whose practices differ from accounting principles generally accepted in the United States. The variances between such practices and accounting principles generally accepted in the United States also are described in Note 1. The effects on the financial statements of these variances are not reasonably determinable but are presumed to be material.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States, the financial position of Transamerica Life Insurance Company at December 31, 2004 and 2003, or the results of its operations or its cash flow for each of the three years in the period ended December 31, 2004.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transamerica Life Insurance Company at December 31, 2004 and 2003, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2004, in conformity with accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic statutory-basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the financial statements, in 2002 Transamerica Life Insurance Company changed various accounting policies to be in accordance with Actuarial Guideline 39. Also as described in Note 2 to the financial statements, in 2003 Transamerica Life Insurance Company changed its accounting policy for derivative instruments and changed various accounting policies to be in accordance with Actuarial Guideline 38.

/s/Ernst & Young LLP

Des Moines, Iowa
February 18, 2005

                       Transamerica Life Insurance Company

                        Balance Sheets - Statutory Basis
                (Dollars in Thousands, Except per Share Amounts)

                                                                                  December 31
                                                                             2004             2003
                                                                       ------------------------------------
                                                                       ------------------------------------
Admitted assets                                                                                  Restated
Cash and invested assets:
   Cash and short-term investments                                           $1,083,915    $     180,965
   Bonds                                                                     23,378,296       21,237,543
   Preferred stocks:
     Affiliated entities                                                          1,102              944
     Other                                                                      120,241           98,178
   Common stocks:
     Affiliated entities (cost: 2004 - $24,063; 2003 - $24,063)                     884              881
     Other (cost: 2004 - $153,940; 2003 - $125,365)                             164,778          127,048
   Mortgage loans on real estate                                              3,907,422        3,585,272
   Real estate:
       Home office properties                                                     6,692            6,919
       Properties held for production of income                                   5,538           23,303
       Properties held for sale                                                  24,523           16,792
   Policy loans                                                                  79,894           76,455
   Receivable for securities                                                     27,623          187,855
   Other invested assets                                                        847,895          621,906
                                                                       ------------------------------------
                                                                       ------------------------------------
Total cash and invested assets                                               29,648,803       26,164,061

Premiums deferred and uncollected                                                21,015           19,154
Accrued investment income                                                       346,572          334,741
Reinsurance receivable                                                            1,170            1,862
Federal and foreign income tax recoverable                                            -            5,086
Net deferred income tax asset                                                    68,033           76,844
 Receivable from parent, subsidiaries, and affiliates                            47,800                -
Other admitted assets                                                            73,130           27,415
Separate account assets                                                      13,878,229       12,262,847
                                                                       ------------------------------------

Total admitted assets                                                       $44,084,752      $38,892,010
                                                                       ====================================









                                                                                 December 31
                                                                            2004              2003
                                                                     --------------------------------------
Liabilities and capital and surplus                                                              Restated
Liabilities:
   Aggregate reserves for policies and contracts:
     Life                                                               $   3,946,111       $  3,540,615
     Annuity                                                               14,791,947         13,786,889
     Accident and health                                                      627,835            530,131
   Policy and contract claim reserves:
     Life                                                                      28,606             20,918
     Accident and health                                                       36,691             26,686
   Liabilities for deposit-type contracts                                   6,540,314          6,935,643
   Other policyholders' funds                                                   2,592              2,984
   Remittances and items not allocated                                         72,439            123,918
   Asset valuation reserve                                                    344,254            159,814
   Interest maintenance reserve                                                91,286             57,984
   Other liabilities                                                          372,879            361,535
   Reinsurance in unauthorized companies                                          253                117
   Funds held under coinsurance and other reinsurance treaties                712,272             71,495
   Transfers from separate accounts due or accrued                           (476,452)          (523,760)
   Federal and foreign income taxes payable                                     8,068                  -
   Payable for securities                                                   1,270,919            182,974
   Payable to affiliates                                                       12,193             21,093
   Separate account liabilities                                            13,838,210         12,217,743
                                                                     --------------------------------------
                                                                     --------------------------------------
Total liabilities                                                          42,220,417         37,516,779



Capital and surplus:
   Common stock, $10 per share par value, 500,000 shares authorized, 257,795 issued and outstanding shares at December
     31, 2004, 223,500 issued and outstanding at December 31, 2003              2,578              2,235
   Preferred stock, $10 per share par value, 42,500 shares
     authorized, issued and outstanding (total liquidation value -
     $58,000)                                                                     425                425
   Surplus notes                                                              575,000            575,000
   Paid-in surplus                                                          1,370,322            880,322
   Unassigned surplus (deficit)                                               (83,990)           (82,751)
                                                                     --------------------------------------
                                                                     --------------------------------------
Total capital and surplus                                                   1,864,335          1,375,231
                                                                     --------------------------------------
                                                                     --------------------------------------
Total liabilities and capital and surplus                                 $44,084,752        $38,892,010
                                                                     ======================================

See accompanying notes.


                       Transamerica Life Insurance Company

                   Statements of Operations - Statutory Basis
                             (Dollars in Thousands)

                                                                     Year Ended December 31
                                                             2004             2003             2002
                                                        ---------------------------------------------------
Revenues:                                                                      Restated        Restated
   Premiums and other considerations, net of
     reinsurance:
       Life                                                $1,189,910      $  618,734      $   599,574
       Annuity                                              2,317,755       5,058,195        8,304,910
       Accident and health                                    175,639         187,118          161,306
   Net investment income                                    1,375,482       1,307,877        1,143,069
   Amortization of interest maintenance reserve                15,537          10,261            1,091
   Commissions and expense allowances on reinsurance
     ceded                                                     43,118          22,092           29,704
   Income from fees associated with investment
     management, administration and contract
     guarantees for separate accounts                         213,584         168,774           81,946
   Modco reinsurance reserve adjustment                       (97,348)      1,580,949          174,818
   Coinsurance reserve recapture                              643,279               -                -
   Other income                                                26,342          38,701            8,029
                                                        ---------------------------------------------------
                                                            5,903,298       8,992,701       10,504,447
Benefits and expenses:
   Benefits paid or provided for:
     Life and accident and health                             208,833         195,629          189,961
     Surrender benefits                                     2,151,514       1,235,635          982,460
     Other benefits                                           691,468         532,139          485,201
     Increase in aggregate reserves for policies and
       contracts:
         Life                                                 406,919         387,096          224,416
         Annuity                                            1,005,058       1,933,314        4,297,149
         Accident and health                                   97,704          63,113           82,784
                                                        ---------------------------------------------------
                                                            4,561,658       4,346,926        6,261,971
   Insurance expenses:
     Commissions                                              382,672         451,460          545,898
     General insurance expenses                               114,914         120,276          132,556
     Taxes, licenses and fees                                  32,694          23,643           18,606
     Net transfers to separate accounts                       571,306       2,079,436        3,540,518
     Reinsurance transaction initial consideration                  -       1,587,431                -
     Other expenses                                           133,017         108,747           24,468
                                                        ---------------------------------------------------
                                                            1,234,603       4,370,993        4,262,046
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
Total benefits and expenses                                 5,796,261       8,717,919       10,524,017
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
Gain (loss) from operations before dividends to               107,037         274,782          (19,570)
   policyholders, federal income tax expense and net
   realized capital gains (losses) on investments
Dividends to policyholders                                        277             423              497
                                                        ---------------------------------------------------
Gain (loss) from operations before federal income tax
   expense and net realized capital gains (losses)            106,760         274,359          (20,067)
Federal income tax expense                                     17,344          59,029           15,166
                                                        ---------------------------------------------------
Gain (loss) from operations before net realized capital        89,416         215,330
   gains (losses) on investments                                                               (35,233)
Net realized capital gains (losses) on investments (net of related federal income taxes and amounts
   transferred to/from interest maintenance reserve)           39,359         (48,181)        (100,243)
                                                        ---------------------------------------------------
Net income (loss)                                          $  128,775     $   167,149      $  (135,476)
                                                        ===================================================

See accompanying notes.


                       Transamerica Life Insurance Company

         Statements of Changes in Capital and Surplus - Statutory Basis
                             (Dollars in Thousands)


                                                                                                       Unassigned      Total
                                                          Common    Preferred   Surplus     Paid-in      Surplus    Capital and
                                                           Stock      Stock      Notes      Surplus     (Deficit)     Surplus
                                                        -------------------------------------------------------------------------

Balance at January 1, 2002
   Transamerica Life Insurance Company                    $  2,235     $ 425     $      -   $ 534,282   $ 212,296    $ 749,238
   Transamerica Assurance Company                            2,500         -            -      87,840     (50,909)      39,431
   Merger adjustment                                        (2,500)        -            -       2,500         -              -
                                                        -------------------------------------------------------------------------
As restated                                                  2,235       425            -     624,622     161,387      788,669
   Net loss                                                      -         -            -           -    (135,476)    (135,476)
   Change in net unrealized capital gains/losses                 -         -            -           -     (76,803)     (76,803)
   Change in non-admitted assets                                 -         -            -           -     (43,027)     (43,027)
   Change in asset valuation reserve                             -         -            -           -      (2,514)      (2,514)
   Tax benefit on stock options exercised                        -         -            -           -         106          106
   Change in surplus in separate accounts                        -         -            -           -      (2,521)      (2,521)
   Change in liability for reinsurance in unauthorized
     companies                                                   -         -            -           -      (1,848)      (1,848)
   Change in net deferred income tax asset                       -         -            -           -     115,656      115,656
   Cumulative effect of changes in accounting
     principles                                                  -         -            -           -     (65,363)     (65,363)
   Change in reserves on account of change in
     valuation basis                                             -         -            -           -     (21,693)     (21,693)
   Issuance of surplus notes                                     -         -      575,000           -           -      575,000
   Reinsurance transactions                                      -         -            -           -      (4,120)      (4,120)
   Capital contribution                                          -         -            -     430,000           -      430,000
                                                        -------------------------------------------------------------------------
Balance at December 31, 2002                                 2,235       425      575,000   1,054,622     (76,216)   1,556,066
   Net income                                                    -         -            -           -     167,149      167,149
   Change in net unrealized capital gains/losses                 -         -            -           -      18,629       18,629
   Change in non-admitted assets                                 -         -            -           -      48,229       48,229
   Change in asset valuation reserve                             -         -            -           -     (98,216)     (98,216)
   Change in surplus in separate accounts                        -         -            -           -      (3,181)      (3,181)
   Change in provision for reinsurance in unauthorized
     companies                                                   -         -            -           -       3,336        3,336
    Cumulative effect of change in accounting                                           -
principles                                                       -         -                        -     (31,957)     (31,957)
   Change in net deferred income tax asset                       -         -            -           -     (78,803)     (78,803)
   Dividend to stockholder                                       -         -            -           -     (45,700)     (45,700)
   Capital distribution                                          -         -            -    (254,300)          -     (254,300)
   Capital contribution                                          -         -            -      80,000           -       80,000
   Change in reserves on account of change in
     valuation basis                                             -         -            -           -       3,572        3,572
   Reinsurance transactions                                      -         -            -           -      10,407       10,407
                                                        -------------------------------------------------------------------------
                                                        -------------------------------------------------------------------------
Balance at December 31, 2003                             $   2,235     $ 425     $575,000   $ 880,322   $ (82,751)  $1,375,231


                       Transamerica Life Insurance Company

                             (Dollars in Thousands)


                                                                                                       Unassigned      Total
                                                          Common    Preferred   Surplus     Paid-in      Surplus    Capital and
                                                           Stock      Stock      Notes      Surplus     (Deficit)     Surplus
                                                        -------------------------------------------------------------------------

Balance at December 31, 2003                             $   2,235     $ 425     $575,000   $ 880,322   $ (82,751)  $1,375,231
   Net income                                                   -          -            -           -     128,775      128,775
   Change in net unrealized capital gains/losses                -          -            -           -      26,751       26,751
   Change in non-admitted assets                                -          -            -           -      57,955       57,955
   Change in asset valuation reserve                            -          -            -           -    (184,440)    (184,440)
   Change in surplus in separate accounts                       -          -            -           -         493          493
   Change in provision for reinsurance in unauthorized
     companies                                                  -          -            -           -        (136)        (136)
   Change in net deferred income tax asset                      -          -            -           -     (21,322)     (21,322)
   Issuance of common stock in connection with
     statutory merger                                         343          -            -           -        (343)           -
   Capital contribution                                         -          -            -     490,000           -      490,000
   Change in reserves on account of change in
     valuation basis                                            -          -            -           -       1,423        1,423
   Reinsurance transactions                                     -          -            -           -     (11,008)     (11,008)
   Contributed surplus related to stock appreciation                                    -
     rights plan of indirect parent                             -          -                        -         613          613
                                                        -------------------------------------------------------------------------
                                                        -------------------------------------------------------------------------
Balance at December 31, 2004                             $   2,578     $ 425     $575,000  $1,370,322   $ (83,990)  $1,864,335
                                                        =========================================================================

See accompanying notes.


                       Transamerica Life Insurance Company

                    Statements of Cash Flow - Statutory Basis
                             (Dollars in Thousands)

                                                                     Year Ended December 31
                                                             2004             2003             2002
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
                                                                            Restated         Restated
Operating activities
Premiums collected, net of reinsurance                       $ 3,680,325     $ 5,817,320      $ 9,028,908
Net investment income                                          1,428,250       1,332,211        1,097,628
Miscellaneous income                                             813,730         250,324          325,125
Benefit and loss related payments                             (3,452,717)     (2,506,149)      (1,795,692)
Net transfers to separate accounts                              (525,852)     (2,279,325)      (3,717,876)
Commissions, expenses paid and aggregate write-ins for                          (693,450)
   deductions                                                   (671,161)                        (722,612)
Dividends paid to policyholders                                     (354)           (431)            (566)
Federal and foreign income taxes paid                            (34,146)        (68,581)         (53,330)
                                                        ---------------------------------------------------
Net cash provided by operating activities                      1,238,075       1,851,919        4,161,585

Investing activities
Proceeds from investments sold, matured or repaid:
   Bonds                                                      17,351,716      23,557,623       20,841,597
   Stocks                                                        146,455          35,838           66,237
   Mortgage loans                                                484,773         340,310          142,956
   Real estate                                                    22,678           9,555            3,696
   Other invested assets                                         324,408          89,066           70,148
   Receivable/payable for securities                           1,145,717         146,973                -
   Miscellaneous proceeds                                          3,952         183,401                -
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
Total investment proceeds                                     19,479,699      24,362,766       21,124,634

Cost of investments acquired:
   Bonds                                                     (19,431,796)    (25,143,592)     (26,832,908)
   Stocks                                                       (151,639)        (63,612)        (118,577)
   Mortgage loans                                               (803,164)     (1,289,721)        (739,168)
   Real estate                                                       (34)          1,760           (2,261)
   Other invested assets                                        (500,361)       (171,048)        (199,836)
   Miscellaneous applications                                    (37,463)       (262,515)        (176,501)
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
Total cost of investments acquired                           (20,924,459)    (26,928,728)     (28,069,251)
Net increase in policy loans                                      (3,439)         (2,458)          (2,114)
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
Net cost of investments acquired                             (20,927,896)    (26,931,186)     (28,071,365)
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
Net cash used in investing activities                         (1,448,197)     (2,568,420)      (6,946,731)


                       Transamerica Life Insurance Company

              Statements of Cash Flow - Statutory Basis (continued)
                             (Dollars in Thousands)

                                                                     Year Ended December 31
                                                             2004             2003             2002
                                                        ---------------------------------------------------
Financing and miscellaneous activities                                      Restated         Restated
Other cash provided:
   Capital and surplus paid in                                  $490,000        $280,000         $805,000
   Net deposits and withdrawals on deposit-type                                 (166,407)
     contract funds and other liabilities without life
     or disability contingencies                                  (2,167)                       2,256,359
   Other sources                                                 625,239         417,888          157,292
                                                        ---------------------------------------------------
Total cash provided                                            1,113,072         531,481        3,218,651
 Other cash applied:
   Dividends paid to stockholder                                       -         (45,700)               -
   Capital distribution                                                -        (254,300)               -
                                                        ---------------------------------------------------
Total other cash applied                                               -        (300,000)               -
                                                        ---------------------------------------------------
Net cash provided by financing and miscellaneous               1,113,072         231,481        3,218,651
   activities
                                                        ---------------------------------------------------
Net increase (decrease) in cash and short-term
   investments                                                   902,950        (485,020)         433,505

Cash and short-term investments:
   Beginning of year                                             180,965         665,985          232,480
                                                        ---------------------------------------------------
   End of year                                                $1,083,915      $  180,965       $  665,985
                                                        ===================================================

See accompanying notes.

                       Transamerica Life Insurance Company

                 Notes to Financial Statements - Statutory Basis
                             (Dollars in Thousands)

                                December 31, 2004

1. Organization and Summary of Significant Accounting Policies

Organization

Transamerica Life Insurance Company (the Company) is a stock life insurance company and is owned by AEGON USA, Inc. (86.7% of common shares) and Transamerica Life Insurance and Annuity Company (13.3% of common shares). AEGON USA, Inc. (AEGON) and Transamerica Life Insurance and Annuity Company are both indirect wholly-owned subsidiaries of AEGON N.V., a holding company organized under the laws of The Netherlands.

On October 1, 2004, the Company completed a merger with Transamerica Assurance Company (TAC), which was a wholly-owned subsidiary of an affiliate, Transamerica Life Insurance and Annuity Company (TALIAC). The merger was accounted for in accordance with SSAP No. 68 as a statutory merger. As such, financial statements for periods prior to the merger were combined and the recorded assets, liabilities, and surplus of TAC were carried forward to the merged company. As a result of the merger, TALIAC was issued 34,295 shares of the Company's common stock. The accompanying financial information is not necessarily indicative of the results that would have been recorded had the merger actually occurred on January 1, 2002, nor is it indicative of future results.

Summarized financial information for the Company and TAC restated for periods prior to the merger are as follows:


                                 Nine Months Ended                 Year Ended December 31
                                    September 30
                                        2004                    2003                  2002
                             ----------------------------------------------------------------------
                             ------------------------------------------------
                                      Unaudited
   Revenues:
     Company                         $ 3,953,781           $     8,821,301     $    10,355,326
     TAC                               152,450                     171,400             149,121
                             ----------------------------------------------------------------------
                             ----------------------------------------------------------------------
   As restated                       $ 4,106,231           $     8,992,701         $10,504,447
                             ======================================================================


   Net income (loss):
                                    $
     Company                 85,793                        $      214,137      $      (121,152)
     TAC                                (12,013)                  (46,988)             (14,324)
                             ----------------------------------------------------------------------
                             ----------------------------------------------------------------------
   As restated                                 $           $      167,149         $   (135,476)
                                          73,780
                             ======================================================================



                       Transamerica Life Insurance Company

                 Notes to Financial Statements - Statutory Basis
                             (Dollars in Thousands)

1.       Organization and Summary of Significant Accounting Policies (continued)


                                          September 30           December 31
                                              2004                   2003
                                         --------------------------------------------
                                               Unaudited
   Assets:
     Company                                  $ 40,290,163       $    37,937,428
     TAC                                           988,669               954,582
                                         --------------------------------------------
                                         --------------------------------------------
   As restated                                $ 41,278,832       $    38,892,010
                                         ============================================

   Liabilities:
     Company                                  $ 38,991,898       $    36,615,299
     TAC                                           949,526               901,480
                                         --------------------------------------------
                                         --------------------------------------------
   As restated                                $ 39,941,424       $    37,516,779
                                         ============================================
                                         ============================================

   Capital and surplus:
     Company                                   $ 1,298,265       $     1,322,129
     TAC                                            39,143                53,102
                                         --------------------------------------------
                                         --------------------------------------------
   As restated                                 $ 1,337,408       $     1,375,231
                                         ============================================


Nature of Business

The Company sells individual non-participating whole life, endowment and term contracts, as well as a broad line of single fixed and flexible premium annuity products and guaranteed interest contracts and funding agreements. In addition, the Company offers group life, universal life, and individual and specialty health coverages. The Company is licensed in 49 states and the District of Columbia and Guam. Sales of the Company's products are primarily through the Company's agents and financial institutions.

Basis of Presentation

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

                       Transamerica Life Insurance Company

                             (Dollars in Thousands)



1. Organization and Summary of Significant Accounting Policies (continued)

The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Division, Department of Commerce, of the State of Iowa, which practices differ from accounting principles generally accepted in the United States (GAAP). The more significant variances from GAAP are:

   Investments: Investments in bonds and mandatory redeemable preferred stocks are reported at amortized cost or market value based on their rating by the National Association of Insurance Commissioners (NAIC); for GAAP, such fixed maturity investments would be designated at purchase as held-to-maturity, trading, or available-for-sale. Held-to-maturity fixed investments would be reported at amortized cost, and the remaining fixed maturity investments would be reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of capital and surplus for those designated as available-for-sale.

   All single class and multi-class mortgage-backed/asset-backed securities (e.g., CMOs) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using either the retrospective or prospective methods. If it is determined that a decline in fair value is other than temporary, the cost basis of the security is written down to the undiscounted estimated future cash flows. Under GAAP, all securities, purchased or retained, that represent beneficial interests in securitized assets, other than high credit quality securities, are adjusted using the prospective method when there is a change in estimated future cash flows. If it is determined that a decline in fair value is other than temporary, the cost basis of the security is written down to the fair value. If high credit quality securities are adjusted, the retrospective method is used.

   Derivative instruments that meet the criteria of an effective hedge are valued and reported in a manner that is consistent with the hedged asset or liability. Embedded derivatives are not accounted for separately from the host contract. Under GAAP, the effective and ineffective portions of a single hedge are accounted for separately, an embedded derivative within a contract that is not clearly and closely related to the economic characteristics and risk of the host contract is accounted for separately from the host contract and valued and reported at fair value, and the change in fair value for cash flow hedges is credited or charged directly to a separate component of capital and surplus rather than to income as required for fair value hedges.

   Derivative instruments are also used in replication transactions. In these transactions, the derivative is valued in a manner consistent with the cash investment and replicated asset. For GAAP, the derivative is reported at fair value with changes in fair value reported in income.

   Investments in real estate are reported net of related obligations rather than on a gross basis. Real estate owned and occupied by the Company is included in investments rather than reported as an operating asset as under GAAP, and investment income and operating expenses include rent for the Company's occupancy of those properties. Changes between depreciated cost and admitted asset investment amounts are credited or charged directly to unassigned surplus (deficit) rather than to income as would be required under GAAP.

   Valuation allowances, if necessary, are established for mortgage loans based on the difference between the net value of the collateral, determined as the fair value of the collateral less estimated costs to obtain and sell, and the recorded investment in the mortgage loan. Under GAAP, such allowances are based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if foreclosure is probable, on the estimated fair value of the collateral.

   The initial valuation allowance and subsequent changes in the allowance for mortgage loans are charged or credited directly to unassigned surplus, rather than being included as a component of earnings as would be required under GAAP.

   Valuation Reserves: Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the bond or mortgage loan. That net deferral is reported as the "interest maintenance reserve" (IMR) in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains and losses would be reported in the statement of operations on a pretax basis in the period that the assets giving rise to the gains or losses are sold.

   The "asset valuation reserve" (AVR) provides a valuation allowance for invested assets. The AVR is determined by an NAIC prescribed formula with changes reflected directly in unassigned surplus; AVR is not recognized for GAAP.

     Subsidiaries: The accounts and operations of the Company's subsidiaries are not consolidated with the accounts and operations of the Company as would be required under GAAP.

   Policy Acquisition Costs: The costs of acquiring and renewing business are expensed when incurred. Under GAAP, acquisition costs related to traditional life insurance and certain long-duration accident and health insurance, to the extent recoverable from future policy revenues, would be deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves; for universal life insurance and investment products, to the extent recoverable from future gross profits, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality, and expense margins.

   Nonadmitted Assets: Certain assets designated as "nonadmitted" are excluded from the accompanying balance sheets and are charged directly to unassigned surplus (deficit). Under GAAP, such assets are included in the balance sheet.

   Universal Life and Annuity Policies: Revenues for universal life and annuity policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received and benefits incurred represent the total of death benefits paid and the change in policy reserves. Premiums received and benefits incurred for annuity policies without mortality or morbidity risk are recorded using deposit accounting, and recorded directly to an appropriate policy reserve account, without recognizing premium income or benefits expense. Interest on these policies are reflected in other benefits. Under GAAP, for universal life, premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent the excess of benefits paid over the policy account value and interest credited to the account values. Under GAAP, for all annuity policies, premiums received and benefits paid would be recorded directly to the reserve liability.

   Benefit Reserves: Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

   Reinsurance: A liability for reinsurance balances would be provided for unsecured policy reserves ceded to reinsurers not authorized to assume such business. Changes to those amounts are credited or charged directly to unassigned surplus (deficit). Under GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings.

   Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related reserves rather than as assets as would be required under GAAP.

   Commissions allowed by reinsurers on business ceded are reported as income when received rather than being deferred and amortized with deferred policy acquisition costs as required under GAAP.

   Deferred Income Taxes: Deferred income tax assets are limited to 1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse by the end of the subsequent calendar year, plus 2) the lesser of the remaining gross deferred income tax assets expected to be realized within one year of the balance sheet date or 10% of capital and surplus excluding any net deferred income tax assets, electronic data processing equipment and operating software and any net positive goodwill, plus 3) the amount of remaining gross deferred income tax assets that can be offset against existing gross deferred income tax liabilities. The remaining deferred income tax assets are nonadmitted. Deferred income taxes do not include amounts for state taxes. Under GAAP, state taxes are included in the computation of deferred taxes, a deferred tax asset is recorded for the amount of gross deferred tax assets expected to be realized in future years, and a valuation allowance is established for deferred tax assets not realizable.

   Surplus Notes: Surplus notes are reported as capital and surplus rather than as liabilities as would be required under GAAP.

   Statements of Cash Flow: Cash, cash equivalents, and short-term investments in the statements of cash flow represent cash balances and investments with initial maturities of one year of less. Under GAAP, the corresponding caption of cash and cash equivalents includes cash balances and investments with initial maturities of three months or less.

The effects of these variances have not been determined by the Company, but are presumed to be material.

Investments

Investments in bonds (except those to which the Securities Valuation Office of the NAIC has ascribed a value), mortgage loans on real estate and short-term investments are reported at cost adjusted for amortization of premiums and accretion of discounts. Amortization is computed using methods which result in a level yield over the expected life of the investment. The Company reviews its prepayment assumptions on mortgage and other asset-backed securities at regular intervals and adjusts amortization rates retrospectively when such assumptions are changed due to experience and/or expected future patterns. Investments in preferred stocks in good standing are reported at cost. Investments in preferred stocks not in good standing are reported at the lower of cost or market. Common stocks of unaffiliated companies and affiliated mutual funds are carried at market value and the related unrealized capital gains or losses are reported in unassigned surplus. Stocks of affiliated companies are carried at equity in the underlying net assets. Real estate is reported at cost less allowances for depreciation. Depreciation is computed principally by the straight-line method. Policy loans are reported at unpaid principal. Other invested assets consist principally of investments in various joint ventures and limited partnerships and are recorded at equity in underlying net assets. Other "admitted assets" are valued principally at cost.

Single class and multi-class mortgage-backed/asset-backed securities are valued at amortized cost using the interest method including anticipated prepayments, except for those with an NAIC designation of 6, which are valued at the lower of amortized cost or fair value. Prepayment assumptions are obtained from dealer surveys or internal estimates and are based on the current interest rate and economic environment. The retrospective adjustment method is used to value all such securities.

Realized capital gains and losses are determined on the basis of specific identification and are recorded net of related federal income taxes. The AVR is established by the Company to provide for potential losses in the event of default by issuers of certain invested assets. These amounts are determined using a formula prescribed by the NAIC and are reported as a liability. The formula for the AVR provides for a corresponding adjustment for realized gains and losses. Under a formula prescribed by the NAIC, the Company defers, in the IMR, the portion of realized gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the security.

The carrying values of all investments are reviewed on an ongoing basis for credit deterioration. If this review indicates a decline in fair value that is other than temporary, the carrying value of the investment is reduced to its fair value, and a specific writedown is taken. Such reductions in carrying value are recognized as realized losses on investments.

Interest income is recognized on an accrual basis. The Company does not accrue income on bonds in default, mortgage loans on real estate in default and/or foreclosure or which are delinquent more than twelve months, or on real estate where rent is in arrears for more than three months. Further, income is not accrued when collection is uncertain. At December 31, 2004 and 2003, the Company excluded investment income due and accrued of $552 and $1,653, respectively, with respect to such practices.

Derivative Instruments

Interest rate swaps are the primary derivative financial instruments used in the overall asset/liability management process to modify the interest rate characteristics of the hedged asset or liability. These interest rate swaps generally provide for the exchange of the difference between fixed and floating rate amounts based on an underlying notional amount. Typically, no cash is exchanged at the outset of the swap contract and a single net payment is exchanged each due date. Swaps that meet hedge accounting rules are carried in a manner consistent with the hedged item, generally amortized cost, in the financial statements. If the swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the hedged instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in capital and surplus.

Interest rate basis swaps are used in the overall asset/liability management process to modify the interest rate characteristics of the hedged liability to mitigate the basis risk of assets and liabilities resetting on different indices. These interest rate swaps generally provide for the exchange of the difference between a floating rate on one index to a floating rate of another index, based upon an underlying notional amount. Typically, no cash is exchanged at the outset of the swap contract and a single net payment is exchanged at each due date. Swaps meeting hedge accounting rules are carried in a manner consistent with the hedged item, generally amortized cost, in the financial statements. If the swap is terminated prior to maturity, proceeds are exchanged equal the fair value of the contract. These gains and losses may be included in IMR or AVR if the underlying instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in capital and surplus.

The Company may hold foreign denominated assets or liabilities and cross currency swaps are utilized to convert the asset or liability to a US denominated security. A cash payment is often exchanged at the outset of the swap contract to represent the present value of cash flows of the instrument. This payment occurs because the derivative is being purchased between coupon periods or the rates in the swap are not at market. A single net payment is exchanged at each due date as well as at the end of the contract. Each asset or liability is hedged individually and the terms of the swap must meet the terms of the underlying instrument. These swaps meet hedge accounting rules and are carried at amortized cost, consistent with the manner in which the hedged items are carried. If a swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the hedged instrument receives that treatment.

The Company may invest in capped floating rate commercial mortgage loans and use interest rate caps to convert the commercial mortgage loan into a pure floating rate asset in order to meet its overall asset/liability strategy. Each mortgage loan is hedged individually and the relevant terms of the asset and derivative must be the same. These caps require a premium to be paid at the onset of the contract and the Company benefits from the receipt of payments should rates rise above the strike rate. These derivatives meet hedge accounting rules and are carried at amortized cost in the financial statements. A gain or loss upon early termination would be reflected in the IMR similar to the underlying instrument.

The Company may sell products with expected benefit payments extending beyond investment assets currently available in the market. Because assets will have to be purchased in the future to fund future liability cash flows, the Company is exposed to the risk of future investments made at lower yields than what is assumed at the time of pricing. Forward-starting interest rate swaps are utilized to lock-in the current interest rate environment for the future. These forward-starting swaps meet hedge accounting rules and are carried at cost in the financial statements. Gains and losses realized upon termination of the forward-starting swap are deferred and amortized into earnings over the life of the future, investment asset.

A replication transaction is a derivative transaction entered into in conjunction with a cash instrument that is used to reproduce the investment characteristics of an otherwise permissible investment. The Company replicates investment grade corporate bonds by combining a AAA rated security as a cash component with a credit default swap which, in effect, converts the high quality asset to a lower rated investment grade asset. The benefits of using the swap market to replicate credit quality include possible enhanced relative values as well as ease of executing larger transactions in a shortened time frame. A premium is received by the Company on a periodic basis and recognized in investment income as earned. In the event the representative issuer defaults on its debt obligation referenced in the contract, a payment equal to the notional of the contract will be made by the Company and recognized as a capital loss. The Company complies with the specific rules established in AVR for replication transactions.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit rating of 'A' or better. The credit exposure of interest rate swaps and currency swaps is represented by the fair value of contracts, aggregated at a counterparty level, with a positive fair value at the reporting date. The Company has entered into collateral agreements with certain counterparties wherein the counterparty is required to post assets on the Company's behalf. The posted amount is equal to the difference between the net positive fair value of the contracts and an agreed upon threshold that is based on the credit rating of the counterparty. Inversely, if the net fair value of all contracts with this counterparty is negative, the Company is required to post assets.

These derivative instruments are subject to market risk, which is the possibility that future changes in market prices may make the instruments less valuable. The Company uses derivatives as hedges, consequently, when the value of the derivative changes, the value of a corresponding hedged asset or liability will move in the opposite direction. Market risk is a consideration when changes in the value of the derivative and the hedged item do not completely offset (correlation or basis risk) which is mitigated by active measuring and monitoring.

Aggregate Policy Reserves

Life, annuity and accident and health benefit reserves are developed by actuarial methods and are determined based on published tables based on statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum required by law.

The aggregate policy reserves for life insurance policies are based principally upon the 1941, 1958, and 1980 Commissioners' Standard Ordinary Mortality and American Experience Mortality Tables. The reserves are calculated using interest rates ranging from 2.00 to 6.00 percent and are computed principally on the Net Level Premium Valuation and the Commissioners' Reserve Valuation Methods. Reserves for universal life policies are based on account balances adjusted for the Commissioners' Reserve Valuation Method.

The Company waives deduction of deferred fractional premiums upon death and refunds portions of premiums beyond the date of death. Additional premiums are charged or additional mortality charges are assessed for policies issued on substandard lives according to underwriting classification.

Tabular interest, tabular less actual reserves released, and tabular cost have been determined by formula. Tabular interest on funds not involving life contingencies has also been determined by formula.

Deferred annuity reserves are calculated according to the Commissioners' Annuity Reserve Valuation Method including excess interest reserves to cover situations where the future interest guarantees plus the decrease in surrender charges are in excess of the maximum valuation rates of interest. Reserves for immediate annuities and supplementary contracts with life contingencies are equal to the present value of future payments assuming interest rates ranging from 2.50 to
11.25 percent and mortality rates, where appropriate, from a variety of tables.

Annuity reserves also include guaranteed investment contracts (GICs) and funding agreements classified as life-type contracts as defined in SSAP No. 50, Classifications and Definitions of Insurance or Managed Care Contracts in Force. These liabilities have annuitization options at guaranteed rates and consist of floating interest rate and fixed interest rate contracts. The contract reserves are carried at the greater of the account balance or the value as determined for an annuity with cash settlement option, on a change in fund basis, according to the Commissioners' Annuity Reserve Valuation Method.

Accident and health policy reserves are equal to the greater of the gross unearned premiums or any required mid-terminal reserves plus net unearned premiums and the present value of amounts not yet due on both reported and unreported claims.

Reinsurance

Coinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Gains associated with reinsurance of inforce blocks of business are included in unassigned surplus (deficit) and are amortized into income over the estimated life of the policies. Premiums ceded and recoverable losses have been reported as a reduction of premium income and benefits, respectively.

Policy and Contract Claim Reserves

Claim reserves represent the estimated accrued liability for claims reported to the Company and claims incurred but not yet reported through the statement date. These reserves are estimated using either individual case-basis valuations or statistical analysis techniques. These estimates are subject to the effects of trends in claim severity and frequency. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes available.

Liability for Deposit-Type Contracts

Deposit-type contracts do not incorporate risk from the death or disability of policyholders. These types of contracts may include GICs, funding agreements, and other annuity contracts. Deposits and withdrawals received on these contracts are recorded as a direct increase or decrease to the liability balance, and are not reflected as premiums, benefits, or changes in reserve in the statement of operations.

Separate Accounts

Assets held in trust for purchases of variable universal life and variable annuity contracts and the Company's corresponding obligation to the contract owners are shown separately in the balance sheets. The assets in the separate accounts are valued at market. Income and gains and losses with respect to the assets in the separate accounts accrue to the benefit of the policyholders and, accordingly, the operations of the separate accounts are not included in the accompanying financial statements. The investment risks associated with market value changes of the separate accounts are borne entirely by the policyholders except in cases where minimum guarantees exist.

Premiums and Annuity Considerations

Revenues for policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received and benefits incurred represent the total of death benefits paid and the change in policy reserves. Revenues are recognized when due. Consideration received and benefits paid for annuity policies without mortality or morbidity risk are recorded using deposit accounting, and recorded directly to an appropriate policy reserve account, without recognizing premium revenue or benefits paid.

Stock Option and Stock Appreciation Rights Plans

Beginning in 2003, the Company's employees participate in various stock appreciation rights (SAR) plans issued by the Company's indirect parent. In accordance with SSAP No. 13, the expense related to these plans for the Company's employees has been charged to the Company, with an offsetting amount credited to capital and surplus. The Company recorded an expense of $613 for year ended December 31, 2004.

Reclassifications

Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to the 2004 presentation.

2. Accounting Changes

On December 31, 2002, the Company adopted the provisions of Actuarial Guideline 39 (Guideline 39). The purpose of Guideline 39 is to interpret the standards for the valuation of reserves for guaranteed living benefits included in variable deferred and immediate annuity contracts. The Company had previously provided reserves for such guarantees based on the accumulation of the amount charged to policyholders for these benefits. The cumulative effect of adopting Guideline 39 on December 31, 2002, was to increase reserves by $65,363, which was charged directly to unassigned surplus (deficit) as a change in accounting principle.

                       Transamerica Life Insurance Company

                             (Dollars in Thousands)



2. Accounting Changes (continued)

Effective January 1, 2003, the Company adopted SSAP No. 86 Accounting for Derivative Instruments and Hedging Activities. In accordance with SSAP No. 86, derivative instruments that qualify for special hedge accounting are valued and reported in a manner consistent with the hedged asset or liability. To qualify for special hedge accounting, the Company must maintain specific documentation regarding the risk management objectives of the hedge and demonstrate on an ongoing basis that the hedging relationship remains highly effective. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value and the changes in the fair value are recorded as unrealized gains and losses. This change of accounting principle had no impact on capital and surplus as of January 1, 2003.

During 2003, the state of Missouri (the state of domicile for TAC prior to the merger into the Company) adopted Actuarial Guideline 38 through its adoption of the June 30, 2003 Accounting Practices and Procedures Manual. As such, the Company has adopted this guideline. Reserves as of January 1, 2003 under Actuarial Guideline 38, were increased by $31,957 and this amount has been recorded directly to unassigned surplus as the cumulative effect of a change in accounting principle.

3. Capital Structure

The Company has 42,500 shares of preferred stock outstanding that is owned by AEGON. The par value of the preferred stock is $10 per share and the liquidation value is equal to $1,364.70 per share. This per share liquidation value shall be adjusted proportionally to reflect any resulting increase or decrease in the number of outstanding shares of preferred stock. Holders of the preferred shares shall be entitled to receive dividends equal to the amount of income generated from a segregated pool of assets, including cash, cash equivalents, mortgages and debt securities and these dividends are cumulative in nature. Holders of the shares of preferred stock have no right to cause mandatory or optional redemption of the shares. At both December 31, 2004 and 2003, there were no cumulative unpaid dividends relating to the preferred shares.

At December 31, 2002, the Company accrued $200,000 for a capital contribution receivable from its parent. This capital contribution was carried as an admitted asset based on approval from the Insurance Division, Department of Commerce, of the State of Iowa and receipt of the capital contribution prior to the filing of the annual statement, in accordance with SSAP No. 72.

During 2002, the Company received $575,000 from Transamerica Holding Company, LLC, an affiliate, in exchange for surplus notes. These notes are due 20 years from the date of issuance and are subordinate and junior in right of payment to all obligations and liabilities of the Company. In the event of liquidation of the Company, the holders of the issued and outstanding preferred stock shall be entitled to priority only with respect to accumulated but unpaid dividends before the holder of the surplus notes and full payment of the surplus notes shall be made before the holders of common stock become entitled to any distribution of the remaining assets of the Company. Additional information related to the surplus notes at December 31, 2004 and 2003, are as follows:

    December 31, 2004
                                               Balance  Interest
                                   Original  Out-standinPaid      Total
                       Interest     Amount    at End of Current   Interest  Accrued
       Date Issued       Rate      of Notes     Year       Year      Paid    Interest
   ------------------------------------------------------------------------------------
   ------------------------------------------------------------------------------------

   September 30, 2002    6.0%    $   275,000 $   275,000 $ 16,500  $ 33,000 $    4,125
   December 30, 2002     6.0         300,000    300,000    18,000    31,550     4,500
                                 ------------------------------------------------------
   Total                         $   575,000 $   575,000 $ 34,500  $ 64,550 $    8,625
                                 ======================================================


     December 31, 2003
                                               Balance  Interest
                                   Original  Out-standinPaid      Total
                         Interest   Amount    at End of Current   Interest  Accrued
        Date Issued        Rate    of Notes     Year       Year      Paid    Interest
   ------------------------------------------------------------------------------------
   ------------------------------------------------------------------------------------

   September 30, 2002       6.0%  $   275,000$   275,000 $ 16,500  $ 16,500 $    4,125
   December 30, 2002        6.0       300,000   300,000    13,550    13,550     4,500
                                  -----------------------------------------------------
   Total                          $   575,000$   575,000 $ 30,050  $ 30,050 $    8,625
                                  =====================================================


4. Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and short-term investments: The carrying amounts reported in the statutory-basis balance sheet for these instruments approximate their fair values.

   Investment securities: Fair values for fixed maturity securities (including redeemable preferred stocks) are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for equity securities, including affiliated mutual funds, are based on quoted market prices.

   Mortgage loans on real estate and policy loans: The fair values for mortgage loans on real estate are estimated utilizing discounted cash flow analyses, using interest rates reflective of current market conditions and the risk characteristics of the loans. The fair value of policy loans is assumed to equal their carrying amount.

   Interest rate caps and swaps: Estimated fair value of interest rate caps are based upon the latest quoted market price. Estimated fair value of swaps, including interest rate and currency swaps, are based upon the pricing differential for similar swap agreements. The related carrying value of these items is included with other invested assets.

   Receivable from parents, subsidiaries, and affiliates: The fair values for short-term notes receivable from affiliates are assumed to equal their carrying amount.

   Separate account assets: The fair value of separate account assets are based on quoted market prices.

   Investment contracts: Fair values for the Company's liabilities under investment-type insurance contracts, which include guaranteed interest contracts and funding agreements, are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

   Separate account annuity liabilities: Separate account annuity liabilities approximate the market value of the separate account assets less a provision for the present value of future profits related to the underlying contracts.

Fair values for the Company's insurance contracts other than investment contracts (including separate account universal life liabilities) are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

The following sets forth a comparison of the fair values and carrying amounts of the Company's financial instruments:

                                                                     December 31
                                                         2004                            2003
                                            ------------------------------- -------------------------------
                                            Carrying Amount                 Carrying Amount
                                                             Fair Value                      Fair Value
                                            ------------------------------- -------------------------------
                                            ------------------------------- -------------------------------
   Admitted assets
   Cash and short-term investments            $  1,083,915   $   1,083,915    $    180,965   $     180,965
   Bonds                                        23,378,296      24,081,797      21,237,543      21,971,319
   Preferred stocks, other than affiliates         120,241         128,761          98,178          99,879
   Common stocks, other than affiliates            164,778         164,778         127,048         127,048
   Mortgage loans on real estate                 3,907,422       4,118,224       3,585,272       3,782,857
   Policy loans                                     79,894          79,894          76,455          76,455
   Interest rate caps                                   24              30              43              82
   Swaps                                          (213,520)        310,227        (180,628)        170,896
   Receivable from parents, subsidiaries,
     and affiliates                                 47,800          47,800               -               -
   Separate account assets                      13,878,229      13,878,229      12,262,847      12,262,847

   Liabilities
   Investment contract liabilities              21,239,415      21,467,324      19,083,086      19,557,021
   Separate account annuity liabilities         11,170,132      11,170,132      10,251,990      10,251,990



5. Investments

The carrying amounts and estimated fair values of investments in bonds and preferred stocks were as follows:
                                                                            Gross        Gross
                                                                         Unrealized    Unrealized
                                                               Gross     Losses Less   Losses 12
                                                Carrying    Unrealized     Than 12   Months or MoreEstimated Fair
                                                 Amount        Gains       Months                       Value
                                              ---------------------------------------------------------------------
                                              ---------------------------------------------------------------------
   December 31, 2004
   Bonds:
     United States Government and agencies     $    738,387     $  4,044 $    4,726   $    1,539      $   736,165
     State, municipal, and other government         619,802       66,575      5,834        2,699          677,844
     Public utilities                             1,472,197       84,398      3,071        3,411        1,550,113
     Industrial and miscellaneous                12,769,172      588,991     31,508       28,191       13,298,464
     Mortgage and other asset-backed
       securities                                 7,778,738       94,190     13,581       40,136        7,819,211
                                              ---------------------------------------------------------------------
                                              ---------------------------------------------------------------------
                                                 23,378,296      838,198     58,720       75,976       24,081,797
   Affiliated preferred stocks                        1,102            -          -            -            1,102
   Other preferred stocks                           120,241        8,655        135            -          128,761
                                              ---------------------------------------------------------------------
                                                $23,499,639     $846,853   $ 58,855     $ 75,976      $24,211,660
                                              =====================================================================

                                                               Gross        Gross        Gross     Estimated Fair
                                                                         Unrealized    Unrealized
                                                                         Losses Less   Losses 12
                                                Carrying    Unrealized     Than 12   Months or More
                                                 Amount        Gains       Months                       Value
                                              ---------------------------------------------------------------------
                                              ---------------------------------------------------------------------
   December 31, 2003
   Bonds:
     United States Government and agencies     $    538,953     $  2,901 $    9,168   $        -      $   532,686
     State, municipal, and other government         628,214       79,140      3,936        7,405          696,013
     Public utilities                             1,319,612       76,439      8,597        3,624        1,383,830
     Industrial and miscellaneous                12,029,975      643,996     54,177       15,862       12,603,932
     Mortgage and other asset-backed
       securities                                 6,720,789      113,228     32,316       46,843        6,754,858
                                              ---------------------------------------------------------------------
                                              ---------------------------------------------------------------------
                                                 21,237,543      915,704    108,194       73,734       21,971,319
   Affiliated preferred stocks                          944            -          -            -              944
   Other preferred stocks                            98,178        1,716         15            -           99,879
                                              ---------------------------------------------------------------------
                                                $21,336,665     $917,420   $108,209     $ 73,734      $22,072,142
                                              =====================================================================

The Company held bonds and preferred stock at December 31, 2004 and 2003 with a carrying value of $52,103 and $17,581, respectively, and amortized cost of $64,868 and $39,700, respectively, that have an NAIC rating of 6 and which are not considered to be other than temporarily impaired. These securities are carried at the lower of amortized cost or fair value, and any write-down to fair value has been recorded directly to unassigned surplus. The Company will record a charge to the statement of operations to the extent that these securities are subsequently determined to be other than temporarily impaired.

The estimated fair value of bonds and preferred stocks with gross unrealized losses at December 31, 2004 and 2003 is as follows:


                                                    Losses Less      Losses 12
                                                      than 12        Months or
                                                       Months           More        Total
                                                 -------------------------------------------------
                                                 -------------------------------------------------
   December 31, 2004
   Bonds:
     United States Government and agencies          $   330,302  $     91,595       $   421,897
     State, municipal and other government               21,981        35,514            57,495
     Public utilities                                   202,602       106,487           309,089
     Industrial and miscellaneous                     2,112,226       674,599         2,786,825
     Mortgage and other asset-backed securities       2,600,155       478,939         3,079,094
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                      5,267,266     1,387,134         6,654,400
   Other preferred stocks                                16,361             -            16,361
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                     $5,283,627    $1,387,134        $6,670,761
                                                 =================================================

                                                                                    Total
                                                    Losses Less      Losses 12
                                                      than 12        Months or
                                                       Months           More
                                                 -------------------------------------------------
                                                 -------------------------------------------------
   December 31, 2003
   Bonds:
     United States Government and agencies          $   406,041  $              -   $   406,041
     State, municipal and other government               56,448         3,448            59,896
     Public utilities                                   244,189        46,765           290,954
     Industrial and miscellaneous                     2,005,249       287,411         2,292,660
     Mortgage and other asset-backed securities       2,030,407       699,701         2,730,108
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                      4,742,334     1,037,325         5,779,659
   Other preferred stocks                                 4,430             -             4,430
                                                 -------------------------------------------------
                                                 -------------------------------------------------
                                                     $4,746,764    $1,037,325        $5,784,089
                                                 =================================================



The carrying amounts and estimated fair values of bonds at December 31, 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                        Carrying Amount   Estimated Fair
                                                                                              Value
                                                                       ------------------------------------
                                                                       ------------------------------------

   Due in one year or less                                                $     368,682    $     374,858
   Due after one year through five years                                      5,638,591        5,805,902
   Due after five years through ten years                                     7,115,385        7,406,145
   Due after ten years                                                        2,476,900        2,675,681
                                                                       ------------------------------------
                                                                       ------------------------------------
                                                                             15,599,558       16,262,586
   Mortgage and other asset-backed securities                                 7,778,738        7,819,211
                                                                       ------------------------------------
                                                                       ------------------------------------
                                                                            $23,378,296      $24,081,797
                                                                       ====================================

The Company regularly monitors industry sectors and individual debt securities for signs of impairment, including length of time and extent to which the market value of debt securities has been less than cost; industry risk factors; financial condition and near-term prospects of the issuer; and nationally recognized credit rating agency rating changes. Additionally for asset-backed securities, cash flow trends and underlying levels of collateral are monitored. A specific security is considered to be impaired when it is determined that it is probable that not all amounts due (both principal and interest) will be collected as scheduled. Consideration is also given to management's intent and ability to hold a security until maturity or until fair value will recover.

The Company's investment in Transamerica Capital III, a long-term bond issued by an affiliate, is valued at amortized cost with a carrying value of $303 and $3,083 at December 31, 2004 and 2003, respectively.


A detail of net investment income is presented below:

                                                                      Year Ended December 31
                                                              2004            2003             2002
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------

   Interest on bonds and preferred stocks                   $1,174,456      $1,154,385   $    1,006,824
   Dividends on equity investments                               1,822           3,872            2,076
   Interest on mortgage loans                                  233,847         203,996          162,311
   Rental income on real estate                                  6,625           7,828            8,253
   Interest on policy loans                                      5,608           5,399            4,902
   Derivatives                                                 (21,395)        (22,920)         (14,101)
   Other                                                        42,094          21,151           27,244
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
   Gross investment income                                   1,443,057       1,373,711        1,197,509

   Less investment expenses                                     67,575          65,834           54,440
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
   Net investment income                                    $1,375,482      $1,307,877       $1,143,069
                                                        ===================================================

Proceeds from sales and maturities of bonds and preferred stocks and related gross realized gains and losses were as follows:
                                                                      Year Ended December 31
                                                              2004            2003             2002
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------

   Proceeds                                                 $17,446,609     $23,823,647      $21,228,877
                                                        ===================================================
                                                        ===================================================

   Gross realized gains                                    $    196,077    $    317,148     $    159,920
   Gross realized losses                                        (75,123)       (179,475)        (258,972)
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------
   Net realized gains (losses)                             $    120,954     $   137,673     $    (99,052)
                                                        ===================================================

Gross realized losses for the years ended December 31, 2004, 2003 and 2002 include $24,495, $70,859 and $103,905, respectively, which relates to losses recognized on other than temporary declines in market value of debt securities.

At December 31, 2004, investments with an aggregate carrying value of $57,200 were on deposit with regulatory authorities or were restrictively held in bank custodial accounts for the benefit of such regulatory authorities as required by statute.


Net realized capital gains (losses) on investments and change in net unrealized capital gains (losses) on investments are summarized below:
                                                                                Realized
                                                              ---------------------------------------------
                                                              ---------------------------------------------
                                                                         Year Ended December 31
                                                                   2004          2003           2002
                                                              ---------------------------------------------
                                                              ---------------------------------------------

   Bonds and preferred stocks                                     $ 120,954    $  137,673     $  (99,052)
   Equity securities                                                  6,036        (1,544)         6,464
   Mortgage loans on real estate                                    (11,671)          (78)           374
   Real estate                                                        6,320         1,248         (3,193)
   Short-term investments                                             2,113             -              -
   Derivatives                                                      (37,464)      (74,660)       (49,788)
   Other invested assets                                             31,866         2,010          2,535
                                                              ---------------------------------------------
                                                              ---------------------------------------------
                                                                    118,154        64,649       (142,660)

   Tax effect                                                       (29,956)      (21,399)         9,062
   Transfer from (to) interest maintenance reserve                  (48,839)      (91,431)        33,355
                                                              ---------------------------------------------
                                                              ---------------------------------------------
   Net realized capital gains (losses) on investments            $   39,359    $  (48,181)     $(100,243)
                                                              =============================================



                                                                         Change in Unrealized
                                                             ----------------------------------------------
                                                             ----------------------------------------------
                                                                        Year Ended December 31
                                                                  2004           2003           2002
                                                             ----------------------------------------------

   Bonds                                                         $  44,559      $  83,127      $  24,267
   Preferred stocks                                                  8,029           (319)        (3,665)
   Common stocks                                                     9,116          2,953         (8,916)
   Affiliated entities                                                 161         (4,320)          (129)
   Mortgage loans on real estate                                         -        (27,421)           452
   Other invested assets                                             5,114         21,092        (28,463)
   Real estate                                                           -              -            298
   Derivative instruments                                          (40,228)       (56,483)       (60,647)
                                                             ----------------------------------------------
   Change in net unrealized capital gains (losses)               $  26,751       $ 18,629       $(76,803)
                                                             ==============================================



Gross unrealized gains and gross unrealized losses on unaffiliated common stocks are as follows:


                                                                                     December
                                                                                     31
                                                                                 2004           2003
                                                                            -------------------------------
                                                                            -------------------------------

   Unrealized gains                                                              $13,394        $ 2,933
   Unrealized losses                                                              (2,556)        (1,250)
                                                                            -------------------------------
                                                                            -------------------------------
   Net unrealized gains                                                          $10,838        $ 1,683
                                                                            ===============================

During 2004, the Company issued mortgage loans with interest rates ranging from 2.28% to 7.04%. The maximum percentage of any one mortgage loan to the value of the underlying real estate at origination was 90%. Mortgage loans with a carrying value of $4,069 were non-income producing for the previous 180 days. Accrued interest of $371 related to these mortgage loans was excluded from investment income at December 31, 2004. The Company requires all mortgaged properties to carry fire insurance equal to the value of the underlying property.

At December 31, 2004 and 2003, the Company had recorded investment in restructured securities of $20,606 and $4,472, respectively. There were no capital losses taken as a result of such restructurings. The Company often has impaired a security prior to the restructure date. These impairments are not included in the calculation of restructure related losses and are accounted for as a realized loss, reducing the cost basis of the security involved.

At December 31, 2004 and 2003, the Company had loans of $63,827 and $0, respectively, for which impairments have been recognized in accordance with SSAP No. 36, Troubled Debt Restructuring. There were no realized losses during the years ended December 31, 2004, and 2003 related to such restructurings. There are no commitments to lend additional funds to debtors owing receivables.


At December 31, 2004 and 2003, the Company held a mortgage loan loss reserve in the AVR of $96,069 and $42,314, respectively. The mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

                Geographic Distribution                            Property-Type Distribution
   --------------------------------------------------- ----------------------------------------------------
   --------------------------------------------------- ----------------------------------------------------
                                     December 31                                          December 31
                                   2004       2003                                      2004      2003
                                ----------------------                               ----------------------

   South Atlantic                    22%        25%    Office                            37%       38%
   Pacific                           20         23     Industrial                        21        22
   Mountain                          17         14     Apartment                         20        18
   E. North Central                  16         13     Retail                            16        16
   Middle Atlantic                   11         11     Other                              6         6
   W. North Central                   6          6
   W. South Central                   3          4
   E. South Central                   3          2
   New England                        2          2

The Company uses interest rate swaps to reduce market risk in interest rates and to alter interest rate exposures arising from mismatches between assets and liabilities. An interest rate swap is an arrangement whereby two parties (counterparties) enter into an agreement to exchange periodic interest payments. The dollar amount the counterparties pay each other is an agreed-upon period interest rate multiplied by an underlying notional amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. The Company also uses cross currency swaps to reduce market risk in foreign currencies and to alter exchange exposure arising from mismatches between assets and liabilities. A cash payment is often exchanged at the outset of the swap contract, representing the present value of cash flows of the instrument. All swap transactions are entered into pursuant to master agreements providing for a single net payment to be made by one counterparty at each due date.

The Company may invest in capped floating rate commercial mortgage loans and use interest rate caps to convert the commercial mortgage loan into a pure floating rate asset in order to meet its overall asset/liability strategy. Interest rate caps provide for the receipt of payments when interest rates rise above the strike rates in the contract. A single premium is paid by the Company at the beginning of the interest rate cap contracts.

The Company replicates investment grade corporate bonds by combining a AAA rated security with a credit default swap which, in effect, converts the high quality asset into a lower rated investment grade asset. Using the swap market to replicate credit enables the Company to enhance the relative values and ease the execution of larger transactions in a shortened time frame. A premium is received by the Company on a periodic basis and recognized in investment income. At December 31, 2004 and 2003, the Company had replicated assets with a fair value of $220,517 and $196,173, respectively, and credit default swaps with a fair value of $469 and $(841), respectively. During the three years ended December 31, 2004, 2003, and 2002, the Company did not recognize any capital losses related to replication transactions.

The Company is exposed to credit related losses in the event of nonperformance by counterparties to financial instruments, but it does not expect any counterparty to fail to meet their obligations given their high credit rating of 'A' or better. As of December 31, 2004, the fair value of all contracts, aggregated at a counterparty level, with a positive fair value amounted to $557,055.

The Company has entered into collateral agreements with certain counterparties wherein the counterparty is required to post assets on the Company's behalf in an amount equal to the difference between the net positive fair value of the contracts and an agreed upon threshold based on the credit rating of the counterparty. If the net fair value of all contracts with this counterparty is negative, the Company is required to post assets.

At December 31, 2004 and 2003, the Company's outstanding financial instruments with on and off-balance sheet risks, shown in notional amounts, are summarized as follows:

                                                                                 Notional Amount
                                                                       ------------------------------------
                                                                             2004              2003
                                                                       ------------------------------------
   Derivative securities:
     Interest rate and currency swaps:
       Receive fixed - pay floating                                          $4,764,603       $4,295,140
       Receive floating - pay fixed                                           4,894,349        4,884,879
       Receive floating (uncapped) - pay floating (capped)                    2,806,196        2,901,587
     Interest rate cap agreements                                                30,854           32,446

The maximum term over which the Company is hedging its exposure to the variability of future cash flows for forecasted transactions is 19 years. If the forecasted asset purchase does not occur or is no longer highly probable of occurring, valuation at cost ceases and the forward-starting swap would be valued at its current fair value with fair value adjustments recorded in unassigned surplus. For the years ended December 31, 2004 and 2003, none of the Company's cash flow hedges have been discontinued because it was no longer probable that the original forecasted transactions would occur by the end of the originally specified time period documented at inception of the hedging relationship.

Derivative instruments that qualify for hedge accounting are valued and reported in a manner consistent with the hedged asset or liability. Derivatives used in hedging transactions that do not meet the criteria of an effective hedge are accounted for at fair value and the changes in fair value are recorded in surplus as unrealized gains and losses. For the years ended December 31, 2004 and 2003, the Company has recorded $69 and $(713), respectively, for the component of derivative instruments utilized for hedging purposes that did not qualify for hedge accounting. This has been recorded directly to unassigned surplus as an unrealized gain (loss).

6. Reinsurance

Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The Company reinsures portions of risk on certain insurance policies which exceed its established limits, thereby providing a greater diversification of risk and minimizing exposure on larger risks. The Company remains contingently liable with respect to any insurance ceded, and this would become an actual liability in the event that the assuming insurance company became unable to meet its obligation under the reinsurance treaty.

Reinsurance assumption treaties are transacted primarily with affiliates.
Premiums earned reflect the following reinsurance assumed and ceded amounts:

                                                                    Year Ended December 31
                                                            2004             2003              2002
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------

   Direct premiums                                        $4,089,877        $5,934,444       $9,175,527
   Reinsurance assumed - non affiliates                        4,135            28,199           30,473
   Reinsurance assumed - affiliates                          457,885           145,114          218,537
   Reinsurance ceded - non affiliates                       (148,315)         (199,327)        (330,692)
   Reinsurance ceded - affiliates                           (720,278)          (44,383)         (28,055)
                                                     ------------------------------------------------------
   Net premiums earned                                    $3,683,304        $5,864,047       $9,065,790
                                                     ======================================================

The Company received reinsurance recoveries in the amount of $159,604, $229,100, and $175,489, during 2004, 2003, and 2002, respectively. At December 31, 2004 and 2003, estimated amounts recoverable from reinsurers that have been deducted from policy and contract claim reserves totaled $15,175 and $17,152, respectively. The aggregate reserves for policies and contracts were reduced for reserve credits for reinsurance ceded at December 31, 2004 and 2003 of $1,365,444 and $1,406,879, respectively.

At December 31, 2004, amounts recoverable from unauthorized reinsurers of $2,089 (2003 - $2,153) and reserve credits for reinsurance ceded of $31,484 (2003- $34,928) were associated with a single reinsurer and its affiliates. The Company holds collateral under these reinsurance agreements in the form of trust agreements totaling $37,230 at December 31, 2004, that can be drawn on for amounts that remain unpaid for more than 120 days.

During 2003, the Company recaptured a block of business ceded to a non-affiliated company. The recapture resulted in no consideration received by or paid to the Company. This recapture resulted in a pre-tax loss of $3,323, which was recorded in the statement of operations. The loss was offset by the release of liability for unauthorized reinsurance and non-admitted assets related to the reinsurance treaty of $3,208, which were credited directly to unassigned surplus.

During 2003, the Company entered into a reinsurance transaction with Transamerica International Re (Bermuda) Ltd, an affiliate. Under the terms of this transaction, the Company ceded the obligations and benefits related to certain life insurance contracts. The difference between the consideration paid of $2,608 and the reserve credit taken of $6,188 was credited directly to unassigned surplus on a net of tax basis. Subsequent to the initial gain, the Company has amortized $266 and $275 into earnings during 2004 and 2003, respectively, with a corresponding charge to unassigned surplus. The Company holds collateral in the form of letters of credit of $9,400.

During 2003, the Company entered into an indemnity reinsurance agreement in which the Company agreed to cede the obligations and benefits related to certain fixed annuity contracts on a coinsurance and modified coinsurance basis. The Company received a ceding commission of $13,386 at the inception of the contract. In addition, the Company released the IMR liability of $12,906 related to the assets backing the ceded contracts because the future investment experience to be transferred to the assuming company will be without adjustment of the IMR that existed at the date of the initial transaction. The resulting gain from the ceding commission and the IMR release has been recorded directly to the unassigned surplus on a net of tax basis. The initial mod-co transaction of $1,587,431 is included separately in the revenue and expense sections of the Company's statement of operations for 2003. During 2004 and 2003, the Company has amortized $6,979 and $9,473, respectively, of the initial gain into earnings with a corresponding charge to unassigned surplus.

The Company has historically been a party to various reinsurance transactions with MEGA Life and Health Insurance Co. and its affiliates ("MEGA") related to certain accident and health business. During 2003, the Company entered into several reinsurance transactions and novations of certain underlying policies such that all risks associated with these treaties and policies have been ceded to MEGA. No gain or loss was recognized related to these transactions.

During 2004, the Company entered into another reinsurance transaction to cede the new production of certain fixed annuity contracts to Transamerica International Re (Ireland) Ltd (TIRe), an affiliate of the Company, on a funds withheld basis. The Company ceded premiums of $677,733 during 2004 and has taken a reserve credit of $650,613 at December 31, 2004. The Company has a liability for funds held under reinsurance of $620,934 at December 31, 2004. The consummation of this treaty caused no initial gain or loss.

On October 1, 2004 the Company recaptured the business it had ceded under a reinsurance treaty with First AUSA Life Insurance Company, an affiliate. The Company received $643,279 as consideration for this recapture, which has been included in the Company's statement of operations. The change in reserves of $643,279 related to the recapture has been reported in the statement of operations as an increase in reserves.

7. Income Taxes

The main components of net deferred income taxes are as follows:

                                                              December 31
                                                        2004               2003
                                                 ---------------------------------------
                                                 ---------------------------------------
   Deferred income tax assets:
     Guaranty funds                                 $      5,770        $     5,477
     Non-admitted assets                                     788             22,010
     807(f) assets                                         4,606              4,294
     Deferred acquisition costs                          179,494            160,643
     Reserves                                             71,710             66,726
     Unrealized capital losses                            31,811             45,028
     Other                                                28,446             15,059
                                                 ---------------------------------------
                                                 ---------------------------------------
   Total deferred income tax assets                    $ 322,625          $ 319,237
                                                 =======================================
                                                 =======================================

   Deferred income tax assets - nonadmitted            $ 146,140          $ 158,651
                                                 =======================================
                                                 =======================================

   Deferred income tax liabilities:
     Unrealized capital gains                          $  94,585          $  77,748
     Other                                                13,867              5,994
                                                 ---------------------------------------
                                                 ---------------------------------------
   Total deferred income tax liabilities                $108,452          $  83,742
                                                 =======================================


The change in net deferred income tax assets and deferred income tax assets -
nonadmitted are as follows:
                                                                           Year Ended December 31
                                                                      2004          2003          2002
                                                                 -------------------------------------------
                                                                 -------------------------------------------

   Change in net deferred income tax asset                           $(21,322)    $ (78,803)      $115,655
                                                                 ===========================================
   Change in deferred income tax assets - nonadmitted                $(12,511)    $ (36,917)     $  34,836
                                                                 ===========================================



Federal income tax expense differs from the amount computed by applying the statutory federal income tax rate to gain/loss from operations before federal income tax expense and net realized capital gains/losses on investments for the following reasons:

                                                                  Year Ended December 31
                                                       2004                2003               2002
                                                -----------------------------------------------------------
                                                -----------------------------------------------------------

   Income tax computed at federal statutory
     rate (35%)                                         $37,366            $96,026         $    (7,023)
     Deferred acquisition costs - tax basis
                                                         18,744             15,408              30,911
     Depreciation                                            53               (112)               (148)
     Dividends received deduction                        (5,891)            (2,597)             (2,413)
     IMR amortization                                    (5,438)            (8,108)               (382)
     Investment income items                             (6,060)            (5,054)             (4,934)
     Low income housing credits                          (5,215)            (6,035)             (6,051)
     Prior year under (over) accrual                    (15,214)           (40,689)                832
     Reinsurance transactions                            (3,853)             3,643              (1,442)
     Tax reserve adjustment                               4,041              3,168               7,072
     Other                                               (1,189)             3,379              (1,256)
                                                -----------------------------------------------------------
                                                -----------------------------------------------------------
   Federal income tax expense                           $17,344           $ 59,029             $15,166
                                                ===========================================================

For federal income tax purposes, the Company joins in a consolidated income tax return filing with its parent and other affiliated companies. Under the terms of a tax sharing agreement between the Company and its affiliates, the Company computes federal income tax expense as if it were filing a separate income tax return, except that tax credits and net operating loss carryforwards are determined on the basis of the consolidated group. Additionally, the alternative minimum tax is computed for the consolidated group and the resulting tax, if any, is allocated back to the separate companies on the basis of the separate companies' alternative minimum taxable income. In addition, any operating loss or capital loss carryforwards are calculated for the life and nonlife subgroups on a consolidated basis.

The Company's federal income tax returns have been examined by the Internal Revenue Service and the statute is closed through 1995. The examination fieldwork for 1996 through 1997 has been completed and a protest of findings has been filed with the Appeals Office of the Internal Revenue Service. Management does not believe the outcome of the protest of findings will have a material effect on the Company's financial position or results of operations. An examination is underway for 1998 through 2000.

Income taxes incurred during 2004, 2003 and 2002 for the consolidated group in which the Company is included that will be available for recoupment in the event of future net losses is $312,070, $199,850, and $1,319, respectively.

Prior to 1984, as provided for under the Life insurance Company Tax Act of 1959, a portion of statutory income was not subject to current taxation but was accumulated for income tax purposes in a memorandum account referred to as the "policyholders' surplus account" (PSA). No federal income taxes have been provided for in the financial statements for income deferred in the PSA ($20,387 at December 31, 2004). To the extent that dividends are paid from the amount accumulated in the PSA, net earnings would be reduced by the amount of tax required to be paid. Should the entire amount in the PSA account become taxable, the tax thereon computed at the current rates would amount to approximately $7,135.

8. Policy and Contract Attributes

A portion of the Company's policy reserves and other policyholders' funds
(including separate account liabilities) relate to liabilities established on a variety of the Company's annuity and deposit-type products. There may be certain restrictions placed upon the amount of funds that can be withdrawn without penalty. The amount of reserves on these products, by withdrawal characteristics, are summarized as follows:

                                                                      December 31
                                                          2004                           2003
                                              ------------------------------ ------------------------------
                                                                 Percent                        Percent
                                                   Amount       of Total          Amount       of Total
                                              ------------------------------ ------------------------------
   Subject to discretionary withdrawal with   $   1,799,699         5%       $    2,234,306        7%
     market value adjustment
   Subject to discretionary withdrawal at
     book value less surrender charge             5,649,820        17            7,572,375        23
   Subject to discretionary withdrawal at
     market value                                10,753,638        32            9,772,559        30
   Subject to discretionary withdrawal at
     book value (minimal or no charges or
     adjustments)                                 8,507,622        25            5,886,716        18
   Not subject to discretionary withdrawal
     provision                                    7,269,599        21            6,994,416        22
                                              ------------------------------ ------------------------------
                                                              --------------                 --------------
                                                 33,980,378       100%          32,460,372       100%
                                                              ==============                 ==============
                                                              ==============                 ==============
   Less reinsurance ceded                         1,254,582                      1,295,797
                                              -----------------              -----------------
   Total policy reserves on annuities and
     deposit-type liabilities                  $ 32,725,796                   $ 31,164,575
                                              =================              =================

Included in the liability for deposit-type contracts at December 31, 2004 and 2003 are $4,236,873 and $4,381,000, respectively, of funding agreements issued to special purpose entities in conjunction with non-recourse medium-term note programs. Under these programs, the proceeds from each note series issuance is used to purchase a funding agreement from an affiliated Company which secures that particular series of notes. The funding agreement is reinsured to the Company. In general, the payment terms of the note series match the payment terms of the funding agreement that secures that series. Claims for principal and interest for these funding agreements are afforded equal priority as other policyholders. At December 31, 2004, the contractual maturities were: 2005 - $782,698; 2006 - $1,139,983; 2007 - $1,374,936; 2008 - $100,117; 2009 - $371,151
and thereafter - $467,988.

The Company's liability for deposit-type contracts includes GIC's and funding agreements assumed from Monumental Life Insurance Company, an affiliate. The liabilities assumed are $5,007,410 and $5,426,617 at December 31, 2004 and 2003, respectively.

Separate account assets held by the Company represent contracts where the benefit is determined by the performance of the investments held in the separate account. Information regarding the separate accounts of the Company as of and for the years ended December 31, 2004, 2003, and 2002 is as follows:

                                                        Nonindexed       Nonguaranteed           Total
                                   Guaranteed
                                 eparate Account
                                                     S Less Than 4%     Separate Account
                                                     ----------------------------------------------------------
                                                     ----------------------------------------------------------
   Premiums, deposits, and other considerations for   $            -      $  1,462,914       $  1,462,914
     the year ended December 31, 2004
                                                     ==========================================================
                                                     ==========================================================

   Reserves for separate accounts with assets at:
     Fair value                                        $           -       $12,892,015        $12,892,015
     Amortized cost                                          418,070                 -            418,070
                                                     ----------------------------------------------------------
                                                     ----------------------------------------------------------
   Total at December 31, 2004                              $ 418,070       $12,892,015        $13,310,085
                                                     ==========================================================
                                                     ==========================================================

   Premiums, deposits, and other considerations for
     the year ended December 31, 2003                 $            -      $  1,895,800       $  1,895,800
                                                     ==========================================================
                                                     ==========================================================

   Reserves for separate accounts with assets at:
     Fair value                                        $           -       $11,232,371        $11,232,371
     Amortized cost                                          388,149                 -            388,149
                                                     ----------------------------------------------------------
                                                     ----------------------------------------------------------
   Total at December 31, 2003                              $ 388,149       $11,232,371        $11,620,520
                                                     ==========================================================
                                                     ==========================================================

   Premiums, deposits, and other considerations for
     the year ended December 31, 2002                      $ 175,000       $ 2,958,899        $ 3,133,899
                                                     ==========================================================
                                                     ==========================================================

   Reserves for separate accounts with assets at:
     Fair value                                        $           -       $ 6,953,417        $ 6,953,417
     Amortized cost                                          369,996                 -            369,996
                                                     ----------------------------------------------------------
                                                     ----------------------------------------------------------
   Total at December 31, 2002                              $ 369,996       $ 6,953,417        $ 7,323,413
                                                     ==========================================================



A reconciliation of the amounts transferred to and from the separate accounts is presented below:
                                                                        Year Ended December 31
                                                                  2004           2003           2002
                                                             ----------------------------------------------
   Transfers as reported in the summary of operations of the separate accounts statement:
       Transfers to separate accounts                            $1,463,157     $1,897,576     $3,133,334
       Transfers from separate accounts                            (897,510)       177,729        402,618
                                                             ----------------------------------------------
   Net transfers to separate accounts                               565,647      2,075,305      3,535,952

   Miscellaneous reconciling adjustments                              5,659          4,131          4,566
                                                             ----------------------------------------------
   Transfers as reported in the summary of operations of
     the life, accident and health annual statement
                                                                   $571,306     $2,079,436     $3,540,518
                                                             ==============================================

At December 31, 2004 and 2003, the Company had separate account annuities with guaranteed benefits as follows:
        Benefit and Type of Risk                     Subjected Account     Amount of       Reinsurance
                                                           Value         Reserve Held     Reserve Credit
   --------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------
   December 31, 2004
      Minimum guaranteed death benefit                    $12,339,896       $118,545        $27,399
      Minimum guaranteed income benefit                     8,273,717         93,888          2,760
      Guaranteed premium accumulation fund                     79,525          8,066              -
      Minimum guaranteed withdrawal benefit                   448,821          1,612         (1,255)

   December 31, 2003
      Minimum guaranteed death benefit                    $11,168,817       $108,640        $33,703
      Minimum guaranteed income benefit                     7,812,085         70,780            569
      Guaranteed premium accumulation fund                     43,229          5,301              -
      Minimum guaranteed withdrawal benefit                    16,915             15            (19)



For Variable Annuities with Guaranteed Living Benefits ("VAGLB"), which includes minimum guaranteed income, minimum guaranteed withdrawal, and guaranteed premium accumulation fund benefits, the Company complies with Actuarial Guideline 39. This guideline defines a two step process for the determination of VAGLB reserves. The first step is to establish a reserve equal to the accumulated VAGLB charges for the policies in question. The second step requires a standalone asset adequacy analysis to determine the sufficiency of these reserves. This step has been satisfied by projecting 30 years into the future along 1000 stochastic variable return paths using a variety of assumptions as to VAGLB charges, lapse, withdrawal, annuitization and death. The results of this analysis are discounted back to the valuation date and compared to the accumulation of fees reserve to determine if an additional reserve needs to be established.

For Variable Annuities with Minimum Guaranteed Death Benefits ("MGDB"), the Company complies with Actuarial Guideline 34. This guideline requires that MGDBs be projected by assuming an immediate drop in the values of the assets supporting the variable annuity contract, followed by a subsequent recovery at a net assumed return until the maturity of the contract. The immediate drop percentages and gross assumed returns vary by asset class and are defined in the guideline. Mortality is based on the 1994 Variable Annuity MGDB Mortality Table, which is also defined in the guideline.

Reserves on the Company's traditional life products are computed using mean reserving methodologies. These methodologies result in the establishment of assets for the amount of the net valuation premiums that are anticipated to be received between the policy's paid-through date to the policy's next anniversary date. At December 31, 2004 and 2003, these assets (which are reported as premiums deferred and uncollected) and the amounts of the related gross premiums and loading, are as follows:


                                                               Gross          Loading           Net
                                                          -------------------------------------------------
   December 31, 2004
   Life and annuity:
     Ordinary direct first year business                      $  3,703       $  2,524         $  1,179
     Ordinary direct renewal business                           22,483          7,090           15,393
     Group life direct business                                  4,190          2,800            1,390
                                                          -------------------------------------------------
   Total life and annuity                                       30,376         12,414           17,962
   Accident and health:
     Direct                                                      3,053              -            3,053
                                                          -------------------------------------------------
   Total accident and health                                     3,053              -            3,053
                                                          -------------------------------------------------
                                                               $33,429        $12,414          $21,015
                                                          =================================================






8. Policy and Contract Attributes (continued)

   December 31, 2003                                           Gross          Loading           Net
                                                          -------------------------------------------------
                                                          -------------------------------------------------
   Life and annuity:
     Ordinary direct first year business                      $  6,443       $  5,060         $  1,383
     Ordinary direct renewal business                           20,509          5,827           14,682
     Group life direct business                                  1,960            881            1,079
                                                          -------------------------------------------------
                                                          -------------------------------------------------
   Total life and annuity                                       28,912         11,768           17,144
   Accident and health:
     Direct                                                      2,010              -            2,010
                                                          -------------------------------------------------
   Total accident and health                                     2,010              -            2,010
                                                          -------------------------------------------------
                                                               $30,922        $11,768          $19,154
                                                          =================================================


At December 31, 2004 and 2003, the Company had insurance in force aggregating $1,175,628 and $1,198,577, respectively, in which the gross premiums are less than the net premiums required by the valuation standards established by the Insurance Division, Department of Commerce, of the State of Iowa. The Company established policy reserves of $34,797 and $35,146 to cover these deficiencies at December 31, 2004 and 2003, respectively.

During 2004, the Company made a correction in the guaranteed nonforfeiture interest rate on certain universal life contracts. This caused a decrease in reserves of $1,423, which was credited to capital and surplus.

During 2003, the Company upgraded its reserve valuation system for fixed deferred annuities and variable annuities. The valuation system upgrade, which provides for more precise calculations, caused general account reserves to decrease by $3,572 and separate account reserves to increase by $4,681. The amounts relating to the general account were credited directly to unassigned surplus. The amounts related to the separate accounts are included in the change in surplus in separate accounts in the 2003 statement of changes in capital and surplus.

During 2002, the Company converted to a new reserve valuation system for fixed deferred annuities and variable annuities. The new valuation system, which provides for more precise calculations, caused general account reserves to increase by $18,990 and separate account reserves to increase by $914. The amounts relating to the general account were credited directly to unassigned surplus. The amounts related to the separate accounts are included in the change in surplus in separate accounts in the 2002 statement of changes in capital and surplus.

During 2002, the Company changed the valuation interest rates assumption for a portion of its universal life business. This caused an increase in reserves of $2,703, which was charged directly to capital and surplus.

9. Dividend Restrictions

The Company is subject to limitations, imposed by the State of Iowa, on the payment of dividends to its parent company. Generally, dividends during any twelve-month period may not be paid, without prior regulatory approval, in excess of the greater of (a) 10 percent of statutory capital and surplus as of the preceding December 31, or (b) statutory gain from operations before net realized capital gains (losses) on investments for the preceding year. Subject to the availability of unassigned surplus [which aggregates a deficit of $83,990 at December 31, 2004] at the time of such dividend, the maximum payment which may be made in 2005, without the prior approval of insurance regulatory authorities, is $186,434.

During 2003, upon approval of insurance regulatory authorities, the Company paid $300,000 to its parent company. This payment consisted of a dividend of $45,700 and a return of additional paid-in-capital of $254,300.

Life/health insurance companies are subject to certain risk-based capital (RBC) requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life/health insurance company is to be determined based on the various risk factors related to it. At December 31, 2004, the Company meets the RBC requirements.

10. Retirement and Compensation Plans

The Company's employees participate in a qualified defined benefit pension plan sponsored by AEGON. The Company has no legal obligation for the plan. The Company recognizes pension expense equal to its allocation from AEGON. The pension expense is allocated among the participating companies based on expense in accordance with Statement of Financial Accounting Standards No. 87 as a percent of salaries. The benefits are based on years of service and the employee's compensation during the highest five consecutive years of employment. Pension expense aggregated $1,417, $1,658, and $784 for the years ended December 31, 2004, 2003, and 2002, respectively. The plan is subject to the reporting and disclosure requirements of the Employee Retirement and Income Security Act of 1974.

The Company's employees also participate in a contributory defined contribution plan sponsored by AEGON which is qualified under Section 401(k) of the Internal Revenue Service Code. Employees of the Company who customarily work at least 1,000 hours during each calendar year and meet the other eligibility requirements are participants of the plan. Participants may elect to contribute up to fifteen percent of their salary to the plan. The Company will match an amount up to three percent of the participant's salary. Participants may direct all of their contributions and plan balances to be invested in a variety of investment options. The plan is subject to the reporting and disclosure requirements of the Employee Retirement and Income Security Act of 1974. Expense related to this plan was $620, $637, and $353 for the years ended December 31, 2004, 2003, and 2002, respectively.

AEGON sponsors supplemental retirement plans to provide the Company's senior management with benefits in excess of normal pension benefits. The plans are noncontributory, and benefits are based on years of service and the employee's compensation level. The plans are unfunded and nonqualified under the Internal Revenue Service Code. In addition, AEGON has established incentive deferred compensation plans for certain key employees of the Company. The Company's allocation of expense for these plans for each of the years ended December 31, 2004, 2003, and 2002 was negligible. AEGON also sponsors an employee stock option plan/stock appreciation rights for individuals employed and a stock purchase plan for its producers, with the participating affiliated companies establishing their own eligibility criteria, producer contribution limits and company matching formula. These plans have been accrued or funded as deemed appropriate by management of AEGON and the Company.

In addition to pension benefits, the Company participates in plans sponsored by AEGON that provide postretirement medical, dental and life insurance benefits to employees meeting certain eligibility requirements. Portions of the medical and dental plans are contributory. The expenses of the postretirement plans are charged to affiliates in accordance with an intercompany cost sharing arrangement. The Company expensed $172, $166, and $95 for the years ended December 31, 2004, 2003, and 2002, respectively.

11. Sales, Transfer, and Servicing of Financial Assets and Extinguishments of Liabilities

During 2004, 2003 and 2002, the Company sold $23,460, $22,970, and $11,172, respectively, of agent balances without recourse to Money Services, Inc., an affiliated company. The Company did not realize a gain or loss as a result of the sale.

12. Related Party Transactions

The Company shares certain offices, employees and general expenses with affiliated companies.

The Company receives data processing, investment advisory and management, marketing and administration services from certain affiliates. During 2004, 2003, and 2002, the Company paid $35,941, $72,287, and $61,826, respectively, for these services, which approximates their costs to the affiliates.

Payables to affiliates bear interest at the thirty-day commercial paper rate. During 2004, 2003, and 2002, the Company paid net interest of $1,042, $985, and $737, respectively, to affiliates.

During 2004, the Company received capital contributions from AEGON and TALIAC of $424,830 and $65,170, respectively. During 2003, the Company distributed a dividend to its parent consisting of $45,700 of common stock and $254,300 of cash, and received a cash capital contribution of $200,000 that was accrued in 2002. During 2003 and 2002, the Company received a capital contribution of $80,000 and $230,000, respectively, in cash from its parent. In addition, in 2002, the Company issued a surplus note of $575,000 in exchange for cash.

At December 31, 2004 the Company reported $47,800 short-term notes receivable from Monumental Life Insurance Company, an affiliate, which is due December 23, 2005. At December 31, 2003, the Company did not have any net short-term notes receivable from an affiliate outstanding. Interest on these notes accrues based on the 30-day commercial paper rate at the time of issuance.

During 1998, the Company issued life insurance policies to certain affiliated companies, covering the lives of certain employees of those affiliates. Aggregate reserves for policies and contracts related to these policies are $236,425 and $226,770 at December 31, 2004 and 2003, respectively.

13. Commitments and Contingencies

The Company has issued synthetic GIC contracts to benefit plan sponsors totaling $2,159,379 as of December 31, 2004. A synthetic GIC is an off-balance sheet fee-based product sold primarily to tax qualified plans. The plan sponsor retains ownership and control of the related plan assets. The Company provides book value benefit responsiveness in the event that qualified plan benefit requests exceed plan cash flows. In certain contracts, the Company agrees to make advances to meet benefit payment needs and earns a market interest rate on these advances. The periodically adjusted contract-crediting rate is the means by which investment and benefit responsive experience is passed through to participants. In return for the book value benefit responsive guarantee, the Company receives a premium that varies based on such elements as benefit responsive exposure and contract size. The Company underwrites the plans for the possibility of having to make benefit payments and also must agree to the investment guidelines to ensure appropriate credit quality and cash flow. Funding requirements to date have been minimal and management does not anticipate any future material funding requirements that would have a material impact on reported financial results.

The Company has also provided a guarantee for the obligations of non-insurance affiliates. These entities accept assignments of structured settlement payment obligations from other insurers and purchases structured settlement insurance policies from subsidiaries of the Company that match those obligations. There are no expected payments associated with this guarantee.

The Company may pledge assets as collateral for transactions involving funding agreements. At December 31, 2004, the Company has pledged invested assets with a carrying value and market value of $1,531,589 and $1,569,807, respectively, in conjunction with these transactions.

The Company may lend securities to approved broker and other parties to earn additional income. The Company receives collateral at least equal to 102% of the fair value of the loaned securities as of the transaction date. The counterparty is obligated to deliver additional collateral if the fair value of the collateral is at any time less than 100% of the fair value of the loaned securities. The additional collateral along with the collateral already held in connection with the lending transaction is at least equal to 102% of the fair value of the loaned securities. The Company does not participate in securities lending in foreign securities. There are no restrictions as to the collateral. Although risk is mitigated by collateral, the account could experience a delay in recovering its securities and possible loss of income or value if the borrower fails to return them. At

December 31, 2004 and 2003, the value of securities loaned amounted to $682,627 and $1,032,994, respectively.

The Company has contingent commitments for $238,735 at December 31, 2004 for joint ventures, partnerships, and limited liability companies.

At December 31, 2004, the Company has mortgage loan commitments of $137,175.

The Company is a party to legal proceedings incidental to its business. Although such litigation sometimes includes substantial demands for compensatory and punitive damages, in addition to contract liability, it is management's opinion that damages arising from such demands will not be material to the Company's financial position.

The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants in the event of insolvency of other insurance companies. Assessments are charged to operations when received by the Company except where right of offset against other taxes paid is allowed by law; amounts available for future offsets are recorded as an asset on the Company's balance sheet. Potential future obligations for unknown insolvencies are not determinable by the Company and are not required to be accrued for financial reporting purposes. The future obligation has been based on the most recent information available from the National Organization of Life and Health Insurance Guaranty Associations. The Company has established a reserve of $16,615 and $16,584 and an offsetting premium tax benefit of $7,122 and $7,217 at December 31, 2004 and 2003, respectively, for its estimated share of future guaranty fund assessments related to several major insurer insolvencies. The guaranty fund expense (benefit) was $365, $56, and $(2) for the years ended December 31, 2004, 2003, and 2002, respectively.

14. Reconciliation of Capital and Surplus and Net Loss

The following table reconciles capital and surplus and net income (loss) as reported in the Annual Statement filed with the Insurance Division, Department of Commerce, of the State of Iowa to the amounts reported in the accompanying financial statements:

                                                                                      Year Ended December
                                                                   December 31, 2003        31, 2003
                                                                 ------------------------------------------
                                                                 ------------------------------------------
                                                                   Total Capital and
                                                                        Surplus            Net Income
                                                                 ------------------------------------------
                                                                 ------------------------------------------

   Amounts reported in Annual Statement                            $    1,375,231       $      164,745
   Under accrual of life and annuity reserves                                   -                3,733
   Adjustment for reinsurance recoverables                                      -                  199
   Other adjustments                                                            -                 (233)
   Tax effect                                                                   -               (1,295)
                                                                 ------------------------------------------
   Amounts reported herein                                         $    1,375,231       $      167,149
                                                                 ==========================================



                                                                                      Year Ended December
                                                                   December 31, 2002        31, 2002
                                                                 ------------------------------------------
                                                                 ------------------------------------------
                                                                   Total Capital and
                                                                        Surplus             Net Loss
                                                                 ------------------------------------------
                                                                 ------------------------------------------

   Amounts reported in Annual Statement                            $    1,559,717       $     (133,072)
   Under accrual of life and annuity reserves                              (3,733)              (3,733)
   Adjustment for reinsurance recoverables                                 (1,446)                (199)
   Other adjustments                                                          233                  233
   Tax effect                                                               1,295                1,295
                                                                 ------------------------------------------
   Amounts reported herein                                         $    1,556,066       $     (135,476)
                                                                 ==========================================

There were no reconciling items at December 31, 2004 of for the year than ended.

                            Statutory-Basis Financial
                               Statement Schedules


                       Transamerica Life Insurance Company


                       Summary of Investments - Other Than
                         Investments in Related Parties
                             (Dollars in Thousands)

                                December 31, 2004

SCHEDULE I


                                                                                         Amount at Which
                                                                                           Shown in the
                                                                            Market        Balance Sheet
                 Type of Investment                       Cost (1)           Value
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

Fixed maturities
Bonds:
   United States Government and government agencies
     and authorities                                      $   744,227       $   742,178      $   744,227
   States, municipalities and political subdivisions
                                                            1,718,193         1,718,213        1,718,193
   Foreign governments                                        579,846           638,453          579,846
   Public utilities                                         1,472,197         1,550,113        1,472,197
   All other corporate bonds                               18,863,530        19,432,538       18,863,530
Redeemable preferred stocks                                   120,241           128,761          120,241
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
Total fixed maturities                                     23,498,234        24,210,256       23,498,234

Equity securities
Common stocks:
   Banks, trust and insurance                                  67,850            67,850           67,850
   Industrial, miscellaneous and all other                     86,091            96,928           96,928
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
Total equity securities                                       153,941           164,778          164,778

Mortgage loans on real estate                               3,907,422                          3,907,422
Real estate                                                    36,753                             36,753
Policy loans                                                   79,894                             79,894
Other long-term investments                                   847,895                            847,895
Cash and short-term investments                             1,083,915                          1,083,915
                                                     -------------------                -------------------
                                                     -------------------                -------------------
Total investments                                         $29,608,054                        $29,618,891
                                                     ===================                ===================

 (1) Original cost of equity securities and, as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premiums or accrual of discounts.

                       Transamerica Life Insurance Company


                       Supplementary Insurance Information
                             (Dollars in Thousands)

SCHEDULE III

                                                                                                               Benefits,
                                                                                                                 Claims
                               Future Policy               Policy and         Net Investment   Losses and        Other
                               Benefits and     Unearned    Contract    Premium   Income*      Settlement      Operating   Premiums
                                 Expenses       Premiums   Liabilities  Revenue                Expenses       Expenses*    Written
                               -----------------------------------------------------------------------------------------------------
Year ended December 31, 2004
Individual life                 $ 3,706,105  $         -  $18,815   $1,106,335  $   201,726  $   557,857    $   767,054
Individual health                   481,152       11,264   20,082      125,322       25,246      149,813         34,059   $ 126,384
Group life and health               371,747        3,678   26,400      133,892       20,452      129,869         69,428     222,484
Annuity                          14,791,947            -        -    2,317,755    1,128,058    3,724,119        364,062
                               -------------------------------------------------------------------------------------------
                                $19,350,951      $14,942  $65,297   $3,683,304   $1,375,482   $4,561,658     $1,234,603
                               ===========================================================================================

Year ended December 31, 2003
Individual life                $  3,329,369  $         -  $14,877  $   545,732  $   187,047  $   493,127    $   267,289
Individual health                   393,067       11,590   15,488      117,508       20,776      130,651         40,096   $ 117,509
Group life and health               332,722        3,728   17,239      142,612       18,989      104,620         62,625     205,244
Annuity                          13,786,889            -        -    5,058,195    1,081,065    3,618,528      4,000,983
                               -------------------------------------------------------------------------------------------
                                $17,842,317      $15,318  $47,604   $5,864,047   $1,307,877   $4,346,926     $4,370,993
                               ===========================================================================================

Year ended December 31, 2002
Individual life              $  2,977,485  $       -   $ 17,934    $   529,767  $   187,122   $  343,087     $  386,306
Individual health                 311,152     10,930     12,898        101,679       17,851      104,699         32,347    $101,581
Group life and health             278,179      6,481     24,006        129,435       18,939      124,841         46,594     161,257
Annuity                        11,857,774          -          -      8,304,909      919,157    5,689,344      3,796,799
                            ----------------------------------------------------------------------------------------------
                            ----------------------------------------------------------------------------------------------
                              $15,424,590    $17,411    $54,838     $9,065,790   $1,143,069   $6,261,971     $4,262,046
                            ==============================================================================================

*Allocations of net investment income and other operating expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.


                       Transamerica Life Insurance Company

                                   Reinsurance
                             (Dollars in Thousands)

SCHEDULE IV

                                                                                                    Percentage of
                                                                   Assumed From                    Amount Assumed
                                                 Ceded to Other  Other Companies        Net            to Net
                                 Gross Amount       Companies                         Amount
                               -------------------------------------------------------------------------------------
Year ended December 31, 2004
Life insurance in force           $ 39,895,407       $8,896,284       $  88,961      $31,088,084         0%
                               =====================================================================================

Premiums:
   Individual life                $  1,110,524      $     8,401      $    4,212      $ 1,106,335         0%
   Individual health                   126,384            1,062               -          125,322         0
   Group life and health               222,484           88,592               -          133,892         0
   Annuity                           2,630,485          770,538         457,808        2,317,755        20
                               -------------------------------------------------------------------------------------
                                  $  4,089,877       $  868,593      $  462,020      $ 3,683,304        13%
                               =====================================================================================

Year ended December 31, 2003
Life insurance in force           $ 38,955,851       $9,672,433       $  90,171      $29,373,589         0%
                               =====================================================================================

Premiums:
   Individual life               $     547,646     $      6,022      $    4,108     $    545,732         1%
   Individual health                   117,509              929             928          117,508         1
   Group life and health               205,242           85,907          23,277          142,612        16
   Annuity                           5,064,047          150,852         145,000        5,058,195         3
                               -------------------------------------------------------------------------------------
                                  $  5,934,444       $  243,710      $  173,313      $ 5,864,047         3%
                               =====================================================================================

Year ended December 31, 2002
Life insurance in force           $ 31,110,497       $4,235,057        $ 99,989      $26,975,429         1%
                               =====================================================================================
                               =====================================================================================

Premiums:
   Individual life                  $  581,642        $  55,840       $   3,965       $  529,767         1%
   Individual health                   101,581            1,054           1,152          101,679         1
   Group life and health               161,257           57,179          25,357          129,435        20
   Annuity                           8,331,047          244,674         218,536        8,304,909         3
                               -------------------------------------------------------------------------------------
                               -------------------------------------------------------------------------------------
                                    $9,175,527         $358,747        $249,010       $9,065,790         3%
                               =====================================================================================

 FINANCIAL STATEMENTS
 Transamerica Life Insurance and Annuity Company Separate Account VA-8 Year ended December 31, 2004 with Report of Independent Registered Public Accounting Firm

                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                              Financial Statements

                          Year ended December 31, 2004




                                    Contents

Report of Independent Registered Public Accounting Firm..............................1

Financial Statements

Statements of Assets and Liabilities.................................................3
Statements of Operations............................................................10
Statements of Changes in Net Assets - Year ended December 31, 2004..................17
Statements of Changes in Net Assets - Year ended December 31, 2003..................24
Notes to Financial Statements.......................................................31


             Report of Independent Registered Public Accounting Firm


Contract Owners of Separate Account VA-8 of Transamerica Life Insurance and Annuity Company
The Board of Directors, Transamerica Life Insurance and Annuity Company

We have audited the accompanying statements of assets and liabilities of Separate Account VA-8 of Transamerica Life Insurance and Annuity Company (comprised of the Alger American Income & Growth, AllianceBernstein VP Growth & Income, AllianceBernstein VP Premier Growth, Dreyfus Appreciation, Dreyfus Developing Leaders, Dreyfus Socially Responsible Growth, Dreyfus MidCap, Janus Aspen Series Balanced, Janus Aspen Series Worldwide Growth, MFS(R) Emerging Growth, MFS(R) Investors Trust, MFS(R) Research, Van Kampen UIF Emerging Markets Equity, Van Kampen UIF Fixed Income, Van Kampen UIF High Yield, Van Kampen UIF International Magnum, PIMCO Advisors VIT OpCap Managed, PIMCO Advisors VIT OpCap Small Cap, PIMCO VIT StocksPLUS Growth & Income, Fidelity VIP Contrafund, Fidelity VIP Equity Income, Fidelity VIP Index 500, Franklin Small Cap, Franklin Small Cap Value, AEGON/TA Van Kampen Emerging Growth, AEGON/TA Capital Guardian Global, AEGON/TA Capital Guardian Value, AEGON/TA Federated Growth and Income, AEGON/TA Transamerica Equity, AEGON/TA Transamerica Money Market, and AEGON/TA PIMCO Total Return sub-accounts) as of December 31, 2004, the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the four years in the period then ended. These financial statements are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Separate Account's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Separate Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2004, by correspondence with the fund managers. We believe that our audits provide a reasonable basis for our opinion.

2



In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective sub-accounts comprising Separate Account VA-8 of Transamerica Life Insurance and Annuity Company at December 31, 2004, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended, and their financial highlights for each of the four years in the period, in conformity with accounting principles generally accepted in the United States.



March 25, 2005



3

                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                      Statements of Assets and Liabilities

                                December 31, 2004


                                     Sub-accounts
---------------------------------------------------------------------------------------

                                           Alger
                                        American     AllianceBernstein   AllianceBernstein                     Dreyfus
                                        Income &        VP Growth &          VP Premier        Dreyfus       Developing
                                         Growth            Income              Growth        Appreciation      Leaders
                                      --------------------------------------------------------------------------------------
Assets
Investments, at fair value
                                      $2,522,576        $4,858,915       $ 3,305,605           $ 1,137,243     $  8,966,082
Dividends receivable                           -                 -                 -                     -               -
                                      --------------------------------------------------------------------------------------

Net assets
                                      $2,522,576        $4,858,915       $ 3,305,602           $ 1,137,243     $  8,966,082
                                      ======================================================================================

                                                                                               $        8.34         $
Base unit value                        $       6.90    $         10.70    $          5.52                   9.70

GMIB unit value                        $       6.79    $         10.54    $          5.43      $        8.21 $       9.56

Base accumulation units outstanding      185,221.21         118,542.17           82,754.13         43,742.72   188,555.39

GMIB units outstanding                   183,403.08         340,559.27          524,235.61          94,041.28   746,914.51

Investment sub-account information

Number of mutual fund shares             251,002.57         203,557.41          143,037.75         31,980.96    15,790.18

Net asset value per share              $      10.05    $         23.87    $          23.11     $       35.56 $      41.55

Investments, at cost                   $ 2,107,563     $     3,975,218    $      2,875,175     $   1,019,184  $ 7,192,601




                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                Statements of Assets and Liabilities (continued)

                                December 31, 2004


                                                                            Sub-accounts
                                           -------------------------------------------------------------------------------
                                               Dreyfus         Dreyfus       Janus Aspen     Janus Aspen   MFS(R) Emerging
                                               Socially                         Series         Series
                                             Responsible                       Balanced       Worldwide
                                                Growth          MidCap                         Growth         Growth
                                           -------------------------------------------------------------------------------

Assets
Investments, at fair value                       $434,174    $    1,014,499  $   7,343,824  $   3,985,870  $   1,632,936
Dividends receivable                                    -                 -              -               -             -
                                           -------------------------------------------------------------------------------

Net assets                                  $     434,174    $    1,014,499  $   7,343,824  $   3,985,870  $   1,632,936
                                           ===============================================================================

Base unit value                             $        7.77    $        12.11  $        9.65  $        5.63  $        4.73

                                                                                           $
GMIB unit value                             $        7.67    $        11.96$          9.50           5.54  $        4.66

Base accumulation units outstanding             18,114.09         32,644.75     263,751.24     201,817.17     167,592.40

GMIB units outstanding                          38,246.02         51,756.76     504,894.15     514,235.99     180,311.18

Investment sub-account information

Number of mutual fund shares                    17,249.66         57,576.55     290,959.76     149,732.15      93,204.14

Net asset value per share                   $       25.17    $        17.62  $       25.24  $       26.62  $       17.52

Investments, at cost                        $     366,539    $      786,527  $   6,625,157  $   3,532,614  $   1,361,910





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                Statements of Assets and Liabilities (continued)

                                December 31, 2004


                                                                       Sub-accounts
                                     ---------------------------------------------------------------------------------
                                     ---------------------------------------------------------------------------------
                                                                       Van Kampen
                                          MFS(R)                        UIF Emerging      Van Kampen      Van Kampen
                                        Investors        MFS(R)           Markets            UIF             UIF
                                          Trust        Research          Equity        Fixed Income     High Yield
                                     ---------------------------------------------------------------------------------

Assets
Investments, at fair value            $    1,483,841 $      465,512 $         785,702 $     1,155,161 $     1,096,823
Dividends receivable                               -              -                 -               -               -
                                     ---------------------------------------------------------------------------------

Net assets                            $    1,483,841 $      465,512 $         785,702 $     1,155,161 $     1,096,823
                                     =================================================================================

Base unit value                       $        8.00  $         6.67 $           9.97  $         12.49 $         10.34

GMIB unit value                       $        7.87  $         6.57 $           9.82  $         12.30 $         10.19

Base accumulation units outstanding       69,362.56       60,883.27         41,642.86       58,537.91       67,957.38

GMIB units outstanding                   118,001.51        9,020.53         37,720.96       34,443.84       38,656.96

Investment sub-account information

Number of mutual fund shares              82,070.83       30,425.64         71,104.26       99,927.40      150,662.51

Net asset value per share             $       18.08  $        15.30 $           11.05 $         11.56 $          7.28

Investments, at cost                  $    1,254,544 $      384,665 $         563,139 $     1,138,381 $     1,006,133





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                Statements of Assets and Liabilities (continued)

                                December 31, 2004


                                                                  Sub-accounts
                             ---------------------------------------------------------------------------------------
                             ---------------------------------------------------------------------------------------
                                Van Kampen           PIMCO               PIMCO          PIMCO VIT
                                    UIF           Advisors VIT       Advisors VIT       StocksPLUS      Fidelity
                               International         OpCap            OpCap Small        Growth &         VIP
                                  Magnum            Managed               Cap             Income       Contrafund
                             ---------------------------------------------------------------------------------------

Assets
Investments, at fair value     $     493,216    $       2,851,132   $       2,559,122  $     738,947   $   646,130
Dividends receivable                       -                    -                   -              -             -
                             ---------------------------------------------------------------------------------------

Net assets                     $     493,216    $       2,851,132   $       2,559,122  $     738,947   $   646,130
                             =======================================================================================

Base unit value                $       8.59     $           10.88   $           15.64  $        8.29   $     12.37

GMIB unit value                $       8.46     $           10.71   $           15.40  $        8.1    $     12.26

Base accumulation units
outstanding                       35,721.27             58,157.01           54,018.81      29,140.20     26,575.66

GMIB units outstanding            22,058.04            207,099.90          111,300.21      60,863.54     25,890.56

Investment sub-account
information

Number of mutual fund shares      43,686.06             66,724.36           70,791.76      73,235.59     24,521.05

Net asset value per share      $      11.29     $           42.73   $           36.15  $       10.09   $     26.35

Investments, at cost           $     391,678    $       2,382,689   $       1,834,868  $     613,907   $   553,991





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                Statements of Assets and Liabilities (continued)

                                December 31, 2004



                                                                       Sub-accounts
                                          ------------------------------------------------------------------------
                                          ------------------------------------------------------------------------

                                              Fidelity VIP                                            Franklin
                                                 Equity           Fidelity VIP        Franklin       Small Cap
                                                 Income            Index 500          Small Cap        Value
                                          ------------------------------------------------------------------------

Assets
Investments, at fair value                  $         301,861   $       1,246,877   $     812,039    $   264,981
Dividends receivable                                        -                   -               -              -
                                          ------------------------------------------------------------------------

Net assets                                  $         301,861   $               1.24$.877 812,039    $   264,981
                                          ========================================================================

Base unit value                             $           11.51   $           11.12   $        9.80    $     12.49

GMIB unit value                             $           11.41   $           11.02   $        9.68    $     12.38

Base accumulation units outstanding                 20,006.04           59,251.63       25,315.88       7,378.46

GMIB units outstanding                               6,272.33           53,333.19       58,262.46      13,960.40

Investment sub-account information

Number of mutual fund shares                        12,031.11            9,120.60       41,793.06      16,931.71

Net asset value per share                   $           25.09   $          136.71   $       19.43    $     15.65

Investments, at cost                        $         263,779   $       1,052,535   $     652,797     $   202,068


                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                Statements of Assets and Liabilities (continued)

                                December 31, 2004


                                                                                  Sub-accounts
-------------------------------------------------------------------------------------------------------------------
                                              AEGON/TA          AEGON/TA           AEGON/TA           AEGON/TA
                                             Van Kampen          Capital            Capital          Federated
                                              Emerging          Guardian           Guardian          Growth and
                                               Growth            Global              Value             Income
                                         ---------------------------------------------------------------------------

  Assets
  Investments, at fair value               $       430,332   $       626,022    $     1,102,636    $     1,678,496
  Dividends receivable                                   -                 -                  -                  -
                                         ---------------------------------------------------------------------------

  Net assets                               $       430,332   $       626,022    $     1,102,636    $     1,678,496
                                         ===========================================================================

  Base unit value                          $          7.31   $         11.98    $         11.93    $         12.45

  GMIB unit value                          $          7.22   $         11.87    $         11.82    $         12.33

  Base accumulation units outstanding            11,698.70         20,161.86          66,119.02          34,420.11

  GMIB units outstanding                         47,782.95         32,400.20          26,575.97         101,334.97

  Investment sub-account information

  Number of mutual fund shares                   24,108.21         48,604.22          54,397.42          95,423.32

  Net asset value per share                $         17.85   $         12.88    $         20.27    $         17.59

  Investments, at cost                     $       363,591   $       512,428    $       877,495    $     1,540,539






                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                Statements of Assets and Liabilities (continued)

                                December 31, 2004



                                                                            Sub-accounts
                                                          ---------------------------------------------------------
                                                                                 AEGON/TA
                                                               AEGON/TA        Transamerica         AEGON/TA
                                                             Transamerica          Money           PIMCO Total
                                                                Equity            Market             Return
                                                          ---------------------------------------------------------

  Assets
  Investments, at fair value                                $    15,305,178   $       761,147    $       627,864
  Dividends receivable                                                    -                44                  -
                                                          ---------------------------------------------------------

  Net assets                                                $    15,305,178   $       761,191    $       627,864
                                                          =========================================================

  Base unit value                                           $          7.47   $         10.11    $         10.38

  GMIB unit value                                                      7.36               N/A                N/A

  Base accumulation units outstanding                            581,686.50         75,297.66          60,478.68

  GMIB units outstanding                                       1,489,225.73               N/A                N/A

  Investment sub-account information

  Number of mutual fund shares                                   733,006.59        761,146.60          56,462.61

  Net asset value per share                                 $         20.88   $          1.00    $         11.12

  Investments, at cost                                      $    11,574,117   $       761,191    $       616,667

See accompanying notes.



                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                            Statements of Operations

                                December 31, 2004



                                                                          Sub-accounts
                                     ---------------------------------------------------------------------------------------
                                     ---------------------------------------------------------------------------------------
                                          Alger
                                        American     AllianceBernstein   AllianceBernstein                     Dreyfus
                                        Income &        VP Growth &          VP Premier        Dreyfus       Developing
                                         Growth            Income              Growth        Appreciation      Leaders
                                     ---------------------------------------------------------------------------------------

Investment income
   Dividends - ordinary                $     12,273   $        31,782     $             -     $    18,760   $        17,033
   Dividends - capital gain
     distributions                                -                 -                   -               -                 -
                                     ---------------------------------------------------------------------------------------
                                             12,273            31,782                   -          18,760            17,033

Expenses
   Mortality and expense risk and
     administrative expense charge          (41,187)          (76,044)            (51,179)        (18,178)         (139,326)
   GMIB charge                               (3,828)          (11,000)             (8,579)         (2,452)          (21,910)
                                     ---------------------------------------------------------------------------------------

Net investment income (loss)                (32,742)          (55,262)            (59,758)         (1,870)         (144,203)

Net realized and unrealized gain
   (loss) on investments
                             Realized gain (loss) on
        investment transactions              (4,729)           57,012             (15,974)            870            35,631
     Unrealized appreciation
        of investments                      174,120           392,188             272,140          33,578           824,248
                                     ---------------------------------------------------------------------------------------

Net gain on investments                     169,391           449,200             256,166          34,448           859,879
                                     ---------------------------------------------------------------------------------------

Net increase in net assets
   resulting from operations           $    136,649   $       393,938     $       196,408     $    32,578   $       715,676
                                     =======================================================================================






                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                      Statements of Operations (continued)

                                December 31, 2004



                                                                      Sub-accounts
                                    --------------------------------------------------------------------------------
                                        Dreyfus                                      Janus Aspen
                                        Socially                      Janus Aspen       Series          MFS(R)
                                      Responsible       Dreyfus         Series        Worldwide        Emerging
                                         Growth          MidCap        Balanced         Growth          Growth
                                    --------------------------------------------------------------------------------

  Investment income
     Dividends - ordinary             $     1,676     $     3,642     $   154,105    $    34,741     $         -
     Dividends - capital gain
       distributions                            -          23,444               -              -               -
                                     -------------------------------------------------------------------------------
                                            1,676          27,086         154,105         34,741               -

  Expenses
     Mortality and expense risk and
       administrative expense charge       (6,842)        (15,018)       (116,293)       (64,099)        (25,851)
     GMIB charge                             (957)         (1,850)        (14,914)        (8,806)         (2,621)
                                    --------------------------------------------------------------------------------

  Net investment income (loss)             (6,123)         10,218          22,898        (38,164)        (28,472)

  Net realized and unrealized gain
     (loss) on investments
                             Realized gain (loss) on
         investment transactions            5,043           8,176          39,340        (41,174)        (16,316)
       Unrealized appreciation
         of investments                    17,264          89,709         360,570        177,595         204,429
                                    --------------------------------------------------------------------------------

  Net gain on investments                  22,307          97,885         399,910        136,421         188,113
                                    --------------------------------------------------------------------------------

  Net increase in net assets
  resulting from operations           $    16,184     $   108,103     $   422,808    $    98,257     $   159,641
                                    ================================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                      Statements of Operations (continued)

                                December 31, 2004



                                                                       Sub-accounts
                                       -----------------------------------------------------------------------------
                                       -----------------------------------------------------------------------------
                                                                        Van Kampen
                                            MFS(R)                      UIF Emerging    Van Kampen     Van Kampen
                                          Investors       MFS(R)          Markets          UIF             UIF
                                            Trust        Research         Equity       Fixed Income   High Yield
                                       -----------------------------------------------------------------------------

Investment income
   Dividends - ordinary                  $       8,437  $       4,420  $       4,076   $      43,806  $      57,782
   Dividends - capital gain
distributions                                        -              -              -           2,637              -
                                       -----------------------------------------------------------------------------
                                                 8,437          4,420          4,076          46,443         57,782

Expenses
   Mortality and expense risk and
     administrative expense charge             (23,665)        (7,441)       (10,462)        (19,899)       (16,423)
   GMIB charge                                  (2,979)          (182)          (980)         (1,446)        (1,245)
                                       -----------------------------------------------------------------------------

Net investment income (loss)                   (18,207)        (3,203)        (7,366)         25,098         40,114

Net realized and unrealized gain
   (loss) on investments
                             Realized gain (loss) on
        investment transactions                  2,708         (5,993)        23,118           5,854         13,145
     Unrealized appreciation
        (depreciation) of investments          140,439         66,932        113,729          (4,601)        17,634
                                       -----------------------------------------------------------------------------

Net gain on investments                        143,147         60,939        136,847           1,253         30,779
                                       -----------------------------------------------------------------------------

Net increase in net assets
   resulting from operations             $     124,940  $      57,736  $     129,481   $      26,351  $      70,893
                                       =============================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                      Statements of Operations (continued)

                                December 31, 2004



                                                                          Sub-accounts
                                           ----------------------------------------------------------------------------
                                             Van Kampen        PIMCO          PIMCO        PIMCO VIT
                                                 UIF       Advisors VIT   Advisors VIT    StocksPLUS
                                            International      OpCap       OpCap Small     Growth &     Fidelity VIP
                                               Magnum         Managed          Cap          Income       Contrafund
                                           ----------------------------------------------------------------------------

Investment income
   Dividends - ordinary                      $     11,405   $     34,511   $        949   $     11,673   $        497
   Dividends - capital gain distributions               -              -              -              -              -
                                           -----------------------------------------------------------------------------
                                                   11,405         34,511            949         11,673            497

Expenses
   Mortality and expense risk and
     administrative expense charge                 (7,072)       (43,850)       (38,538)       (11,526)        (6,721)
   GMIB charge                                       (580)        (6,879)        (4,950)        (1,599)          (777)
                                           ----------------------------------------------------------------------------

Net investment income (loss)                        3,753        (16,218)       (42,539)        (1,452)        (7,001)

Net realized and unrealized gain
   (loss) on investments
                             Realized gain (loss) on
        investment transactions                     4,871          3,880         24,138         10,803          8,178
     Unrealized appreciation
        (depreciation) of investments              50,839        229,998        348,904         47,134         55,417
                                           ----------------------------------------------------------------------------

Net gain on investments                            55,710        233,878        373,042         57,937         63,595
                                           ----------------------------------------------------------------------------

Net increase in net assets
   resulting from operations                 $     59,463   $    217,660   $    330,503   $     56,485   $     56,594
                                           ============================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                      Statements of Operations (continued)

                                December 31, 2004



                                                                         Sub-accounts
                                          ---------------------------------------------------------------------------
                                             Fidelity VIP                                              Franklin
                                                Equity          Fidelity VIP        Franklin          Small Cap
                                                Income           Index 500          Small Cap           Value
                                          ---------------------------------------------------------------------------

Investment income
   Dividends - ordinary                     $         1,678    $        11,040   $             -    $           277
   Dividends - capital gain distributions               437                  -                 -                  -
                                          ---------------------------------------------------------------------------
                                                      2,115             11,040                 -                277

Expenses
   Mortality and expense risk and
     administrative expense charge                   (3,285)           (18,869)          (12,046)            (2,967)
   GMIB charge                                         (214)            (1,823)           (1,726)              (410)
                                          ---------------------------------------------------------------------------

Net investment income (loss)                         (1,384)            (9,652)          (13,772)            (3,100)

Net realized and unrealized gain
   on investments
                             Realized gain (loss) on
        investment transactions                       6,539             19,679            19,464              7,140
     Unrealized appreciation
        of investments                               17,944             79,903            60,354             34,562
                                          ---------------------------------------------------------------------------

Net gain on investments                              24,483             99,582            79,818             41,702
                                          ---------------------------------------------------------------------------

Net increase in net assets
   resulting from operations                $        23,099    $        89,930   $        66,046    $        38,602
                                          ===========================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                      Statements of Operations (continued)

                                December 31, 2004



                                                                            Sub-accounts
                                                 -------------------------------------------------------------------
                                                      AEGON/TA          AEGON/TA       AEGON/TA        AEGON/TA
                                                     Van Kampen         Capital         Capital        Federated
                                                      Emerging          Guardian       Guardian       Growth and
                                                       Growth            Global          Value          Income
                                                 -------------------------------------------------------------------

Investment income
   Dividends - ordinary                            $             -    $        1,932  $       9,844  $       37,336
   Dividends - capital gain distributions                        -                  -               -         40,081
                                                 -------------------------------------------------------------------
                                                                 -              1,932           9,844         77,417

Expenses
   Mortality and expense risk and administrative
     expense charge                                         (6,983)            (9,549)        (16,253)       (22,927)
   GMIB charge                                              (1,134)            (1,194)           (935)        (3,700)
                                                 -------------------------------------------------------------------

Net investment income (loss)                                (8,117)            (8,811)         (7,344)        50,790

Net realized and unrealized gain on
   investments
     Realized gain on investment
         transactions                                       16,946              9,513          35,841          9,881
     Unrealized appreciation
        of investments                                      12,346             48,878         105,889         38,963
                                                 -------------------------------------------------------------------

Net gain on investments                                     29,292             58,391         141,730         48,844
                                                 -------------------------------------------------------------------

Net increase in net assets
   resulting from operations                       $        21,175    $       49,580  $     134,386  $       99,634
                                                 ===================================================================






                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                      Statements of Operations (continued)

                                December 31, 2004



                                                                               Sub-accounts
                                                        ------------------------------------------------------------
                                                              AEGON/TA           AEGON/TA            AEGON/TA
                                                            Transamerica       Transamerica           PIMCO
                                                               Equity          Money Market        Total Return
                                                        ------------------------------------------------------------

Investment income
   Dividends - ordinary                                   $             -     $        10,075    $         7,604
   Dividends - capital gain distributions                               -                   -              7,446
                                                        ------------------------------------------------------------
                                                                        -              10,075             15,050

Expenses
   Mortality and expense risk and administrative
     expense charge                                              (230,497)            (18,984)            (8,435)
   GMIB charge                                                    (32,568)                  -                  -
                                                        ------------------------------------------------------------

Net investment income (loss)                                     (263,065)             (8,909)             6,615

Net realized and unrealized gain on
   investment
     Realized gain on investment
         transactions                                              42,799                   -              3,186
     Unrealized appreciation
        of investments                                          1,999,802                   -              3,426
                                                        ------------------------------------------------------------

Net gain on investments                                         2,042,601                   -              6,612
                                                        ------------------------------------------------------------

Net increase in net assets resulting
   from operations                                        $     1,779,536     $        (8,909)   $        13,227
                                                        ============================================================

See accompanying notes.




                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                       Statements of Changes in Net Assets

                          Year ended December 31, 2004


                                                                           Sub-accounts
                                      ---------------------------------------------------------------------------------------
                                      ---------------------------------------------------------------------------------------
                                          Alger
                                         American    AllianceBernstein    AllianceBernstein                      Dreyfus
                                         Income &       VP Growth &          VP Premier           Dreyfus       Developing
                                          Growth           Income              Growth          Appreciation      Leaders
                                      ---------------------------------------------------------------------------------------

Operations
Net investment income (loss)            $    (32,742) $       (55,262)    $       (59,758)     $      (1,870)   $  (144,203)
Realized gain (loss) on investments           (4,729)          57,012             (15,974)               870         35,631
Unrealized appreciation
   of investments                            174,120          392,188             272,140             33,578        824,248
                                      ---------------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                 136,649          393,938             196,408             32,578        715,676

Contract transactions
Deposits                                     349,272          755,286             569,515            198,164      1,285,287
Withdrawals                                 (221,769)        (196,898)           (113,734)           (76,783)      (268,529)
Transfers between sub-accounts               (17,879)         (53,408)            (76,155)            20,672        125,471
                                      ---------------------------------------------------------------------------------------

Net increase (decrease) in net
   assets from contract transactions         109,624          504,980             379,626            142,053      1,142,229
                                      ---------------------------------------------------------------------------------------

Increase in net assets                       246,273          898,918             576,034            174,631      1,857,905

Net assets, at beginning of year           2,276,303        3,959,997           2,729,568            962,612      7,108,177
                                      ---------------------------------------------------------------------------------------

Net assets, at end of year              $  2,522,576  $     4,858,915     $     3,305,602      $   1,137,243    $ 8,966,082
                                      =======================================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2004


                                                                        Sub-Accounts
                                      ----------------------------------------------------------------------------------
                                      ----------------------------------------------------------------------------------
                                          Dreyfus                                        Janus Aspen
                                        Socially                        Janus Aspen         Series           MFS(R)
                                        Responsible       Dreyfus          Series         Worldwide        Emerging
                                           Growth          MidCap         Balanced          Growth          Growth
                                      ----------------------------------------------------------------------------------

Operations
Net investment income (loss)            $      (6,123)  $      10,218   $      22,898    $     (38,164)  $     (28,472)
Realized gain (loss) on investments             5,043           8,176          39,340          (41,174)        (16,316)
Unrealized appreciation
   of investments                              17,264          89,709         360,570          177,595         204,429
                                      ----------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                   16,184         108,103         422,808           98,257         159,641

Contract transactions
Deposits                                       99,135         131,183       1,122,951          665,199         149,797
Withdrawals                                   (30,317)        (19,603)       (425,680)        (213,592)       (117,411)
Transfers between sub-accounts                 11,967          35,707          26,673          (63,716)        (28,851)
                                      ----------------------------------------------------------------------------------

Net increase in net assets
    from contract transactions                 80,785         147,287         723,944          387,891           3,535
                                      ----------------------------------------------------------------------------------

Increase in net assets                         96,969         255,390       1,146,752          486,148         163,176

Net assets, at beginning of year              337,205         759,109       6,197,072        3,499,722       1,469,760
                                      ----------------------------------------------------------------------------------

Net assets, at end of year              $     434,174   $   1,014,499   $   7,343,824    $   3,985,870   $   1,632,936
                                      ==================================================================================






                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2004


                                                                           Sub-accounts
                                        ------------------------------------------------------------------------------------
                                        ------------------------------------------------------------------------------------
                                                                            Van Kampen
                                              MFS(R)                      UIF Emerging      Van Kampen       Van Kampen
                                            Investors        MFS(R)          Markets            UIF             UIF
                                              Trust          Research         Equity        Fixed Income      High Yield
                                        ------------------------------------------------------------------------------------

Operations
Net investment income (loss)              $       (18,207) $       (3,203) $        (7,366) $        25,098  $       40,114
Realized gain (loss) on investments                 2,708           (5,993)         23,118            5,854           13,145
Unrealized appreciation (depreciation)
   of investments                                 140,439           66,932         113,729           (4,601)          17,634
                                        ------------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                      124,940           57,736         129,481           26,351           70,893

Contract transactions
Deposits                                          209,062           35,310         104,172          180,835          211,326
Withdrawals                                      (150,295)         (18,140)        (13,440)         (55,025)         (19,232)
Transfers between sub-accounts                    (28,481)         (33,615)        102,177          (33,205)          50,631
                                        ------------------------------------------------------------------------------------

Net increase (decrease) in net assets
   from contract transactions                      30,286          (16,445)        192,909           92,605          242,725
                                        ------------------------------------------------------------------------------------

Increase in net assets                            155,226           41,291         322,390          118,956          313,618

Net assets, at beginning of year                1,328,615          424,221         463,312        1,036,205          783,205
                                        ------------------------------------------------------------------------------------

Net assets, at end of year                $     1,483,841  $      465,512  $       785,702  $     1,155,161  $    1,096,823
                                        ====================================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2004


                                                                           Sub-accounts
                                        ------------------------------------------------------------------------------------
                                        ------------------------------------------------------------------------------------
                                           Van Kampen         PIMCO            PIMCO          PIMCO VIT
                                               UIF         Advisors VIT    Advisors VIT      StocksPLUS
                                          International       OpCap         OpCap Small       Growth &       Fidelity VIP
                                             Magnum          Managed            Cap            Income         Contrafund
                                        ------------------------------------------------------------------------------------

Operations
Net investment income (loss)              $        3,753   $      (16,218) $      (42,539)  $       (1,452)  $       (7,001)
Realized gain (loss) on investments                4,871            3,880          24,138           10,803            8,178
Unrealized appreciation (depreciation)
   of investments                                 50,839          229,998         348,904           47,134           55,417
                                        ------------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                      59,463          217,660         330,503           56,485           56,594

Contract transactions
Deposits                                          27,273          478,720         462,180           90,659          186,676
Withdrawals                                      (29,088)         (99,957)       (120,148)         (53,762)          (1,889)
Transfers between sub-accounts                    49,546           27,048         (62,216)          77,418          189,720
                                        ------------------------------------------------------------------------------------

Net increase (decrease) in net assets
   from contract transactions                     47,731          405,811         279,816          114,315          374,507
                                        ------------------------------------------------------------------------------------

Increase in net assets                           107,194          623,471         610,319          170,800          431,101

Net assets, at beginning of year                 386,022        2,227,661       1,948,803          568,147          215,029
                                        ------------------------------------------------------------------------------------

Net assets, at end of year                $      493,216   $    2,851,132  $    2,559,122   $      738,947   $      646,130
                                        ====================================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2004


                                                                        Sub-accounts
                                         ---------------------------------------------------------------------------
                                            Fidelity VIP                                             Franklin
                                               Equity         Fidelity VIP         Franklin          Small Cap
                                               Income           Index 500         Small Cap            Value
                                         ---------------------------------------------------------------------------

Operations
Net investment income (loss)               $        (1,384)  $        (9,652)   $       (13,772)  $        (3,100)
Realized gain on investments                         6,539            19,679             19,464             7,140
Unrealized appreciation
   of investments                                   17,944            79,903             60,354            34,562
                                         ---------------------------------------------------------------------------

Increase in net assets
   resulting from operations                        23,099            89,930             66,046            38,602

Contract transactions
Deposits                                            33,582           237,392            102,631            71,002
Withdrawals                                         (2,844)          (19,981)           (18,368)             (635)
Transfers between sub-accounts                     136,746            60,793             70,588            40,907
                                         ---------------------------------------------------------------------------

Net increase in net assets
    from contract transactions                     167,484           278,204            154,851           111,274
                                         ---------------------------------------------------------------------------

Increase in net assets                             190,583           368,134            220,897           149,876

Net assets, at beginning of year                   111,278           878,743            591,142           115,105
                                         ---------------------------------------------------------------------------

Net assets, at end of year                 $       301,861   $     1,246,877    $       812,039   $       264,981
                                         ===========================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2004


                                                                        Sub-accounts
                                         ---------------------------------------------------------------------------
                                              AEGON/TA          AEGON/TA           AEGON/TA          AEGON/TA
                                             Van Kampen          Capital           Capital           Federated
                                              Emerging          Guardian           Guardian         Growth and
                                               Growth            Global             Value             Income
                                         ---------------------------------------------------------------------------

Operations
Net investment income (loss)               $        (8,117)  $        (8,811)   $        (7,344)  $        50,790
Realized gain on investments                        16,946             9,513             35,841             9,881
Unrealized appreciation
   of investments                                   12,346            48,878            105,889            38,963
                                         ---------------------------------------------------------------------------

Increase in net assets
   resulting from operations                        21,175            49,580            134,386            99,634

Contract transactions
Deposits                                            68,648            71,129            157,605           316,368
Withdrawals                                        (32,813)           (9,999)           (35,164)          (16,270)
Transfers between sub-accounts                     (32,221)           20,535             71,359           357,752
                                         ---------------------------------------------------------------------------

Net increase in net assets
    from contract transactions                       3,614            81,665            193,800           657,850
                                         ---------------------------------------------------------------------------

Increase in net assets                              24,789           131,245            328,186           757,484

Net assets, at beginning of year                   405,543           494,777            774,450           921,012
                                         ---------------------------------------------------------------------------

Net assets, at end of year                 $       430,332   $       626,022    $     1,102,636   $     1,678,496
                                         ===========================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2004


                                                                               Sub-accounts
                                                       -------------------------------------------------------------
                                                                                 AEGON/TA
                                                             AEGON/TA          Transamerica          AEGON/TA
                                                           Transamerica           Money               PIMCO
                                                              Equity              Market           Total Return
                                                       -------------------------------------------------------------

Operations
Net investment income (loss)                             $      (263,065)    $        (8,909)    $         6,615
Realized gain on investments                                      42,799                   -               3,186
Unrealized appreciation
   of investments                                              1,999,802                   -               3,426
                                                       -------------------------------------------------------------

Increase in net assets resulting
   from operations                                             1,779,536              (8,909)             13,227

Contract transactions
Deposits                                                       2,168,019             352,378             133,345
Withdrawals                                                     (572,766)           (188,954)            (27,596)
Transfers between sub-accounts                                    33,573            (758,611)            216,603
                                                       -------------------------------------------------------------

Net increase (decrease) in net assets from
   contract transactions                                       1,628,826            (595,187)            322,352
                                                       -------------------------------------------------------------

Increase in net assets                                         3,408,362            (604,096)            335,579

Net assets, at beginning of year                              11,896,816           1,365,287             292,285
                                                       -------------------------------------------------------------

Net assets, at end of year                               $    15,305,178     $       761,191     $       627,864
                                                       =============================================================

See accompanying notes.



                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                       Statements of Changes in Net Assets

                          Year ended December 31, 2003


                                                                             Sub-accounts
                                        ---------------------------------------------------------------------------------------
                                             Alger
                                           American     AllianceBernstein  AllianceBernstein                       Dreyfus
                                           Income &        VP Growth &        VP Premier          Dreyfus        Developing
                                            Growth           Income             Growth          Appreciation       Leaders
                                        ---------------------------------------------------------------------------------------

Operations
Net investment income (loss)              $    (33,088)  $       (28,929)   $       (41,752)   $     (2,883)     $   (103,468)
Realized gain (loss) on investments           (238,175)          (48,302)           (21,343)        (23,960)          (79,489)
Unrealized appreciation of
   investments                                 779,693           739,408            460,420         175,918         1,609,227
                                        ---------------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                   508,430           662,177            397,325         149,075         1,426,270

Contract transactions
Deposits                                       466,446           769,744            727,304         171,789         1,772,079
Withdrawals                                   (106,629)          (91,146)           (28,651)        (48,180)         (209,322)
Transfers between sub-accounts                (232,449)        1,157,651            156,133         182,254           293,692
                                        ---------------------------------------------------------------------------------------

Net increase in net assets
    from contract transactions                 127,368         1,836,249            854,786         305,863         1,856,449
                                        ---------------------------------------------------------------------------------------

Increase in net assets                         635,798         2,498,426          1,252,111         454,938         3,282,719

Net assets, at beginning of year             1,640,505         1,461,571          1,477,457         507,674         3,825,458
                                        ---------------------------------------------------------------------------------------

Net assets, at end of year                $  2,276,303   $     3,959,997    $     2,729,568    $    962,612      $  7,108,177
                                        =======================================================================================






                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2003


                                                                          Subaccounts
                                    -----------------------------------------------------------------------------------------
                                    -----------------------------------------------------------------------------------------
                                         Dreyfus                                            Janus Aspen          MFS(R)
                                         Socially                          Janus Aspen         Series
                                       Responsible         Dreyfus           Series          Worldwide         Emerging
                                          Growth            MidCap          Balanced           Growth           Growth
                                    -----------------------------------------------------------------------------------------

Operations
Net investment income (loss)          $        (4,621)  $        (9,484)  $        (5,353) $       (30,800)  $       (20,130)
Realized gain (loss) on investments            (2,981)           (6,849)          (72,776)        (183,656)          (93,731)
Unrealized appreciation of
   investments                                 66,265           175,717           710,816          792,381           381,211
                                    -----------------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                   58,663           159,384           632,687          577,925           267,350

Contract transactions
Deposits                                       68,629           143,408         1,321,944          805,241           261,158
Withdrawals                                    (1,176)          (14,421)         (301,660)        (109,362)          (64,751)
Transfers between sub-accounts                 75,087            77,679          (394,714)        (198,066)          270,139
                                    -----------------------------------------------------------------------------------------

Net increase in net assets
    from contract transactions                142,540           206,666           625,570          497,813           466,546
                                    -----------------------------------------------------------------------------------------

Increase in net assets                        201,203           366,050         1,258,257        1,075,738           733,896

Net assets, at beginning of year              136,002           393,059         4,938,815        2,423,984           735,864
                                    -----------------------------------------------------------------------------------------

Net assets, at end of year            $       337,205   $       759,109   $     6,197,072  $     3,499,722   $     1,469,760
                                    =========================================================================================






                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2003


                                                                          Sub-accounts
                                    -----------------------------------------------------------------------------------------
                                    -----------------------------------------------------------------------------------------
                                           MFS(R)                            Van Kampen
                                                             MFS(R)         UIF Emerging
                                        Investors                            Markets           MA UIF           MA UIF
                                          Trust            Research          Equity         Fixed Income      High Yield
                                    -----------------------------------------------------------------------------------------

Operations
Net investment income (loss)          $       (14,476)  $        (4,090)  $        (4,810) $        (8,936)  $        (7,629)
Realized gain (loss) on investments           (24,017)          (37,373)               23              202              (237)
Unrealized appreciation of
   investments                                252,160           120,225           119,769           30,888            86,171
                                    -----------------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                  213,667            78,762           114,982           22,154            78,305

Contract transactions
Deposits                                      185,563            50,781            35,798          213,794           109,368
Withdrawals                                   (34,764)          (29,938)           (3,448)         (24,696)          (11,086)
Transfers between sub-accounts                 78,591             9,446           138,060          218,538           481,153
                                    -----------------------------------------------------------------------------------------

Net increase in net assets
    from contract transactions                229,390            30,289           170,410          407,636           579,435
                                    -----------------------------------------------------------------------------------------

Increase in net assets                        443,057           109,051           285,392          429,790           657,740

Net assets, at beginning of year              885,558           315,170           177,920          606,415           125,465
                                    -----------------------------------------------------------------------------------------

Net assets, at end of year            $     1,328,615   $       424,221   $       463,312  $     1,036,205   $       783,205
                                    =========================================================================================






                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2003


                                                                         Sub-accounts
                                    ----------------------------------------------------------------------------------------
                                       Van Kampen          PIMCO             PIMCO          PIMCO VIT
                                           UIF          Advisors VIT     Advisors VIT       StocksPLUS
                                      International        OpCap          OpCap Small        Growth &       Fidelity VIP
                                         Magnum           Managed             Cap             Income         Contrafund
                                    ----------------------------------------------------------------------------------------

Operations
Net investment income (loss)          $      (5,326)   $     (12,277)    $     (26,348)   $       1,887     $      (2,934)
Realized gain (loss) on investments          (1,702)         (18,981)          (23,953)          (8,159)            7,720
Unrealized appreciation of
   investments                               91,103          370,973           553,937          103,094            37,074
                                    ----------------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                 84,075          339,715           503,636           96,822            41,860

Contract transactions
Deposits                                     12,612          512,285           446,040           58,663            28,757
Withdrawals                                  (7,606)         (52,785)          (32,469)          (7,110)             (751)
Transfers between sub-accounts               98,300          394,272           166,635          180,540            76,785
                                    ----------------------------------------------------------------------------------------

Net increase in net assets
    from contract transactions              103,306          853,772           580,206          232,093           104,791
                                    ----------------------------------------------------------------------------------------

Increase in net assets                      187,381        1,193,487         1,083,842          328,915           146,651

Net assets, at beginning of year            198,641        1,034,174           864,961          239,232            68,378
                                    ----------------------------------------------------------------------------------------

Net assets, at end of year            $     386,022    $   2,227,661     $   1,948,803    $     568,147     $     215,029
                                    ========================================================================================






                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2003


                                                                      Sub-accounts
                                   -----------------------------------------------------------------------------------
                                   -----------------------------------------------------------------------------------
                              Fidelity VIP Franklin
                                        Equity        Fidelity VIP      Franklin       Small Cap        Franklin
                                        Income         Index 500       Small Cap         Value         Technology
                                   -----------------------------------------------------------------------------------

Operations
Net investment income (loss)         $      (1,008)   $      (6,814)  $      (5,833)  $      (1,291)  $        (607)
Realized gain (loss) on investments          1,170            6,448           1,134             891         (19,886)
Unrealized appreciation of
   investments                              20,140          114,542         106,393          28,382          28,125
                                   -----------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                20,302          114,176         101,694          27,982           7,632

Contract transactions
Deposits                                    29,504           61,696         119,604          14,138           6,036
Withdrawals                                    (35)          (2,227)           (883)            (71)            (62)
Transfers between sub-accounts              60,367          655,982         304,128          69,104         (89,862)
                                   -----------------------------------------------------------------------------------

Net increase in net assets
    from contract transactions              89,836          715,451         422,849          83,171         (83,888)
                                   -----------------------------------------------------------------------------------

Increase in net assets                     110,138          829,627         524,543         111,153         (76,256)

Net assets, at beginning of year             1,140           49,116          66,599           3,952          76,256
                                   -----------------------------------------------------------------------------------

Net assets, at end of year           $     111,278    $     878,743   $     591,142   $     115,105   $           -
                                   ===================================================================================






                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2003


                                                                        Sub-accounts
                                        ------------------------------------------------------------------------------
                                        ------------------------------------------------------------------------------
                                             AEGON/TA            AEGON/TA           AEGON/TA           AEGON/TA
                                            Van Kampen           Capital             Capital           Federated
                                             Emerging            Guardian           Guardian          Growth and
                                              Growth              Global              Value             Income
                                        ------------------------------------------------------------------------------

Operations
Net investment income (loss)              $        (5,071)   $        (3,214)    $        (4,192)   $        26,862
Realized gain (loss) on investments               (12,357)             8,191              23,160             17,242
Unrealized appreciation of investments             74,608             62,151             114,719             96,513
                                        ------------------------------------------------------------------------------

Increase in net assets
   resulting from operations                       57,180             67,128             133,687            140,617

Contract transactions
Deposits                                           31,211             49,026              98,503            213,885
Withdrawals                                       (14,447)            (1,222)             (4,192)           (13,020)
Transfers between sub-accounts                    251,622            315,126             450,304            476,897
                                        ------------------------------------------------------------------------------

Net increase in net assets from
   contract transactions                          268,386            362,930             544,615            677,762
                                        ------------------------------------------------------------------------------

Increase in net assets                            325,566            430,058             678,302            818,379

Net assets, at beginning of year                   79,977             64,719              96,148            102,633
                                        ------------------------------------------------------------------------------

Net assets, at end of year                $       405,543    $       494,777     $       774,450    $       921,012
                                        ==============================================================================





                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                 Statements of Changes in Net Assets (continued)

                          Year ended December 31, 2003


                                                                                 Sub-accounts
                                                           ---------------------------------------------------------
                                                                                   AEGON/TA
                                                                AEGON/TA         Transamerica        AEGON/TA
                                                              Transamerica          Money              PIMCO
                                                                 Equity             Market         Total Return
                                                           ---------------------------------------------------------

Operations
Net investment income (loss)                                 $     (174,689)    $      (13,893)   $         (361)
Realized gain (loss) on investments                                (154,900)                 -              (833)
Unrealized appreciation of investments                            2,647,095                  -             7,771
                                                           ---------------------------------------------------------

Increase (decrease) in net assets resulting
   from operations                                                2,317,506            (13,893)            6,577

Contract transactions
Deposits                                                          2,578,764          4,234,194            26,430
Withdrawals                                                        (352,466)           (73,255)           (1,050)
Transfers between sub-accounts                                    1,103,581         (4,661,447)          260,328
                                                           ---------------------------------------------------------

Net increase (decrease) in net assets from
   contract transactions                                          3,329,879           (500,508)          285,708
                                                           ---------------------------------------------------------

Increase in net assets                                            5,647,385           (514,401)          292,285

Net assets, at beginning of year                                  6,249,431          1,879,688                 -
                                                           ---------------------------------------------------------

Net assets, at end of year                                   $   11,896,816     $    1,365,287    $      292,285
                                                           =========================================================

See accompanying notes.



                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                          Notes to Financial Statements

                                December 31, 2004


38

1. Organization of the Account

Separate Account VA-8 of Transamerica Life Insurance and Annuity Company (the Separate Account) was established as a separate account of Transamerica Life Insurance and Annuity Company (Transamerica) and is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as a unit investment trust and is designed to provide retirement benefits pursuant to variable annuity contracts (Contract) issued by Transamerica. The Separate Account commenced operations when initial deposits were received on October 26, 2000. Not all sub-accounts within the Separate Account received initial deposits on that date. The Contract allows policyholders to direct funds into a fixed interest account that is not part of the Separate Account.

In accordance with the terms of the Contract, all purchase payments are directed either to the fixed account or to sub-accounts within the Separate Account. Payments allocated to the Separate Account by policy owners must be allocated to purchase units in up to 17 of the Separate Account's 31 sub-accounts, each of which invests exclusively in a specific corresponding mutual fund portfolio
(Fund). The Funds are open-end management investment companies registered under the Investment Company Act of 1940.

                  Sub-accounts                                         Underlying Portfolios
--------------------------------------------------------------------------------------------------------------------

                                                 The Alger American Fund
Alger American Income & Growth                      Alger American Income & Growth Portfolio - Class O

                                                Alliance Variable Products Series Funds
AllianceBernstein VP Growth & Income                AllianceBernstein Growth and Income Portfolio - Class B
AllianceBernstein VP Premier Growth                 AllianceBernstein Premier Growth Portfolio - Class B

                                                Dreyfus Variable Investments Fund
Dreyfus Appreciation                                Dreyfus VIF Appreciation Portfolio - Initial Shares
Dreyfus Developing Leaders                          Dreyfus VIF Developing Leaders Portfolio - Initial Shares

                                                Dreyfus Socially Responsible Growth Fund
Dreyfus Socially Responsible Growth                 The Dreyfus Socially Responsible Growth Fund - Initial Shares

                                                 Dreyfus Investment Portfolios
Dreyfus MidCap                                      Dreyfus MidCap Stock Portfolio - Initial Shares

                                                 Janus Aspen Series
Janus Aspen Series Balanced                         Janus Aspen Series Balanced Portfolio - Service Shares
Janus Aspen Series Worldwide Growth                 Janus Aspen Series Worldwide Growth Portfolio - Service Shares




                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                    Notes to Financial Statements (continued)



1. Organization of the Account (continued)





                  Sub-accounts                                         Underlying Portfolios
--------------------------------------------------------------------------------------------------------------------
                                                 MFS Variable Insurance Trust
MFS(R) Emerging Growth                                MFS(R) Emerging Growth Series - Initial Class
MFS(R) Investors Trust                                MFS(R) Investors Trust Series - Initial Class
MFS(R) Research                                       MFS(R) Research Series - Initial Class

                                                 The Van Kampen Universal Institutional Funds
Van Kampen UIF Emerging Markets Equity              Van Kampen UIF Emerging Markets Equity Portfolio - Class 1
Van Kampen UIF Fixed Income                         Van Kampen UIF Core Plus Fixed Income Portfolio- Class 1(1)
Van Kampen UIF High Yield                           Van Kampen UIF High Yield Portfolio - Class 1(2)
Van Kampen UIF International Magnum                 Van Kampen UIF International Magnum Portfolio - Class 1

                                                PIMCO Advisors Variable Insurance Trust
PIMCO Advisors VIT OpCap Managed                    PIMCO Advisors VIT OpCap Managed Portfolio
PIMCO Advisors VIT OpCap Small Cap                  PIMCO Advisors VIT OpCap Small Cap Portfolio

                                                 PIMCO Variable Insurance Trust
PIMCO VIT StocksPLUS Growth & Income                PIMCO VIT StocksPLUS Growth & Income - Admin Class

                                                Fidelity Variable Insurance Products Fund
Fidelity VIP Contrafund                             Fidelity VIP Contrafund Portfolio - Class 2
Fidelity VIP Equity Income                          Fidelity VIP Equity Income Portfolio - Class 2
Fidelity VIP Index 500                              Fidelity VIP Index 500 Portfolio - Class 2

                                                 Franklin Templeton Variable Insurance Products Trust
Franklin Small Cap                                  Franklin Small Cap Fund - Class 2
Franklin Small Cap Value                            Franklin Small Cap Value Securities Fund - Class 2
Franklin Technology                                 Franklin Technology Securities Fund - Class 2(3)

                                                 AEGON/Transamerica Series Fund
AEGON/TA Van Kampen Emerging Growth                 AEGON/Transamerica Van Kampen Emerging Growth - Initial Class
AEGON/TA Capital Guardian Global                    AEGON/Transamerica Capital Guardian Global - Initial Class
AEGON/TA Capital Guardian Value                     AEGON/Transamerica Capital Guardian Value - Initial Class
AEGON/TA Federated Growth & Income                  AEGON/Transamerica Federated Growth and Income - Initial Class
AEGON/TA Transamerica Equity                        AEGON/Transamerica Transamerica Equity - Initial Class
AEGON/TA Transamerica Money Market                  AEGON/Transamerica Transamerica Money Market - Initial Class
AEGON/TA PIMCO Total Return                         AEGON/Transamerica PIMCO Total Return - Initial Class


(1) Formerly  Miller  Anderson UIF Core Plus Fixed Income  Portfolio - Class (1)
(2) Formerly  Miller  Anderson  UIF  High  Yield  Portfolio  -  Class  (1)
(3) Discontinued by the Separate Account during (2003)

Under applicable insurance law, the assets and liabilities of the separate account are clearly identified and distinguished from Transamerica's other assets and liabilities. The portion of the separate account's assets applicable to the variable annuity contracts is not chargeable with liabilities arising out of any other business Transamerica may conduct.

2. Significant Accounting Policies

The accompanying financial statements of the Separate Account have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. The accounting principles followed and the methods of applying those principles are presented below:

Investment Valuation - Investments in the Funds' shares are carried at fair (net asset) value. Realized investment gains or losses on investments are determined on a specific identification basis. Investment transactions are accounted for on the date the order to buy or sell is executed (trade date).

Investment Income - Investment income consists of dividend income (both ordinary and capital gains) and is recognized on the ex-dividend date. All distributions received are reinvested in the respective sub-accounts.

Federal Income Taxes - Operations of the Separate Account are part of, and will be taxed with, those of Transamerica, which is taxed as a "life insurance company" under Subchapter L of the Internal Revenue Code of 1986. Under current federal income tax laws, income from assets maintained in the Separate Account for the exclusive benefit of participants generally is not subject to federal income tax.

3. Expenses and Charges

Transamerica assumes mortality and expense risks related to the operations of the Separate Account. Transamerica deducts a daily charge from each sub-account which is equal, on an annual basis, to 1.60% of the daily net asset value of the sub-account and is paid to

Transamerica. An administrative expense charge is also deducted by Transamerica from each sub-account on a daily basis which is equal, on an annual basis, to 0.15% of the daily net asset value of the sub-account.

The Guaranteed Minimum Income Benefit Rider (GMIB) guarantees a minimum annuitization value after the rider has been in effect for seven years. The GMIB rider may only be elected with the contract application and once elected may not be terminated before the annuity date. If the contract holder elected the GMIB Rider, there will be a daily charge at an effective annual rate of 0.35% of the variable accumulated value, excluding the money market sub-account, at that time.

On an annual basis and upon surrender, a policyholder account is reduced by an account fee, currently $25. After the annuity date, Transamerica will deduct an annual fee of $30 in equal installments from each periodic payment under the variable payment option. The annual account fee is not an expense of the Separate Account but rather is a charge to the Contract paid for by redemption of units.

The Separate Account pays no remuneration to directors, advisory boards or officers or such other persons who may from time to time perform services for the Separate Account.

                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                    Notes to Financial Statements (continued)



4. Investment Transactions

The aggregate cost of purchases and the aggregate proceeds from sales of investments for the year ended December 31, 2004 were:

                                                                           Aggregate        Aggregate
                                                                           Purchases          Sales
                                                                       ------------------------------------
Sub-account
Alger American Income & Growth                                           $      479,264   $      402,382
AllianceBernstein VP Growth & Income                                            855,528          405,810
AllianceBernstein VP Premier Growth                                             582,285          262,417
Dreyfus Appreciation                                                            277,065          136,882
Dreyfus Developing Leaders                                                    1,490,469          492,443
Dreyfus Socially Responsible Growth                                             122,672           48,010
Dreyfus MidCap                                                                  210,121           52,616
Janus Aspen Series Balanced                                                   1,571,663          824,821
Janus Aspen Series Worldwide Growth                                             790,814          441,087
MFS(R) Emerging Growth                                                          245,097          270,034
MFS(R) Investors Trust                                                          241,436          229,357
MFS(R) Research                                                                  48,044           67,692
Van Kampen UIF Emerging Markets Equity                                          254,471           68,928
Van Kampen UIF Fixed Income                                                     522,035          404,332
Van Kampen  UIF High Yield                                                      379,872           97,033
Van Kampen UIF International Magnum                                             125,913           74,429
PIMCO Advisors VIT OpCap Managed                                                639,502          249,909
PIMCO Advisors VIT OpCap Small Cap                                              506,161          268,884
PIMCO VIT StocksPLUS Growth & Income                                            188,715           75,852
Fidelity VIP Contrafund                                                         444,887           77,381
Fidelity VIP Equity Income                                                      238,890           72,790
Fidelity VIP Index 500                                                          395,417          126,865
Franklin Small Cap                                                              209,414           68,335
Franklin Small Cap Value                                                        187,096           78,922
AEGON/TA Van Kampen Emerging Growth                                              78,961           83,464
AEGON/TA Capital Guardian Global                                                112,204           39,350
AEGON/TA Capital Guardian Value                                                 320,529          134,073
AEGON/TA Federated Growth & Income                                              791,385           82,745
AEGON/TA Transamerica Equity                                                  2,327,646          961,885
AEGON/TA Transamerica Money Market                                            1,138,188        1,742,284
AEGON/TA PIMCO Total Return                                                     434,880          105,913



The aggregate cost of purchases and the aggregate proceeds from sales of investments for the year ended December 31, 2003, were:

                                                                             Aggregate        Aggregate
                                                                             Purchases          Sales
                                                                         ------------------------------------
                                                                         ------------------------------------

  Sub-account
  Alger American Income & Growth                                           $      920,558   $      826,277
  AllianceBernstein VP Growth & Income                                          2,102,410          295,091
  AllianceBernstein VP Premier Growth                                             923,072          110,038
  Dreyfus Appreciation                                                            420,090          117,111
  Dreyfus Developing Leaders                                                    2,173,515          420,534
  Dreyfus Socially Responsible Growth                                             150,624           12,707
  Dreyfus MidCap                                                                  296,336           99,154
  Janus Aspen Series Balanced                                                   1,927,240        1,307,023
  Janus Aspen Series Worldwide Growth                                             916,439          449,427
  MFS(R) Emerging Growth                                                          642,036          195,621
  MFS(R) Investors Trust                                                          308,509           93,596
  MFS(R) Research                                                                 119,070           92,872
  Van Kampen UIF Emerging Markets Equity                                          188,136           22,538
  MA UIF Fixed Income                                                             811,685          412,986
  MA UIF High Yield                                                               651,088           79,283
  Van Kampen UIF International Magnum                                             178,767           80,788
  PIMCO Advisors VIT OpCap Managed                                                978,071          136,577
  PIMCO Advisors VIT OpCap Small Cap                                              693,386          139,530
  PIMCO VIT StocksPLUS Growth & Income                                            280,435           46,455
  Fidelity VIP Contrafund                                                         150,213           48,357
  Fidelity VIP Equity Income                                                       97,210            8,382
  Fidelity VIP Index 500                                                          758,788           50,151
  Franklin Small Cap                                                              463,600           46,585
  Franklin Small Cap Value                                                         88,289            6,409
  Franklin Technology(4)                                                           33,948          118,443
  AEGON/TA Van Kampen Emerging Growth                                             356,208           92,893
  AEGON/TA Capital Guardian Global                                                453,658           93,942
  AEGON/TA Capital Guardian Value                                                 665,573          125,150
  AEGON/TA Federated Growth & Income                                              937,419          232,796
  AEGON/TA Transamerica Equity                                                  3,891,927          736,737
  AEGON/TA Transamerica Money Market                                            4,851,891        5,366,293
  AEGON/TA PIMCO Total Return                                                     317,538           32,192

(4) Discontinued by the Separate Account during 2003.

5. Accumulation Units Outstanding

The changes in accumulation units for the year ended December 31, 2004 are summarized as follows:

                                                      Units         Units          Units     Net Increase
                                                      Issued       Redeemed     Transferred   (Decrease)
                                                  ---------------------------------------------------------
                                                  ---------------------------------------------------------

Sub-account
Alger American Income & Growth                        56,527.50    (39,243.67)      (344.54)    16,939.29
AllianceBernstein VP Growth & Income                  79,564.10    (26,072.55)    (2,141.13)    51,350.42
AllianceBernstein VP Premier Growth                  114,221.69    (25,835.71)   (13,137.20)    75,248.78
Dreyfus Appreciation                                  24,743.86    (10,818.33)     3,729.08     17,654.61
Dreyfus Developing Leaders                           148,550.52    (36,930.35)    14,967.93    126,588.10
Dreyfus Socially Responsible Growth Fund              13,492.26     (4,728.02)     1,997.12     10,761.36
Dreyfus MidCap                                        12,022.28     (2,042.31)     3,530.03     13,510.00
Janus Aspen Series Balanced                          126,945.80    (51,631.21)     4,838.63     80,153.22
Janus Aspen Series Worldwide Growth                  131,497.21    (46,891.27)   (12,239.15)    72,366.79
MFS(R) Emerging Growth                                35,176.58    (28,329.88)    (5,870.45)       976.25
MFS(R) Investors Trust                                28,932.08    (20,955.56)    (3,778.16)     4,198.36
MFS(R) Research                                        5,960.72     (3,645.48)    (4,883.85)    (2,568.61)
Van Kampen UIF Emerging Markets Equity                12,394.21     (1,764.49)    12,256.22     22,885.94
Van Kampen UIF Fixed Income                           15,223.93     (6,773.86)      (941.64)     7,508.43
Van Kampen UIF High Yield                             22,384.21     (4,981.76)     7,408.47     24,810.92
Van Kampen UIF International Magnum                    3,649.85     (3,791.08)     5,812.22      5,670.99
PIMCO Advisors VIT OpCap Managed                      48,549.46    (14,387.62)     6,118.16     40,280.00
PIMCO Advisors VIT OpCap Small Cap                    34,228.21    (11,042.83)    (3,232.24)    19,953.14
PIMCO VIT StocksPLUS Growth & Income                  12,221.92     (7,331.82)     9,881.51     14,771.61
Fidelity VIP Contrafund                               16,634.87       (848.01)    16,930.04     32,716.90
Fidelity VIP Equity Income                             3,177.58       (265.60)    12,770.58     15,682.56
Fidelity VIP Index 500                                24,227.11     (5,494.74)     7,942.15     26,674.52
Franklin Small Cap                                    11,452.65     (2,162.98)     7,785.58     17,075.25
Franklin Small Cap Value                               6,433.54       (418.26)     4,067.84     10,083.12
AEGON/TA Van Kampen Emerging Growth                   10,005.68     (5,314.19)    (4,070.09)       621.40
AEGON/TA Capital Guardian Global                       6,649.00     (1,169.39)     1,913.12      7,392.73
AEGON/TA Capital Guardian Value                       15,402.73     (7,120.70)     9,818.32     18,100.35
AEGON/TA Federated Growth & Income                    27,097.04     (1,723.26)    30,623.85     55,997.63
AEGON/TA Transamerica Equity                         338,970.75   (107,340.36)    12,531.55    244,161.94
AEGON/TA Transamerica Money Market                    36,516.58    (19,412.24)   (75,847.04)   (58,742.70)
AEGON/TA PIMCO Total Return                           13,807.66     (4,456.42)    22,219.36     31,570.60





5. Accumulation Units Outstanding (continued)

The changes in accumulation units for the year ended December 31, 2003 are summarized as follows:

                                                      Units         Units          Units      Net Increase
                                                      Issued       Redeemed     Transferred    (Decrease)
                                                  ----------------------------------------------------------
                                                  ----------------------------------------------------------

Sub-account
Alger American Income & Growth                          85,683      (22,070)       (34,950)       28,663
AllianceBernstein VP Growth & Income                    94,177      (14,699)       133,388       212,866
AllianceBernstein VP Premier Growth                    162,351       (8,459)        30,015       183,907
Dreyfus Appreciation                                    24,372       (6,634)        27,178        44,916
Dreyfus Developing Leaders                             243,060      (38,293)        42,463       247,230
Dreyfus Socially Responsible Growth Fund                10,434         (275)        12,716        22,875
Dreyfus MidCap                                          17,380       (3,657)         9,760        23,483
Janus Aspen Series Balanced                            162,519      (42,060)       (43,688)       76,771
Janus Aspen Series Worldwide Growth                    178,112      (33,496)       (41,330)      103,286
MFS(R) Emerging Growth                                  68,652      (18,750)        75,550       125,452
MFS(R) Investors Trust                                  29,266       (7,159)        14,913        37,020
MFS(R) Research                                         10,093       (6,037)         2,490         6,546
Van Kampen UIF Emerging Markets Equity                   5,366         (578)        19,918        24,706
MA UIF Fixed Income                                     18,155       (3,014)        19,000        34,141
MA UIF High Yield                                       12,847       (1,806)        54,559        65,600
Van Kampen UIF International Magnum                      2,105       (1,230)        17,786        18,661
PIMCO Advisors VIT OpCap Managed                        58,937       (9,107)        50,511       100,341
PIMCO Advisors VIT OpCap Small Cap                      42,402       (4,480)        17,230        55,152
PIMCO VIT StocksPLUS Growth & Income                     9,019       (1,115)        26,901        34,805
Fidelity VIP Contrafund                                  3,130         (214)         8,936        11,852
Fidelity VIP Equity Income                               3,331           (4)         7,130        10,457
Fidelity VIP Index 500                                   6,987         (633)        73,516        79,870
Franklin Small Cap                                      15,878         (430)        40,978        56,426
Franklin Small Cap Value                                 1,676         (271)         9,351        10,756
Franklin Technology                                      1,261          (13)       (17,456)      (16,208)
AEGON/TA Van Kampen Emerging Growth                      5,097       (2,189)        41,387        44,295
AEGON/TA Capital Guardian Global                         5,450         (432)        32,184        37,202
AEGON/TA Capital Guardian Value                         11,347       (1,569)        52,578        62,356
AEGON/TA Federated Growth & Income                      21,599       (1,940)        49,050        68,709
AEGON/TA Transamerica Equity                           474,728      (89,059)       206,858       592,527
AEGON/TA Transamerica Money Market                     423,404      (19,814)      (452,330)      (48,740)
AEGON/TA PIMCO Total Return                              2,651         (554)        26,811        28,908


                            Separate Account VA-8 of
                 Transamerica Life Insurance and Annuity Company

                    Notes to Financial Statements (continued)




6. Financial Highlights

A summary of unit values and units outstanding for the sub-accounts and the expense ratios and investment income ratios, excluding expenses of the underlying funds, and total returns for each of the four years in the period ended December 31, 2004 follows:

                                                                                       Expenses as a
                                                               Total      Investment  Eercentage of
                              Accumulation   Accumulation   Sub-account     Income    PAverage Net      Total
Sub-account                       Units       Unit Value       Value        Ratio*       Assets**     Return***
                             -------------------------------------------------------------------------------------

 Alger American Income
    & Growth
 2004 Base                       185,221.21   $       6.90   $ 1,277,113        0.53%         1.75%        5.97%
 2004 GMIB                       183,403.08           6.79     1,245,463        0.52          2.10         5.60
 2003 Base                       193,737.43           6.51     1,260,577        0.29          1.75        27.59
 2003 GMIB                       157,947.59           6.43     1,015,726        0.34          2.10        27.14
 2002 Base                       160,470.34           5.10       818,344        0.63          1.75       (32.30)
 2002 GMIB                       162,551.35           5.06       822,161        0.60          2.10       (32.53)
 2001 Base                       119,401.62           7.53       899,388        0.30          1.75       (15.81)
 2001 GMIB                        73,800.38           7.50       553,276        0.21          2.10       (16.10)

 AllianceBernstein VP Growth
    & Income
2004 Base                        118,542.17          10.70     1,268,822        0.75          1.75         9.29
2004 GMIB                        340,559.27          10.54     3,590,093        0.73          2.10         8.91
2003 Base                        114,463.62           9.79     1,121,047        0.73          1.75        29.89
2003 GMIB                        293,287.40           9.68     2,838,950        0.76          2.10        29.44
2002 Base                         67,914.41           7.54       512,072        0.46          1.75       (23.62)
2002 GMIB                        126,969.76           7.48       949,499        0.53          2.10       (23.88)
2001 Base                         23,758.06           9.87       234,518        0.34          1.75        (1.59)
2001 GMIB                         30,782.23           9.82       302,421        0.07          2.10        (1.93)

AllianceBernstein VP Premier
   Growth
2004 Base                         82,754.13           5.52       456,634        -             1.75         6.46
2004 GMIB                        524,235.61           5.43     2,848,968        -             2.10         6.09
2003 Base                         93,414.42           5.18       484,176        -             1.75        21.23
2003 GMIB                        438,326.54           5.12     2,245,392        -             2.10        20.81
2002 Base                         71,417.48           4.28       305,343        -             1.75       (32.04)
2002 GMIB                        276,416.57           4.24     1,172,114        -             2.10       (32.28)
2001 Base                         82,242.69           6.29       517,422        -             1.75       (18.83)
2001 GMIB                        171,255.38           6.26     1,072,347        -             2.10       (19.12)





6. Financial Highlights (continued)

                                                                                      Expenses as a
                                                               Total      Investment  Percentage of
                              Accumulation   Accumulation   Sub-account     Income     Average Net      Total
Sub-account                       Units       Unit Value       Value        Ratio*       Assets**     Return***
                             -------------------------------------------------------------------------------------

Dreyfus Appreciation
2004 Base                         43,742.72   $       8.34   $   364,808        1.79%         1.75%        3.22%
2004 GMIB                         94,041.28           8.21       772,435        1.82          2.10         2.86
2003 Base                         35,149.14           8.08       283,997        1.65          1.75        19.07
2003 GMIB                         84,980.25           7.99       678,615        1.59          2.10        18.65
2002 Base                         26,623.57           6.79       180,661        1.16          1.75       (18.16)
2002 GMIB                         48,589.53           6.73       327,013        1.33          2.10       (18.45)
2001 Base                         26,732.08           8.29       221,650        1.42          1.75       (10.88)
2001 GMIB                         29,288.81           8.25       241,704        1.62          2.10       (11.19)

 Dreyfus VIF Developing
    Leaders
 2004 Base                       188,555.39           9.70     1,829,299        0.21          1.75         9.40
 2004 GMIB                       746,914.51           9.56     7,136,783        0.22          2.10         9.02
 2003 Base                       182,393.25           8.87     1,617,412        0.03          1.75        29.41
 2003 GMIB                       626,488.55           8.76     5,490,765        0.04          2.10        28.96
 2002 Base                       147,500.12           6.85     1,010,746        0.05          1.75       (20.53)
 2002 GMIB                       414,152.43           6.80     2,814,712        0.04          2.10       (20.81)
 2001 Base                       110,613.24           8.62       953,772        0.59          1.75        (7.75)
 2001 GMIB                       221,025.59           8.58     1,896,816        0.57          2.10        (8.07)

 Dreyfus Socially
    Responsible Growth
 2004 Base                        18,114.09           7.77       140,735        0.46          1.75        4.36
 2004 GMIB                        38,246.02           7.67       293,439        0.42          2.10        4.00
 2003 Base                        11,983.34           7.44        89,211        0.17          1.75       23.82
 2003 GMIB                        33,615.40           7.38       247,994        0.13          2.10       23.39
 2002 Base                         3,976.10           6.01        23,906        0.55          1.75      (30.18)
 2002 GMIB                        18,748.15           5.98       112,096        0.64          2.10      (30.42)
 2001 Base                           188.06           8.61         1,619        0.62          1.75         4.64
 2001 GMIB                         1,304.96           8.59        11,214        0.33          2.10         4.81

 Dreyfus MidCap
 2004 Base                        32,644.75          12.11       395,413        0.43          1.75       12.48
 2004 GMIB                        51,756.76          11.96       619,086        0.42          2.10       12.09
 2003 Base                        26,875.82          10.77       289,408        0.32          1.75       29.44
 2003 GMIB                        44,015.69          10.67       469,701        0.31          2.10       28.99
 2002 Base                        18,364.71           8.32       152,778        0.52          1.75      (14.01)
 2002 GMIB                        29,044.11           8.27       240,281        0.48          2.10      (14.31)
 2001 Base                         2,189.39           9.67        21,182        0.80          1.75        (0.11)
 2001 GMIB                         6,455.19           9.65        62,325        0.71          2.10         2.75





6. Financial Highlights (continued)

                                                                                      Expenses as a
                                                               Total      Investment  Percentage of
                              Accumulation   Accumulation   Sub-account     Income     Average Net      Total
Sub-account                       Units       Unit Value       Value        Ratio*       Assets**     Return***
                             -------------------------------------------------------------------------------------

 Janus Aspen Series Balanced
2004 Base                        263,751.24   $       9.65   $ 2,545,212        2.27%         1.75%        6.41%
2004 GMIB                        504,894.15           9.50     4,798,612        2.35          2.10         6.04
2003 Base                        246,697.80           9.07     2,237,243        1.89          1.75        11.75
2003 GMIB                        441,794.37           8.96     3,959,829        1.87          2.10        11.36
2002 Base                        229,277.86           8.12     1,860,640        2.20          1.75        (8.29)
2002 GMIB                        382,442.99           8.05     3,078,175        2.26          2.10        (8.61)
 2001 Base                       148,773.59           8.85     1,316,519        2.44          1.75        (6.56)
 2001 GMIB                       208,477.52           8.81     1,836,144        2.63          2.10        (6.88)

Janus Aspen Series Worldwide
   Growth
2004 Base                        201,817.17           5.63     1,135,740        0.90          1.75         2.71
2004 GMIB                        514,235.99           5.54     2,850,130        0.97          2.10         2.35
2003 Base                        219,614.90           5.48     1,203,294        0.86          1.75        21.54
2003 GMIB                        424,071.46           5.42     2,296,428        0.85          2.10        21.11
2002 Base                        209,297.70           4.51       943,555        0.64          1.75       (49.05)
2002 GMIB                        331,103.37           4.47     1,480,429        0.65          2.10       (49.23)
 2001 Base                       153,788.77           6.18       949,713        0.31          1.75       (23.96)
 2001 GMIB                       201,448.31           6.15     1,238,154        0.36          2.10       (24.23)

MFS(R) Emerging Growth
2004 Base                        167,592.40           4.73       792,838          -            1.75       10.99
2004 GMIB                        180,311.18           4.66       840,098          -            2.10       10.61
2003 Base                        168,191.87           4.26       716,857          -            1.75       27.97
2003 GMIB                        178,735.47           4.21       752,903          -            2.10       27.52
2002 Base                        156,677.37           3.33       521,822          -            1.75      (34.91)
2002 GMIB                         64,798.78           3.30       214,042          -            2.10      (35.14)
2001 Base                        114,771.57           5.12       587,284          -            1.75      (34.64)
2001 GMIB                         33,566.99           5.09       170,950          -            2.10      (34.87)

 MFS(R) Investors Trust
2004 Base                         69,362.56           8.00       554,600        0.65           1.75        9.42
2004 GMIB                        118,001.51           7.87       929,241        0.61           2.10        9.04
2003 Base                         67,555.08           7.31       493,651        0.65           1.75       20.03
2003 GMIB                        115,610.62           7.22       834,964        0.65           2.10       19.61
2002 Base                         62,493.75           6.09       380,459        0.50           1.75      (22.34)
2002 GMIB                         83,652.62           6.04       505,099        0.45           2.10      (22.61)
2001 Base                         30,218.63           7.84       236,880        0.19           1.75      (17.41)
2001 GMIB                         32,281.32           7.80        25,855        0.02           2.10      (17.70)





6. Financial Highlights (continued)

                                                                                      Expenses as a
                                                               Total      Investment  Percentage of
                              Accumulation   Accumulation   Sub-account     Income     Average Net      Total
Sub-account                       Units       Unit Value       Value        Ratio*       Assets**     Return***
                             -------------------------------------------------------------------------------------

 MFS(R) Research
2004 Base                         60,883.27   $       6.67   $   406,234        1.04%          1.75%      13.84%
2004 GMIB                          9,020.53           6.57        59,278        1.03           2.10       13.44
2003 Base                         64,177.88           5.86       376,171        0.67           1.75       22.54
2003 GMIB                          8,294.53           5.79        48,050        0.69           2.10       22.12
2002 Base                         61,773.29           4.78       295,465        0.25           1.75      (25.85)
2002 GMIB                          4,153.75           4.74        19,705        0.20           2.10      (26.11)
2001 Base                         53,510.37           6.45       345,160        0.01           1.75      (22.62)
2001 GMIB                          1,472.89           6.42         9,457          -            2.10      (22.89)

Van Kampen UIF Emerging
   Markets Equity
2004 Base                         41,642.86           9.97       415,247        0.68           1.75       20.97
2004 GMIB                         37,720.96           9.82       370,455        0.68           2.10       20.55
2003 Base                         33,310.74           8.24       274,575          -            1.75       47.08
2003 GMIB                         23,167.14           8.15       188,737          -            2.10       46.57
2002 Base                         28,666.01           5.60       160,655          -            1.75      (10.48)
2002 GMIB                          3,106.01           5.56        17,265          -            2.10      (10.79)
2001 Base                         20,207.81           6.26       126,513          -            1.75       (8.11)
2001 GMIB                            975.58           6.23         6,079          -            2.10       (8.43)

Van Kampen UIF Fixed Income
2004 Base                         58,537.91          12.49       731,340        3.96           1.75        2.55
2004 GMIB                         34,443.84          12.30       423,821        3.68           2.10        2.19
2003 Base                         49,700.94          12.18       605,483        0.07           1.75        2.82
2003 GMIB                         35,772.40          12.04       430,722        0.06           2.10        2.46
2002 Base                         33,065.46          11.85       391,759        4.66           1.75        5.47
2002 GMIB                         18,266.94          11.75       214,656        7.20           2.10        5.10
2001 Base                         17,808.23          11.23       200,058       17.27           1.75        7.42
2001 GMIB                          3,770.56          11.18        42,159       21.91           2.10        7.05

Van Kampen UIF High Yield
2004 Base                         67,957.38          10.34       702,982        6.16           1.75        7.58
2004 GMIB                         38,656.96          10.19       393,841        6.15           2.10        7.20
2003 Base                         51,694.35           9.62       497,066          -            1.75       23.53
2003 GMIB                         30,109.07           9.50       286,139          -            2.10       23.10
2002 Base                          5,880.23           7.78        45,771       15.53           1.75       (8.88)
2002 GMIB                         10,322.89           7.72        79,694       15.20           2.10       (9.20)
2001 Base                            927.35           8.54         7,922       36.97           1.75       (6.13)
2001 GMIB                          2,353.92           8.50        20,013       30.05           2.10       (6.46)





6. Financial Highlights (continued)

                                                                                      Expenses as a
                                                               Total      Investment  Percentage of
                              Accumulation   Accumulation   Sub-account     Income     Average Net      Total
Sub-account                       Units       Unit Value       Value        Ratio*       Assets**     Return***
                             -------------------------------------------------------------------------------------

Van Kampen UIF International
   Magnum
 2004 Base                        35,721.27   $       8.59   $   306,694        2.80%          1.75%      15.35%
 2004 GMIB                        22,058.04           8.46       186,522        2.87           2.10       14.94
2003 Base                         30,899.55           7.44       229,998        0.13           1.75       25.21
2003 GMIB                         21,208.76           7.36       156,024        0.17           2.10       24.77
2002 Base                         29,407.70           5.94       174,821        1.05           1.75      (18.26)
2002 GMIB                          4,039.94           5.90        23,820        1.19           2.10      (18.54)
2001 Base                         16,456.75           7.27       119,683        1.30           1.75      (20.69)
2001 GMIB                          2,107.20           7.24        15,252        1.34           2.10      (20.97)

PIMCO Advisors VIT OpCap
   Managed
 2004 Base                        58,157.01          10.88       632,568         1.34          1.75        8.84
 2004 GMIB                       207,099.90          10.71     2,218,564         1.39          2.10        8.46
2003 Base                         47,863.15           9.99       478,317         1.23          1.75       19.64
2003 GMIB                        177,113.76           9.88     1,749,344         1.32          2.10       19.22
2002 Base                         23,982.10           8.35       200,317         1.42          1.75      (18.33)
2002 GMIB                        100,654.54           8.28       833,857         1.22          2.10      (18.61)
2001 Base                         10,074.05          10.23       103,026          -            1.75       (6.56)
2001 GMIB                         32,924.26          10.18       335,125          -            2.10       (6.89)

PIMCO Advisors VIT OpCap
   Small Cap
 2004 Base                        54,018.81          15.64       844,799        0.05          1.75       15.83
 2004 GMIB                       111,300.21          15.40     1,714,323        0.04          2.10       15.43
 2003 Base                        57,394.25          13.50       774,902        0.04          1.75       40.18
 2003 GMIB                        87,971.64          13.34     1,173,901        0.04          2.10       39.69
 2002 Base                        40,579.22           9.63       390,831        0.06          1.75      (23.00)
 2002 GMIB                        49,634.73           9.55       474,130        0.04          2.10      (23.27)
2001 Base                         17,924.00          12.51       224,190          -            1.75        6.45
2001 GMIB                          7,420.68          12.45        92,379          -            2.10        6.08

 PIMCO VIT StocksPLUS Growth
    & Income
 2004 Base                        29,140.20           8.29       241,715        1.85          1.75        8.88
 2004 GMIB                        60,863.54           8.17       497,232        1.74          2.10        8.50
 2003 Base                        19,072.55           7.62       145,298        2.28          1.75       28.12
 2003 GMIB                        56,159.59           7.53       422,849        2.61          2.10       27.67
 2002 Base                        16,767.57           5.95        99,701        3.04          1.75      (21.61)
 2002 GMIB                        23,659.61           5.90       139,531        3.35          2.10      (21.88)
2001 Base                          8,483.50           7.58        63,346        5.69           1.75      (12.98)
2001 GMIB                          4,429.56           7.55        33,439        6.85           2.10      (13.28)




6. Financial Highlights (continued)

                                                                                      Expenses as a
                                                               Total      Investment  Percentage of
                              Accumulation   Accumulation   Sub-account     Income     Average Net      Total
Sub-account                       Units       Unit Value       Value        Ratio*       Assets**     Return***
                             -------------------------------------------------------------------------------------

 Fidelity VIP Contrafund
 2004 Base                        26,575.66   $      12.37   $   328,794        0.10%         1.75%      13.16%
 2004 GMIB                        25,890.56          12.26       317,336        0.15          2.10       12.76
 2003 Base                         5,620.19          10.93        61,449        0.04          1.75       25.97
 2003 GMIB                        14,129.12          10.87       153,580        0.20          2.10       25.54

Fidelity VIP Equity Income
2004 Base                         20,006.04          11.51       230,322        0.68          1.75        9.30
2004 GMIB                          6,272.33          11.41        71,539        1.33          2.10        8.92
2003 Base                          5,223.84          10.53        55,024        0.25          1.75       27.78
2003 GMIB                          5,371.97          10.47        56,254        0.19          2.10       27.33

Fidelity VIP Index 500
2004 Base                         59,251.63          11.12       659,117        1.05          1.75        8.42
2004 GMIB                         53,333.19          11.02       587,760        1.00          2.10        8.05
2003 Base                         41,245.22          10.26       423,163        0.01          1.75       25.87
2003 GMIB                         44,665.08          10.20       455,580        0.38          2.10       25.43

 Franklin Small Cap
 2004 Base                        25,315.88           9.80       248,126          -           1.75        9.54
 2004 GMIB                        58,262.46           9.68       563,913          -           2.10        9.15
 2003 Base                        17,873.37           8.95       159,931          -           1.75       34.87
 2003 GMIB                        48,629.74           8.87       431,211          -           2.10       34.40
 2002 Base                         3,054.75           6.63        20,267        0.24          1.75      (29.92)
 2002 GMIB                         7,022.27           6.60        46,332        0.25          2.10      (30.17)
 2001 Base                           149.63           9.47         1,417          -           1.75       24.90
 2001 GMIB                         1,071.50           9.45        10,124          -           2.10       20.38

 Franklin Small Cap Value
 2004 Base                         7,378.46          12.49        92,185        0.15          1.75       21.59
 2004 GMIB                        13,960.40          12.38       172,796        0.17          2.10       21.17
 2003 Base                         2,112.74          10.27        21,709        0.11          1.75       29.84
 2003 GMIB                         9,143.00          10.22        93,396        0.24          2.10       29.38





6. Financial Highlights (continued)

                                                                                      Expenses as a
                                                               Total      Investment  Percentage of
                              Accumulation   Accumulation   Sub-account     Income     Average Net      Total
Sub-account                       Units       Unit Value       Value        Ratio*       Assets**     Return***
                             -------------------------------------------------------------------------------------

 Franklin Technology
 2004 Base                               -    $          -   $         -           -%            -%           -%
 2004 GMIB                               -               -             -          -             -             -
 2003 Base                               -               -             -          -             -            -
 2003 GMIB                               -               -             -          -             -             -
 2002 Base                         1,890.78           4.73         8,940          -           1.75      (44.88)
 2002 GMIB                        14,317.38           4.70        67,316          -           2.10      (45.07)
 2001 Base                           153.02           8.58         1,313          -           1.75       33.39
 2001 GMIB                         5,535.49           8.56        47,383          -           2.10       10.03

AEGON/TA Van Kampen Emerging
   Growth
2004 Base                         11,698.70           7.31        85,494          -           1.75        5.28
2004 GMIB                         47,782.95           7.22       344,838          -           2.10        4.91
2003 Base                         10,368.07           6.94        71,970          -           1.75       25.93
2003 GMIB                         48,492.18           6.88       333,573          -           2.10       25.50
2002 Base                          4,540.21           5.51        25,026        0.15          1.75      (34.22)
2002 GMIB                         10,025.08           5.48        54,951        0.14          2.10      (34.45)
2001 Base                            187.27           8.38         1,569          -           1.75        3.08
2001 GMIB                            725.52           8.36         6,067          -           2.10        3.01

AEGON/TA Capital Guardian
   Global
2004 Base                         20,161.86          11.98       241,516        0.35          1.75        8.95
2004 GMIB                         32,400.20          11.87       384,506        0.36          2.10        8.57
2003 Base                         16,315.23          10.99       179,382        0.19          1.75       35.22
2003 GMIB                         28,854.11          10.93       315,395        0.16          2.10       34.75

AEGON/TA Capital Guardian
   Value
2004 Base                         66,119.02          11.93       788,610        1.05          1.75       14.68
2004 GMIB                         26,575.97          11.82       314,026        1.08          2.10       14.27
2003 Base                         51,583.70          10.40       536,512        0.75          1.75       32.25
2003 GMIB                         23,010.94          10.34       237,938        0.90          2.10       31.79

AEGON/TA Federated Growth &
   Income
2004 Base                         34,420.11          12.45       428,552        2.85          1.75        7.31
2004 GMIB                        101,334.97          12.33     1,249,944        2.84          2.10        6.93
2003 Base                         15,025.29          11.60       174,331        5.66          1.75       24.65
2003 GMIB                         64,732.16          11.53       746,681        4.57          2.10       24.21





6. Financial Highlights (continued)

                                                                                      Expenses as a
                                                               Total      Investment  Percentage of
                              Accumulation   Accumulation   Sub-account     Income     Average Net      Total
Sub-account                       Units       Unit Value       Value        Ratio*       Assets**     Return***
                             -------------------------------------------------------------------------------------

AEGON/TA Transamerica Equity
2004 Base                        581,686.50   $       7.47   $ 4,346,244          -%          1.75%      13.79%
2004 GMIB                      1,489,225.73           7.36    10,958,934           -          2.10       13.40
2003 Base                        549,148.34           6.57     3,605,771          -           1.75       28.95
2003 GMIB                      1,277,601.97           6.49     8,291,045           -          2.10       28.50
2002 Base                        390,658.34           5.09     1,989,227           -          1.75      (23.59)
2002 GMIB                        843,569.13           5.05     4,260,204           -          2.10      (23.86)
2001 Base                        268,254.19           6.66     1,787,712           -          1.75      (19.06)
2001 GMIB                        378,368.69           6.63     2,509,631           -          2.10      (19.34)

AEGON/TA Transamerica Money
   Market
2004 Base                         75,297.66          10.11       761,189        0.66          1.75       (0.75)
2004 GMIB                              N/A            N/A            N/A        N/A            N/A          N/A
2003 Base                        134,040.37          10.19     1,365,287        0.55          1.75       (0.95)
2003 GMIB                              N/A            N/A            N/A        N/A            N/A          N/A
2002 Base                        182,781.72          10.28     1,879,688        0.71          1.75       (0.44)
2002 GMIB                              N/A             N/A           N/A        N/A            N/A          N/A
2001 Base                        117,829.93          10.33     1,217,082        3.66          1.75        1.78
2001 GMIB                              N/A             N/A           N/A        N/A            N/A          N/A

AEGON/TA PIMCO Total Return
2004 Base                         60,478.68          10.38       627,864        1.57          1.75        2.68
2004 GMIB                              N/A             N/A           N/A        N/A            N/A          N/A
2003 Base                         28,908.08          10.11       292,285        0.79          1.75        1.11
2003 GMIB                              N/A             N/A           N/A        N/A            N/A          N/A


* These amounts represent the dividends, excluding distributions or capital gains, received by the sub-account from the underlying portfolios, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying portfolios in which the sub-accounts invest.

** These ratios represent the annualized contract expenses of each sub-account, consisting primarily of mortality and expense charges, for the periods. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units are excluded.

*** These amounts represent the total return for the year for each sub-account as a whole, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. An individual owner's return may vary based on the timing of the individual's capital transactions.

FINANCIAL STATEMENTS AND SCHEDULES - STATUTORY BASIS

Transamerica Life Insurance and Annuity Company
Years Ended December 31, 2004, 2003, and 2002

                Transamerica Life Insurance and Annuity Company

              Financial Statements and Schedules - Statutory Basis

                  Years Ended December 31, 2004, 2003, and 2002




                                    Contents

Report of Independent Registered Public Accounting Firm..................................................1

Audited Financial Statements

Balance Sheets - Statutory Basis.........................................................................3
Statements of Operations - Statutory Basis...............................................................5
Statements of Changes in Capital and Surplus - Statutory Basis...........................................6
Statements of Cash Flow - Statutory Basis................................................................7
Notes to Financial Statements - Statutory Basis..........................................................9

Statutory-Basis Financial Statement Schedules

Summary of Investments - Other Than Investments in Related
   Parties..............................................................................................42
Supplementary Insurance Information.....................................................................43
Reinsurance.............................................................................................45


             Report of Independent Registered Public Accounting Firm

The Board of Directors
Transamerica Life Insurance and Annuity Company

We have audited the accompanying statutory-basis balance sheets of Transamerica Life Insurance and Annuity Company (an indirect wholly-owned subsidiary of AEGON N.V.) as of December 31, 2004 and 2003, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for each of the three years in the period ended December 31, 2004. Our audits also included the statutory-basis financial statement schedules required by Regulation S-X, Article 7. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of North Carolina, whose practices differ from accounting principles generally accepted in the United States. The variances between such practices and accounting principles generally accepted in the United States also are described in Note 1. The effects on the financial statements of these variances are not reasonably determinable but are presumed to be material.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States, the financial position of Transamerica Life Insurance and Annuity Company at December 31, 2004 and 2003, or the results of its operations or its cash flow for each of the three years in the period ended December 31, 2004.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transamerica Life Insurance and Annuity Company at December 31, 2004 and 2003, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2004, in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of North Carolina. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic statutory-basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the financial statements, in 2003 Transamerica Life Insurance and Annuity Company changed its accounting policy for derivative instruments.

/s/Ernst & Young LLP

Des Moines, Iowa
February 18, 2005


                 Transamerica Life Insurance and Annuity Company

                        Balance Sheets - Statutory Basis
                (Dollars in Thousands, Except per Share Amounts)

                                                                                December 31
                                                                          2004                2003
                                                                  -----------------------------------------
Admitted assets Cash and invested assets:
   Cash and short-term investments                                    $     213,457       $     374,289
   Bonds                                                                 15,103,851          15,831,391
   Stocks:
     Preferred                                                              358,139             464,437
     Common, at market (cost: 2004 - $59,109; 2003 - $57,648)                75,673              68,699
     Affiliated entities (cost: 2004 - $318,908; 2003 - $253,468)           256,329             133,918
   Mortgage loans on real estate                                          1,840,352           1,717,525
   Policy loans                                                              36,358              28,794
   Receivable for securities sold                                             3,223              32,993
   Other invested assets                                                     52,817             120,755
                                                                  -----------------------------------------
Total cash and invested assets                                           17,940,199          18,772,801

Accrued investment income                                                   409,568             382,260
Reinsurance receivable                                                          173                  49
Federal income taxes recoverable                                              2,705              14,144
Net deferred income tax asset                                                33,316              46,843
Receivable from parent, subsidiaries and affiliates                          44,599             261,695
Other admitted assets                                                        28,437              52,016
Separate account assets                                                   7,084,644           6,198,994




                                                                  -----------------------------------------
                                                                  -----------------------------------------
Total admitted assets                                                   $25,543,641         $25,728,802
                                                                  =========================================





4
TALIAC SEC 2004





                                                                                December 31
                                                                          2004                2003
                                                                  -----------------------------------------
Liabilities and capital and surplus
Liabilities:
   Aggregate reserves for policies and contracts:
     Life                                                         $                       $      15,483
                                                                  16,664
     Annuity                                                             14,084,660          14,428,568
   Liability for deposit type contracts                                   2,232,002           2,391,930
   Municipal reverse repurchase agreements                                   23,127              22,936
   Life claim reserves                                                           10                   -
   Other policyholders' funds                                                   281                 282
   Funds held under coinsurance and other reinsurance treaties
                                                                            604,758             901,003
   Remittances and items not allocated                                       32,952              86,748
   Asset valuation reserve                                                  172,161             136,272
   Interest maintenance reserve                                              99,823              67,246
   Payable for securities purchased                                         179,904             197,523
   Payable to affiliates                                                     56,027              75,924
   Transfers to separate accounts due or accrued                              5,784              (1,763)
   Other liabilities                                                         73,153              54,228
   Separate account liabilities                                           7,084,577           6,198,994
                                                                  -----------------------------------------
                                                                  -----------------------------------------
Total liabilities                                                        24,665,883          24,575,374

Capital and surplus:
   Common stock, $100 per share par value, 50,000 shares
     authorized, 25,000 issued and outstanding                                2,500               2,500
   Paid-in surplus                                                          668,816             668,816
   Unassigned surplus                                                       206,442             482,112
                                                                  -----------------------------------------
                                                                  -----------------------------------------
Total capital and surplus                                                   877,758           1,153,428
                                                                  -----------------------------------------
                                                                  -----------------------------------------
Total liabilities and capital and surplus                               $25,543,641         $25,728,802
                                                                  =========================================

See accompanying notes.


                 Transamerica Life Insurance and Annuity Company

                   Statements of Operations - Statutory Basis
                             (Dollars in Thousands)

                                                                     Year Ended December 31
                                                            2004             2003              2002
                                                     -------------------------------------------------------
Revenues:
   Premiums and other considerations, net of reinsurance:
       Life                                             $      3,011      $     13,112     $      3,099
       Annuity                                             2,655,187         3,766,257        4,125,112
       Accident and health                                      (252)                -              307
   Net investment income                                   1,005,267           986,046        1,019,419
   Amortization of interest maintenance reserve               17,364            (3,829)         (28,344)
   Commissions and expense allowances on
     reinsurance ceded                                         3,231             8,270           11,488
   Consideration for reinsurance recapture                   286,705                 -                -
   Other income                                                5,601            27,559           35,320
   Income from fees associated with investment
     management, administration and contract
     guarantees for separate accounts                         36,984            32,274           31,309
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------
                                                           4,013,098         4,829,689        5,197,710
Benefits and expenses:
   Benefits paid or provided for:
     Life and accident and health                                  7             5,427               10
     Surrender benefits                                    2,653,240         2,769,779        2,408,677
     Other benefits                                          561,592           515,968          498,627
     Increase in aggregate reserves for policies
       and contracts:
         Life                                                  1,181             1,116            2,060
         Annuity                                            (367,352)          821,791        1,336,406
                                                     -------------------------------------------------------
                                                           2,848,668         4,114,081        4,245,780
   Insurance expenses:
     Commissions                                              65,038           137,421          219,358
     General insurance expenses                              111,862           118,336          115,490
     Taxes, licenses and fees                                  6,764             3,091            9,038
     Net transfers to separate accounts                      450,882           343,331          513,110
     Reinsurance reserve recapture                           293,942                 -                -
     Other expenses                                           62,750            86,782           72,847
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------
                                                             991,238           688,961          929,843
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------
 Total benefits and expenses                               3,839,906         4,803,042        5,175,623
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------
Gain from operations before dividends to                     173,192            26,647           22,087
   policyholders, federal income tax expense
   (benefit) and net realized capital gains (losses)
   on investments
Dividends to policyholders                                       262               267              257
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------
Gain from operations before federal income tax                172,930            26,380           21,830
   expense (benefit) and net realized capital
   gains (losses) on investments
Federal income tax expense (benefit)                           60,973            (1,909)             882
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------
Gain from operations before net realized capital              111,957            28,289           20,948
   gains (losses) on investments
Net realized capital gains (losses) on investments (net of related federal income tax benefit (expense) and amounts transferred from/to interest maintenance
   reserve)                                                    26,432           (89,770)         (43,454)
                                                     -------------------------------------------------------
                                                     -------------------------------------------------------
Net income (loss)                                        $    138,389  $                    $    (22,506)
                                                                                (61,481)
                                                     =======================================================

See accompanying notes.


                 Transamerica Life Insurance and Annuity Company

         Statements of Changes in Capital and Surplus - Statutory Basis
                             (Dollars in Thousands)

                                               Common Stock  Paid-In Surplus  Unassigned    Total Capital
                                                                                Surplus      and Surplus
                                              -------------------------------------------------------------
                                              -------------------------------------------------------------

Balance at January 1, 2002                         $2,500         $288,816       $640,160       $931,476
   Net loss                                             -                -        (22,506)       (22,506)
   Change in net unrealized capital gains/
     losses                                             -                -        (81,150)       (81,150)
   Change in non-admitted assets                        -                -        (30,547)       (30,547)
   Change in liability for reinsurance in
     unauthorized companies                             -                -            519            519
   Change in asset valuation reserve                    -                -         27,269         27,269
   Seed money contributed to separate
     account, net of redemptions                        -                -          5,228          5,228
   Change in net deferred income tax asset              -                -         (1,128)        (1,128)
   Change in surplus in separate account                -                -         (6,444)        (6,444)
   Capital contribution                                 -          180,000              -        180,000
   Reinsurance transactions                             -                -         (3,375)        (3,375)
                                              -------------------------------------------------------------
                                              -------------------------------------------------------------
Balance at December 31, 2002                        2,500          468,816        528,026        999,342
   Net loss                                             -                -        (61,481)       (61,481)
   Change in unrealized capital gains/losses            -                -        (23,617)       (23,617)
   Change in non-admitted assets                        -                -         64,670         64,670
   Change in liability for reinsurance in
     unauthorized companies                             -                -            160            160
   Change in asset valuation reserve                    -                -         (9,318)        (9,318)
   Reinsurance transactions                             -                -         (5,180)        (5,180)
   Capital contribution                                 -          200,000              -        200,000
   Change in net deferred income tax asset              -                -        (19,611)       (19,611)
   Change in surplus in separate account                -                -          8,463          8,463
                                              -------------------------------------------------------------
Balance at December 31, 2003                        2,500          668,816        482,112      1,153,428
   Net income                                           -                -        138,389        138,389
   Change in unrealized capital gains/losses            -                -         33,765         33,765
   Change in non-admitted assets                        -                -         13,622         13,622
   Change in asset valuation reserve                    -                -        (35,889)       (35,889)
   Reinsurance transactions                             -                -         (3,416)        (3,416)
   Dividend to stockholder                              -                -       (400,000)      (400,000)
   Change in net deferred income tax asset              -                -        (22,208)       (22,208)
   Change in surplus in separate account                -                -             67             67
                                              -------------------------------------------------------------
Balance at December 31, 2004                       $2,500         $668,816       $206,442       $877,758
                                              =============================================================

See accompanying notes.


                 Transamerica Life Insurance and Annuity Company

                    Statements of Cash Flow - Statutory Basis
                             (Dollars in Thousands)

                                                                       Year Ended December 31
                                                                2004             2003           2002
                                                          -------------------------------------------------
Operating activities
Premiums collected, net of reinsurance                      $   2,656,524    $   3,767,991 $   4,128,441
Net investment income                                             847,842        1,010,278       1,017,323
Miscellaneous income                                              329,883           82,447          71,176
Benefit and loss related payments                              (3,147,094)      (3,235,812)     (2,798,088)
Net transfers to separate accounts                               (377,766)        (251,062)       (407,463)
Commissions, expenses paid and aggregate write-ins for
   deductions                                                    (248,409)        (351,795)       (413,607)
Dividends paid to policyholders                                      (264)            (252)           (255)
Federal income taxes received (paid)                              (70,397)          25,245          (2,410)
                                                          -------------------------------------------------
Net cash provided by (used in) operating activities                (9,681)       1,047,040       1,595,117

Investing activities
Proceeds from investments sold, matured or repaid:
   Bonds                                                        9,576,592       13,186,955      12,946,963
   Stocks                                                         632,281          309,151         613,568
   Mortgage loans on real estate                                  194,849          122,587         194,926
   Other invested assets                                           91,879           36,005          52,442
   Miscellaneous proceeds                                         139,422           67,562              63
                                                          -------------------------------------------------
Total investment proceeds                                      10,635,023       13,722,260      13,807,962

Cost of investments acquired:
   Bonds                                                       (8,806,834)     (13,598,328)    (14,560,676)
   Stocks                                                        (570,702)        (463,214)       (723,701)
   Mortgage loans on real estate                                 (313,279)        (404,349)       (318,755)
   Other invested assets                                          (21,338)         (31,979)        (75,325)
   Miscellaneous applications                                      (7,015)         (72,391)        (84,631)
                                                          -------------------------------------------------
Total cost of investments acquired                             (9,719,168)     (14,570,261)    (15,763,088)
Net increase in policy loans                                       (7,564)          (8,771)         (5,526)
                                                          -------------------------------------------------
Net cost of investments acquired                               (9,726,732)     (14,579,032)    (15,768,614)
                                                          -------------------------------------------------
Net cash provided by (used in) investing activities               908,291         (856,772)     (1,960,652)




                           Transamerica Life Insurance and Annuity Company

              Statements of Cash Flow - Statutory Basis (continued)
                             (Dollars in Thousands)

                                                                       Year Ended December 31
                                                                2004            2003            2002
                                                          -------------------------------------------------
Financing and miscellaneous activities
Capital contribution                                      $             -     $   200,000     $   180,000
Net deposits on deposit type contracts and other
   liabilities                                                   (497,095)       (240,306)         (9,100)
Dividends to stockholders                                        (400,000)              -               -
Other cash provided (applied)                                    (162,347)         46,736         168,728
                                                          -------------------------------------------------
Total cash provided by (used in) financing and
   miscellaneous activities                                    (1,059,442)          6,430         339,628
                                                          -------------------------------------------------

Net increase (decrease) in cash and short-term investments       (160,832)        196,698         (25,907)

Cash and short-term investments:
   Beginning of year                                              374,289         177,591         203,498
                                                          -------------------------------------------------
                                                          -------------------------------------------------
   End of year                                                $   213,457     $   374,289     $   177,591
                                                          =================================================



See accompanying notes.

                 Transamerica Life Insurance and Annuity Company

                             (Dollars in Thousands)

                                December 31, 2004

1. Organization and Summary of Significant Accounting Policies

Transamerica Life Insurance and Annuity Company (the Company) is domiciled in North Carolina. The Company is a wholly-owned subsidiary of Transamerica Occidental Life Insurance Company (TOLIC), which is an indirect, wholly-owned subsidiary of Transamerica Corporation (Transamerica). Transamerica is an indirect, wholly-owned subsidiary of AEGON N.V., a holding company organized under the laws of The Netherlands. The Company is the parent of Gemini Investments, Inc., an investment company.

Nature of Business

The Company engages in providing life insurance, pension and annuity products, structured settlements, investment products, guaranteed interest contracts and funding agreements which are distributed through a network of independent and company-affiliated agents and independent brokers. The Company is licensed in 49 states and the District of Columbia.

Basis of Presentation

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the North Carolina Department of Insurance, which practices differ from accounting principles generally accepted in the United States (GAAP). The more significant variances from GAAP are:

   Investments: Investments in bonds and mandatorily redeemable preferred stocks are reported at amortized cost or market value based on their rating by the National Association of Insurance Commissioners (NAIC); for GAAP, such fixed maturity investments would be designated at purchase as held-to-maturity, trading, or available-for-sale. Held-to-maturity fixed investments would be reported at amortized cost, and the remaining fixed maturity investments would be reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of capital and surplus for those designated as available-for-sale.

   All single class and multi-class mortgage-backed/asset-backed securities (e.g., CMOs) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using either the retrospective or prospective methods. If it is determined that a decline in fair value is other than temporary, the cost basis of the security is written down to the undiscounted estimated future cash flows. For GAAP purposes, all securities, purchased or retained, that represent beneficial interests in securitized assets, other than high credit quality securities, are adjusted using the prospective method when there is a change in estimated future cash flows. If it is determined that a decline in fair value is other than temporary, the cost basis of the security is written down to fair value. If high credit quality securities are adjusted, the retrospective method is used.

   Derivative instruments that meet the criteria of an effective hedge are valued and reported in a manner that is consistent with the hedged asset or liability. Embedded derivatives are not accounted for separately from the host contract. Under GAAP, the effective and ineffective portions of a single hedge are accounted for separately, an embedded derivative within a contract that is not clearly and closely related to the economic characteristics and risk of the host contract is accounted for separately from the host contract and valued and reported at fair value, and the change in fair value for cash flow hedges is credited or charged directly to a separate component of capital and surplus rather than to income as required for fair value hedges.

   Valuation allowances, if necessary, are established for mortgage loans based on the difference between the net value of the collateral, determined as the fair value of the collateral less estimated costs to obtain and sell, and the recorded investment in the mortgage loan. Under GAAP, such allowances are based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if foreclosure is probable, on the estimated fair value of the collateral.

   The initial valuation allowance and subsequent changes in the allowance for mortgage loans as a result of a temporary impairment are charged or credited directly to unassigned surplus, rather than being included as a component of earnings as would be required under GAAP.

   Valuation Reserves: Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the bond or mortgage loan. To the extent this calculation results in a liability the net deferral is reported as the "interest maintenance reserve" (IMR) in the accompanying balance sheets; any asset resulting from this calculation is a nonadmitted asset. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains and losses would be reported in the statement of operations on a pretax basis in the period that the assets giving rise to the gains or losses are sold.

   The "asset valuation reserve" (AVR) provides a valuation allowance for invested assets. The AVR is determined by an NAIC prescribed formula with changes reflected directly in unassigned surplus; AVR is not recognized for GAAP.

   Subsidiaries: The accounts and operations of the Company's subsidiary are not consolidated with the accounts and operations of the Company as would be required under GAAP.

   Policy Acquisition Costs: The costs of acquiring and renewing business are expensed when incurred. Under GAAP, acquisition costs related to traditional life insurance and certain long-duration accident and health insurance, to the extent recoverable from future policy revenues, would be deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves; for universal life insurance and investment products, to the extent recoverable from future gross profits, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality, and expense margins.

   Separate Accounts with Guarantees: Some of the Company's separate accounts provide policyholders with a guaranteed return. These separate accounts are included in the general account for GAAP due to the nature of the guaranteed return.

   Non-admitted Assets: Certain assets designated as "non-admitted" are excluded from the accompanying balance sheets and are charged directly to unassigned surplus. Under GAAP, such assets are included in the balance sheet.

   Universal Life and Annuity Policies: Revenues for universal life and annuity policies with mortality or morbidity risk (including annuities with purchase rate guarantees), except for guaranteed interest and group annuity contracts, consist of the entire premium received and benefits incurred represent the total of surrender and death benefits paid and the change in policy reserves. Premiums received and benefits incurred for annuity policies without mortality or morbidity risk are recorded using deposit accounting, and recorded directly to an appropriate policy reserve account, without recognizing premium income or benefits expense. Interest on these policies is reflected in other benefits. Under GAAP, universal life premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent the excess of benefits paid over the policy account value and interest credited to the account values. Under GAAP for all annuity policies, premiums received and benefits paid would be recorded directly to the reserve liability.

   Benefit Reserves: Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

   Reinsurance: A liability for reinsurance balances has been provided for unsecured policy reserves ceded to reinsurers not authorized to assume such business. Changes to those amounts are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings.

   Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related reserves rather than as assets as would be required under GAAP.

   Commissions allowed by reinsurers on business ceded are reported as income when received rather than being deferred and amortized with deferred policy acquisition costs as required under GAAP.

   Deferred Income Taxes: Deferred income tax assets are limited to 1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse by the end of the subsequent calendar year, plus 2) the lesser of the remaining gross deferred income tax assets expected to be realized within one year of the balance sheet date or 10% of capital and surplus excluding any net deferred income tax assets, electronic data processing equipment and operating software and any net positive goodwill, plus 3) the amount of remaining gross deferred income tax assets that can be offset against existing gross deferred income tax liabilities. The remaining deferred tax assets are nonadmitted. Deferred income taxes do not include amounts for state taxes. Under GAAP, state taxes are included in the computation of deferred income taxes, a deferred tax asset is recorded for the amount of gross deferred income tax assets expected to be realized in future years, and a valuation allowance is established for deferred income tax assets not expected to be realizable.

   Policyholder Dividends: Policyholder dividends are recognized when declared rather than over the term of the related policies.

   Statements of Cash Flow: Cash, cash equivalents, and short-term investments in the statements of cash flow represent cash balances and investments with initial maturities of one year of less. Under GAAP, the corresponding caption of cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

The effects of these variances have not been determined by the Company, but are presumed to be material.

Investments

Investments in bonds [except those to which the Securities Valuation Office of the NAIC (SVO) has ascribed an NAIC designation of a 6], mortgage loans on real estate and short-term investments are reported at cost adjusted for amortization of premiums and accrual of discounts. Amortization is computed using methods which result in a level yield over the expected life of the investment. The Company reviews its prepayment assumptions on mortgage and other asset-backed securities at regular intervals and adjusts amortization rates retrospectively when such assumptions are changed due to experience and/or expected future patterns. Investments in preferred stocks in good standing are reported at cost. Investments in preferred stocks not in good standing are reported at the lower of cost or market. Common stocks of unaffiliated companies are carried at market value, and the related unrealized capital gains or losses are reported in unassigned surplus. Common stock of the Company's insurance subsidiary is recorded at the statutory-basis equity of the underlying company and common stock of other affiliates is recorded at the GAAP basis equity in net assets. Policy loans are reported at unpaid principal. Other invested assets consist of investments in various joint ventures and limited partnerships, which are recorded at equity in underlying net assets and derivatives, which are valued in accordance with the NAIC Accounting Practices and Procedures Manual and Purposes and Procedures Manual of the SVO. All derivative instruments are used for hedging purposes and valued on a basis consistent with the hedged item.

Single class and multi-class mortgage-backed/asset-backed securities are valued at amortized cost using the interest method including anticipated prepayments, except for those with an NAIC designation of 6, which are valued at the lower of amortized cost or fair value. Prepayment assumptions are obtained from dealer surveys or internal estimates and are based on the current interest rate and economic environment. The retrospective adjustment method is used to value all such securities.

Realized capital gains and losses are determined on the basis of specific identification and are recorded net of related federal income taxes. The AVR is established by the Company to provide for potential losses in the event of default by issuers of certain invested assets. These amounts are determined using a formula prescribed by the NAIC and are reported as a liability. The formula for the AVR provides for a corresponding adjustment for realized gains and losses.

The carrying values of all investments are reviewed on an ongoing basis for credit deterioration. If this review indicates a decline in market value that is other than temporary, the carrying value of the investment is reduced to its estimated realizable value, or fair value, and a specific writedown is taken. Such reductions in carrying value are recognized as realized losses on investments.

Under a formula prescribed by the NAIC, the Company defers, in the IMR, the portion of realized gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the security.

Interest income is recognized on an accrual basis. The Company does not accrue income on bonds in default, mortgage loans on real estate in default and/or foreclosure or which are delinquent more than twelve months. Further, income is not accrued when collection is uncertain. At December 31, 2004 and 2003, the Company excluded investment income due and accrued of $1,264 and $1,276, respectively, with respect to such practices.

Derivative Instruments

Effective January 1, 2003, the Company adopted Statement of Accounting Principles (SSAP) No. 86 Accounting for Derivative Instruments and Hedging Activities. In accordance with SSAP No. 86, derivative instruments that qualify for special hedge accounting are valued and reported in a manner consistent with the hedged asset or liability. To qualify for special hedge accounting, the Company must maintain specific documentation regarding the risk management objectives of the hedge and demonstrate on an ongoing basis that the hedging relationship remains highly effective. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value and the changes in the fair value are recorded as unrealized gains and losses. This change in accounting principle had no impact on capital and surplus.

Interest rate swaps are the primary derivative financial instruments used in the overall asset/liability management process to modify the interest rate characteristics of the hedged asset or liability. These interest rate swaps generally provide for the exchange of the difference between fixed and floating rate amounts based on an underlying notional amount. Typically, no cash is exchanged at the outset of the swap contract and a single net payment is exchanged each due date. Swaps that meet hedge accounting rules are carried in a manner consistent with the hedged item, generally at amortized cost, in the financial statements. If the swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the hedged instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in capital and surplus.

Interest rate basis swaps are used in the overall asset/liability management process to modify the interest rate characteristics of the hedged liability to mitigate the basis risk of assets and liabilities resetting on different indices. These interest rate swaps generally provide for the exchange of the difference between a floating rate on one index to a floating rate of another index, based upon an underlying notional amount. Typically, no cash is exchanged at the outset of the swap contract and a single net payment is exchanged at each due date. Swaps meeting hedge accounting rules are carried in a manner consistent with the hedged item, generally amortized cost, in the financial statements. If the swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the hedged instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in capital and surplus.

The Company may hold foreign denominated assets or liabilities and cross currency swaps are utilized to convert the asset or liability to a U.S. denominated security. Cross currency swap agreements are contracts to exchange two principal amounts of two currencies at the prevailing exchange rate at inception of the contract. During the life of the swap, the counterparties exchange fixed or floating rate interest payments in the swapped currencies. At maturity, the principal amounts are again swapped at a predetermined rate of exchange. Each asset or liability is hedged individually and the terms of the swap must meet the terms of the underlying instrument. These swaps meet hedge accounting rules and are carried at amortized cost, consistent with the manner in which the hedged items are carried. If a swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the hedged instrument receives that treatment.

The Company issues products providing the customer a return based on the S&P and NASDAQ indices. The Company uses S&P 500 and NASDAQ 1000 futures contracts and/or options to hedge the liability option risk associated with these products. Futures are marked to market on a daily basis and a cash payment is made or received by the Company. These payments are recognized as realized gains or losses in the financial statements. Options are marked to fair value in the balance sheet and the fair value adjustment is recorded in the statement of operations.

An interest rate floor provides a receipt of payments in the event interest rates fall below the strike rates in the contract. An interest rate floor is designed to generate cash flows to offset lower cash flows received on assets during low interest rate environments. The Company pays a single premium at the beginning of the contract. These interest rate floors are marked to fair value in the balance sheet and the fair value adjustment is recorded in capital and surplus.

The Company may invest in capped floating rate commercial mortgage loans and use interest rate caps to convert the commercial mortgage loan into a pure floating rate asset in order to meet its overall asset/liability strategy. Each mortgage loan is hedged individually and the relevant terms of the asset and derivative must be the same. These caps require a premium to be paid at the onset of the contract and the Company benefits from the receipt of payments should rates rise above the strike rate. These derivatives meet hedge accounting rules and are carried at amortized cost in the financial statements. A gain or loss upon early termination would be reflected in the IMR similar to the underlying instrument.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit rating of 'A' or better. The credit exposure of interest rate swaps and currency swaps is represented by the fair value of contracts, aggregated at a counterparty level, with a positive fair value at the reporting date. The Company has entered into collateral agreements with certain counterparties wherein the counterparty is required to post assets on the Company's behalf. The posted amount is equal to the difference between the net positive fair value of the contracts and an agreed upon threshold that is based on the credit rating of the counterparty. Inversely, if the net fair value of all contracts with this counterparty is negative, then the Company is required to post assets.

These instruments are subject to market risk, which is the possibility that future changes in market prices may make the instruments less valuable. The Company uses derivatives as hedges, consequently, when the value of the derivative changes, the value of a corresponding hedged asset or liability will move in the opposite direction. Market risk is a consideration when changes in the value of the derivative and the hedged item do not completely offset (correlation or basis risk) which is mitigated by active measuring and monitoring.

Aggregate Policy Reserves

Life and annuity benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum required by law.

The aggregate policy reserves for life insurance policies are based principally upon the 1958 and 1980 Commissioners' Standard Ordinary Mortality and American Experience Mortality Tables. The reserves are calculated using interest rates ranging from 3.50 to 6.00 percent and are computed principally on the Net Level Premium Valuation and the Commissioners' Reserve Valuation Methods. Reserves for universal life policies are based on account balances adjusted for the Commissioners' Reserve Valuation Method.

Deferred annuity reserves are calculated according to the Commissioners' Annuity Reserve Valuation Method including excess interest reserves to cover situations where the future interest guarantees plus the decrease in surrender charges are in excess of the maximum valuation rates of interest. Reserves for immediate annuities and supplementary contracts with life contingencies are equal to the present value of future payments assuming interest rates ranging from 2.25 to
13.25 percent and mortality rates, where appropriate, from a variety of tables.

Annuity reserves also include guaranteed investment contracts (GICs) and funding agreements classified as life-type contracts as defined in SSAP No. 50, Classifications and Definitions of Insurance or Managed Care Contracts In Force. These liabilities have annuitization options at guaranteed rates and consist of floating interest rate and fixed interest rate contracts. The contract reserves are carried at the greater of the account balance or the value as determined for an annuity with cash settlement option, on a change in fund basis, according to the Commissioners' Annuity Reserve Valuation Method.

Policy and Contract Claim Reserves

Claim reserves represent the estimated accrued liability for claims reported to the Company and claims incurred but not yet reported through the statement date. These reserves are estimated using either individual case-basis valuations or statistical analysis techniques. These estimates are subject to the effects of trends in claim severity and frequency. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes available.

Liability for Deposit-Type Contracts

Deposit-type contracts do not incorporate risk from the death or disability of policyholders. These types of contracts may include GICs, funding agreements and other annuity contracts. Deposits and withdrawals received on these contacts are recorded as a direct increase or decrease directly to the liability balance, and are not reflected as premium, benefits, or changes in reserve in the statement of operations.

The Company issues funding agreements with well-defined class-based annuity purchase rates defining either specific or maximum purchase rate guarantees. However, these funding agreements are not issued to or for the benefit of an identifiable individual or group of individuals. Prior to 2004, these contracts were classified as life contracts in accordance with SSAP No. 50. During 2004, modifications were made to SSAP No. 50 such that these products should be classified as deposit-type contracts. As a result, the Company has changed its reserve classifications of these contracts as of January 1, 2004, with the change having no impact to the statement of operations during 2004. Accordingly, the Company's change in aggregate reserves for annuity reserves in the balance sheet does not agree to the increase in aggregate reserves for annuity contracts in the statement of operations.

Separate Accounts

The Company administers segregated asset accounts for pension and other clients. The assets of the separate accounts are not subject to liabilities arising out of any other business the Company may conduct and are reported at fair value. Substantially all investment risks associated with fair value changes are borne by the clients. The liabilities of these separate accounts represent reserves established to meet withdrawal and future benefit payment provisions of the contracts.

Premiums and Annuity Considerations

Revenues for policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received and benefits paid represent the total of surrender and death benefits paid and the change in policy reserves. Revenues are recognized when due. Consideration received and benefits paid for annuity policies without mortality or morbidity risk are recorded using deposit accounting, and recorded directly to an appropriate policy reserve account, without recognizing premium income or benefits paid.

Reinsurance

Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Gains associated with reinsurance of inforce blocks of business are included in unassigned surplus and are amortized into income over the estimated life of the policies. Premiums ceded and recoverable losses have been reported as a reduction of premium income and benefits, respectively.

Reclassifications

Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to the 2004 presentation.

2. Accounting Changes

Effective January 1, 2003, the Company adopted SSAP No. 86, Accounting for Derivative Instruments and Hedging Activities. In accordance with SSAP No. 86, derivative instruments that qualify for special hedge accounting are valued and reported in a manner consistent with the hedged asset or liability. To qualify for special hedge accounting, the Company must maintain specific documentation regarding the risk management objectives of the hedge and demonstrate on an ongoing basis that the hedging relationship remains highly effective. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value and the changes in the fair value are recorded as unrealized gains and losses. This change in accounting principle had no impact on capital and surplus as of January 1, 2003.

3. Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and short-term investments: The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

   Investment securities: Fair values for bonds and preferred stocks are based on quoted market prices, where available. For bonds and preferred stocks not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for common stocks of unaffiliated entities are based on quoted market prices.

   Mortgage loans on real estate and policy loans: The fair values for mortgage loans are estimated utilizing discounted cash flow analyses, using interest rates reflective of current market conditions and the risk characteristics of the loans. The fair value of policy loans is assumed to equal their carrying amount.

   Interest rate floors, caps, swaps, and swaptions and currency swaps:
   Estimated fair value of interest rate floors and caps are based upon the latest quoted market price. Estimated fair value of swaps, including interest rate swaps and swaptions and currency swaps, are based upon the pricing differential for similar swap agreements. The carrying value of these items is included with other invested assets on the balance sheet.

   Short-term notes receivable from affiliates: The fair values for short-term notes receivable from affiliates are assumed to equal their carrying amount.

   Separate account assets: The fair value of separate account assets are based on quoted market prices.

   Investment contracts: Fair values for the Company's liabilities under investment-type insurance contracts, which include GICs and funding agreements, are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

   Separate account annuity liabilities: Separate account annuity liabilities approximate the market value of the separate account assets.

Fair values for the Company's insurance contracts other than investment contracts are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

The following sets forth a comparison of the fair values and carrying amounts of the Company's financial instruments:

                                                                     December 31
                                                        2004                            2003
                                           ----------------------------------------------------------------
                                              Carrying          Fair           Carrying         Fair
                                               Amount          Value            Amount          Value
                                           ----------------------------------------------------------------
   Admitted assets
   Bonds                                      $15,103,851    $15,973,166      $15,831,391     $16,660,697
   Preferred stocks                               358,139        395,745          464,437         509,797
   Common stocks, other than affiliates            75,673         75,673           68,699          68,699
   Mortgage loans on real estate                1,840,352      1,976,298        1,717,525       1,868,935
   Policy loans                                    36,358         36,358           28,794          28,794
   Cash and short-term investments                213,457        213,457          374,289         374,289
   Interest rate floors, caps and                   5,662          5,662           14,819          14,777
     swaptions
   Interest rate and currency swaps               (39,676)       (41,549)         (19,317)        (31,504)
   Receivables from parent, subsidiaries
     and affiliates                                44,599         44,599          261,695         261,695
   Separate account assets                      7,084,644      7,084,644        6,198,994       6,198,994

   Liabilities
   Investment contract liabilities             13,023,944     13,204,357       13,829,668      14,077,077
   Separate account annuity liabilities         7,027,072      7,036,069        5,950,881       5,974,972



4. Investments

Statutory-basis financial information of the Company's wholly-owned insurance subsidiary, Transamerica Assurance Company (TAC), is summarized as follows:

                                                                       December 31
                                                                             2003
                                                                       ------------------
   Summary statutory-basis balance sheets
   Cash and invested assets                                                   $926,955
   Other assets                                                                 34,090
                                                                       ------------------
                                                                       ------------------
   Total admitted assets                                                      $961,045
                                                                       ==================
                                                                       ==================

   Insurance reserves                                                         $877,513
   Other liabilities                                                            30,430
   Capital and surplus                                                          53,102
                                                                       ------------------
                                                                       ------------------
   Total liabilities and capital and surplus                                  $961,045
                                                                       ==================

                                                     Year Ended December 31
                                                            2003             2002
                                                     ------------------------------------
   Summary statutory-basis statements of
     operations
   Revenues                                                $171,400          $149,122
   Expenses and taxes                                       220,792           161,042
                                                     ------------------------------------
                                                     ------------------------------------
   Net loss                                                $(49,392)         $(11,920)
                                                     ====================================

On October 1, 2004, Transamerica Life Insurance Company (TLIC), an affiliate, completed a merger with TAC. As a result of this transaction, the Company received 34,295 shares of TLIC common stock which represents 13.3% of the issued and outstanding common shares. The Company's carrying value and cost basis of TLIC was $171,481 and $255,015, respectively, at December 31, 2004.


4. Investments (continued)

The carrying amount and estimated fair value of investments in bonds and preferred stocks are summarized as follows:
                                                               Gross         Gross         Gross
                                                                           Unrealized   Unrealized
                        Unrealized Losses less Losses 12
                Carrying Gains han 12 months months or Estimated
                                              Amount                     t                 more        Fair Value
                                         ----------------------------------------------------------------------------
   December 31, 2004
   Bonds:
     United States Government and
       agencies                               $   130,544     $   1,889      $     67       $    61      $   132,305
     State, municipal and other
       government                                 235,759        29,585         1,548         1,368          262,428
     Industrial and miscellaneous              10,365,544       773,501        43,581        30,538       11,064,926
     Public utilities                           1,174,625       100,824           402         1,265        1,273,782
     Mortgage and other asset-backed
       securities                               3,197,379        79,222        17,357        19,519        3,239,725
                                         ----------------------------------------------------------------------------
                                         ----------------------------------------------------------------------------
                                               15,103,851       985,021        62,955        52,751       15,973,166
   Preferred stocks                               358,139        38,128           522             -          395,745
                                         ----------------------------------------------------------------------------
                                         ----------------------------------------------------------------------------
                                              $15,461,990    $1,023,149       $63,477       $52,751      $16,368,911
                                         ============================================================================
                                         ============================================================================


                                                                             Gross         Gross
                                                               Gross       Unrealized   Unrealized
                                                            Unrealized    Losses less    Losses 12
                                             Carrying          Gains      han 12 months  months or     Estimated
                                              Amount                     t                 more        Fair Value
                                         ----------------------------------------------------------------------------
   December 31, 2003
   Bonds:
     United States Government and
       agencies                             $     118,191   $       563    $      262    $      151    $     118,341
     State, municipal and other
       government                                 209,141        20,959         2,047           174          227,879
     Industrial and miscellaneous              10,674,541       759,587        48,597        16,989       11,368,542
     Public utilities                           1,203,883        98,640         5,540           198        1,296,785
     Mortgage and other asset-backed
       securities                               3,625,635        55,845         8,170        24,160        3,649,150
                                         ----------------------------------------------------------------------------
                                         ----------------------------------------------------------------------------
                                               15,831,391       935,594        64,616        41,672       16,660,697
   Preferred stocks                               464,437        46,558           495           703          509,797
                                         ----------------------------------------------------------------------------
                                         ----------------------------------------------------------------------------
                                              $16,295,828      $982,152       $65,111       $42,375      $17,170,494
                                         ============================================================================
                                         ============================================================================


The Company held bonds at December 31, 2004 and 2003 with a carrying value of $22,186 and $16,344, respectively, and amortized cost of $22,214 and $19,165, respectively, that have an NAIC rating of 6 and which are not considered to be other than temporarily impaired. These bonds are carried at the lower of amortized cost or fair value, and any write-down to fair value has been recorded directly to unassigned surplus. The Company will record a charge to the statement of operations to the extent that these securities are subsequently determined to be other than temporarily impaired.

The estimated fair value of bonds and preferred stocks with gross unrealized losses at December 31, 2004 and 2003 is as follows:

                                                   Losses less     Losses 12
                                                 than 12 months  months or more      Total
                                                 ------------------------------------------------
                                                 ------------------------------------------------
   December 31, 2004
   Bonds:
     United States Government and agencies        $      21,288   $   10,559    $       31,847
     State, municipal and other government               15,257       21,089            36,346
     Public utilities                                    65,817       39,332           105,149
     Industrial and miscellaneous                     1,720,052      529,027         2,249,079
     Mortgage and other asset-backed securities       1,014,099      303,558         1,317,657
                                                 ------------------------------------------------
                                                 ------------------------------------------------
                                                      2,836,513      903,565         3,740,078
      Preferred stocks                                   15,202            -            15,202
                                                 ------------------------------------------------
                                                 ------------------------------------------------
                                                   $  2,851,715   $  903,565       $ 3,755,280
                                                 ================================================

                                                   Losses less     Losses 12         Total
                                                 than 12 months  months or more
                                                 ------------------------------------------------
                                                 ------------------------------------------------
   December 31, 2003
   Bonds:
     United States Government and agencies       $        62,481$       14,847  $        77,328
     State, municipal and other government               26,998          308            27,306
     Public utilities                                   170,835        6,467           177,302
     Industrial and miscellaneous                     1,843,889      315,149         2,159,038
     Mortgage and other asset-backed securities         737,068      605,007         1,342,075
                                                 ------------------------------------------------
                                                 ------------------------------------------------
                                                      2,841,271      941,778         3,783,049
      Preferred stocks                                   24,457       47,429         $  71,886
                                                 ------------------------------------------------
                                                 ------------------------------------------------
                                                   $  2,865,728  $   989,207      $  3,854,935
                                                 ================================================


4. Investments (continued)

The carrying amount and estimated fair value of bonds at December 31, 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        Carrying           Estimated
                                                                         Amount            Fair Value
                                                                   ----------------------------------------

   Due in one year or less                                               $   451,735         $   467,370
   Due after one year through five years                                   3,835,902           3,993,164
   Due after five years through ten years                                  3,878,008           4,082,071
   Due after ten years                                                     3,740,827           4,190,836
                                                                  -----------------------------------------
                                                                          11,906,472          12,733,441
   Mortgage and other asset-backed securities                              3,197,379           3,239,725
                                                                  -----------------------------------------
                                                                  -----------------------------------------
                                                                         $15,103,851         $15,973,166
                                                                  =========================================

The Company regularly monitors industry sectors and individual debt securities for signs of impairment, including length of time and extent to which the market value of debt securities has been less than cost; industry risk factors; financial condition and near-term prospects of the issuer; and nationally recognized credit rating agency rating changes. Additionally for asset-backed securities, cash flow trends and underlying levels of collateral are monitored. A specific security is considered to be impaired when it is determined that it is probable that not all amounts due (both principal and interest) will be collected as scheduled. Consideration is also given to management's intent and ability to hold a security until maturity or until fair value will recover.

A detail of net investment income is presented below:
                                                                    Year Ended December 31
                                                            2004             2003              2002
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------

   Income on bonds                                          $ 870,687        $  908,559      $   947,242
   Dividends on equity investments                             30,626            31,488           28,541
   Income on mortgage loans on real estate                    116,141           107,380           95,220
   Interest on policy loans                                     1,295               894              642
   Other                                                       25,665           (24,432)         (17,810)
                                                     ------------------------------------------------------
                                                            1,044,414         1,023,889        1,053,835
   Less investment expenses                                   (39,147)          (37,843)         (34,416)
                                                     ------------------------------------------------------
   Net investment income                                   $1,005,267        $  986,046       $1,019,419
                                                     ======================================================


Proceeds from sales and maturities of bonds and related gross realized gains and losses were as follows:
                                                                    Year Ended December 31
                                                            2004             2003              2002
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------

   Proceeds                                              $  9,576,592       $13,186,955      $12,946,963
                                                     ======================================================
                                                     ======================================================

   Gross realized gains                                   $   155,941     $     290,610    $     259,882
   Gross realized losses                                      (88,569)         (211,369)        (316,000)
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
   Net realized gains (losses)                           $     67,372    $       79,241   $      (56,118)
                                                     ======================================================

Gross realized losses for the years ended December 31, 2004, 2003 and 2002 include $17,227, $101,956, and $40,387, respectively, which relate to losses recognized on other than temporary declines in market value of debt securities.

At December 31, 2004, investments with an aggregate carrying value of $5,264 were on deposit with regulatory authorities or were restrictively held in bank custodial accounts for the benefit of such regulatory authorities as required by statute.

Net realized capital gains (losses) on investments and changes in net unrealized capital gains/losses are summarized below:
                                                                           Realized
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
                                                                    Year Ended December 31
                                                            2004             2003              2002
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------

   Bonds                                                    $67,372           $79,241         $(56,118)
   Preferred stocks                                          18,918             1,410         (113,881)
   Common stocks                                              3,264             5,804          (17,649)
   Mortgage loans                                            (1,048)               (5)               -
   Other                                                      8,729           (18,521)            (773)
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
                                                             97,235            67,929         (188,421)

   Related federal income tax benefit (expense)             (20,862)          (49,097)          75,479
   Transfer from (to) interest maintenance reserve          (49,941)         (108,602)          69,488
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
   Net realized capital gains(losses) on investments        $26,432          $(89,770)        $(43,454)
                                                     ======================================================




4. Investments (continued)

                                                                     Change in Unrealized
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
                                                                    Year Ended December 31
                                                            2004             2003              2002
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------

   Bonds                                                    $10,203           $64,901         $(20,686)
   Preferred stocks                                               -                25            1,795
   Common stocks                                              5,513             9,999          (20,136)
   Affiliated common stocks                                  56,971           (72,692)         (16,608)
   Mortgage loans on real estate                                  -            (1,421)          (4,931)
   Other                                                    (38,922)          (24,429)         (20,584)
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
   Change in net unrealized capital gains/                  $33,765          $(23,617)        $(81,150)
     losses
                                                     ======================================================

Gross unrealized gains and gross unrealized losses on unaffiliated common stocks are as follows:

                                                                                   December 31
                                                                             2004              2003
                                                                       ------------------------------------
                                                                       ------------------------------------

   Unrealized gains                                                           $17,194          $11,634
   Unrealized losses                                                             (630)            (583)
                                                                       ------------------------------------
                                                                       ------------------------------------
   Net unrealized gains                                                       $16,564          $11,051
                                                                       ====================================

During 2004, the Company issued mortgage loans with interest rates ranging from 3.31% to 6.95% The maximum percentage of any one mortgage loan to the value of the underlying real estate at origination was 81%. The Company had no non-income producing mortgage loans for the year ended December 31, 2004. The Company requires all mortgaged properties to carry fire insurance equal to the value of the underlying property.

At December 31, 2004 and 2003, the Company held a mortgage loan loss reserve in the AVR of $17,593 and $15,177, respectively. The mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

                 Geographic Distribution                           Property Type Distribution
   --------------------------------------------------------------------------------------------------------
                                     December 31                                         December 31
                                  2004        2003                                     2004       2003
                               ------------------------                            ------------------------
   South Atlantic                  22%        30%      Office                          36%         47%
   Pacific                         20         22       Industrial                      21          16
   Mountain                        17         11       Apartment                       20          19
   E. North Central                16          8       Shopping centers                16           9
   Middle Atlantic                 11         10       Other                            3           5
   W. North Central                 6          8       Agricultural                     3           3
   W. South Central                 3          7       Medical                          1           1
   E. South Central                 3          2
   New England                      2          2

The Company uses interest rate swaps to reduce market risk in interest rates and to alter interest rate exposures arising from mismatches between assets and liabilities. An interest rate swap is an arrangement whereby two parties (counterparties) enter into an agreement to exchange periodic interest payments. The dollar amount the counterparties pay each other is an agreed-upon period interest rate multiplied by an underlying notional amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. The Company also uses cross currency swaps to reduce market risk in foreign currencies and to alter exchange exposure arising from mismatches between assets and liabilities. A notional currency exchange occurs at the beginning and end of the contract. During the life of the swap, the counterparties exchange fixed or floating interest payments in its swapped currency. All swap transactions are entered into pursuant to master agreements providing for a single net payment to be made by one counterparty at each due date.

Under exchange traded currency futures and options, the Company agrees to purchase a specified number of contracts with other parties and to post a variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts.

The parties with whom the Company enters into exchange traded futures and options are regulated futures commissions merchants who are members of a trading exchange. The Company may issue foreign denominated assets or liabilities and uses forward rate agreements to hedge foreign currency risk associated with its foreign denominated assets or liabilities. Cash payments and/or receipts represent the difference between market values and those of the contracts.

An interest rate floor provides for the receipt of payments in the event interest rates fall below the strike rates in the contract. The floor is designed to generate cash flows to offset the lower cash flows received on assets during low interest rate environments. The Company may also invest in capped floating rate commercial mortgage loans and use interest rate caps to convert the commercial mortgage loan into a pure floating rate asset in order to meet its overall asset/liability strategy. Interest rate caps provide for the receipt of payments when interest rates rise above the strike rates in the contract. A single premium is paid by the Company at the beginning of the interest rate cap/floor contracts.

The Company issues products providing the customer a return based on the S&P 500 and NASDAQ 1000 Indices. The Company uses S&P 500 and NASDAQ 1000 options to hedge the liability option risk associated with these products. Options are marked to fair value in the balance sheet and the fair value adjustment is recorded as income in the statement of operations. The Company recognized income
(loss) from options contracts in the amount of $0, $7,903, and $(1,083), for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company is exposed to credit related losses in the event of nonperformance by counterparties to financial instruments, but it does not expect any counterparty to fail to meet their obligations given their high credit rating of 'A' or better. As of December 31, 2004, the fair value of all contracts, aggregated at a counterparty level, with a positive fair value amounted to $21,399.

The Company has entered into collateral agreements with certain counterparties wherein the counterparty is required to post assets on the Company's behalf in an amount equal to the difference between the net positive fair value of the contracts and an agreed upon threshold based on the credit rating of the counterparty. If the net fair value of all contracts with this counterparty is negative, then the Company is required to post assets.

For the years ended December 31, 2004 and 2003, the Company has recorded $1,341 and $(8,760), respectively, for the component of derivative instruments utilized for hedging purposes that did not qualify for hedge accounting. This has been recorded directly to unassigned surplus as an unrealized gain (loss).

The Company utilizes futures contracts to hedge against changes in market conditions. Initial margin deposits are made by cash deposits or segregation of specific securities as may be required by the exchange on which the transaction was conducted. Pursuant to the contracts, the Company agrees to receive from or pay to the broker, an amount of cash equal to the daily fluctuation in the value of the contract. Such receipts or payments are known as "variation margin" and are recorded by the Company as a variation margin receivable or payable on futures contracts. During the period the futures contracts are open, daily changes in the values of the contracts are recognized as realized gains or losses.

When the contracts are closed, the Company recognizes a realized gain or loss equal to the difference between the proceeds from, or cost of, the closing transaction and the Company's cost basis in the contract. The Company recognized net realized gains (losses) from futures contracts in the amount of $350, $514, and $(628) for the years ended December 31, 2004, 2003, and 2002, respectively.

Open futures contracts at December 31, 2004 and 2003, were as follows:

                                                                         Opening Market      Year-End
       Number of                                                             Value            Market
       Contracts                       Contract Type                                           Value
   --------------------------------------------------------------------------------------------------------

   December 31, 2004
                                          S&P 500
          11                        March 2005 Futures                         $3,177           $3,197

   December 31, 2003
                                          S&P 500
          13                        March 2004 Futures                         $3,507           $3,609




The notional amount of derivative instruments outstanding at December 31, 2004 and 2003 is summarized as follows:
                                                                                 Notional Amount
                                                                       ------------------------------------
                                                                       ------------------------------------
                                                                                   December 31
                                                                             2004              2003
                                                                       ------------------------------------
   Derivative securities:
     Interest rate and currency swaps:
       Receive floating-pay floating                                         $   84,974         $111,332
       Receive fixed-pay floating                                             1,922,475        2,177,516
       Receive floating-pay fixed                                               868,923          925,216
     Interest rate floor agreements                                             160,500                -

5. Reinsurance

The Company is involved in both the cession and assumption of reinsurance, primarily with affiliated companies. Risks are reinsured with other companies to permit the recovery of a portion of the direct losses. These reinsured risks are treated as though, to the extent of the reinsurance, they are risks for which the Company is not liable. However, the Company remains liable to the extent the reinsuring companies do not meet their obligations under these reinsurance treaties.

The following summarizes the effect of certain reinsurance transactions:

                                                                    Year Ended December 31
                                                            2004             2003              2002
                                                     ------------------------------------------------------
   Direct premiums                                        $2,523,563        $3,808,745       $4,209,100
   Reinsurance assumed                                       149,111            10,804          104,983
   Reinsurance ceded                                         (14,728)          (40,180)        (185,565)
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
   Net premiums earned                                    $2,657,946        $3,779,369       $4,128,518
                                                     ======================================================

The Company received reinsurance recoveries in the amount of $87,012, $79,300, and $73,543, during 2004, 2003, and 2002, respectively. At December 31, 2004 and 2003, there are no amounts recoverable from reinsurers that have been deducted from policy and contract claim reserves. The aggregate reserves for policies and contracts were reduced for reserve credits for reinsurance ceded at December 31, 2004 and 2003 of $615,815 and $915,543, respectively.

During 2001, the Company entered into a reinsurance transaction with Transamerica International Re (Bermuda) Ltd., an affiliate of the Company. Under the terms of this transaction, the Company ceded the obligation of future multi-year guarantees included in certain of its annuity contracts. The difference between the funds withheld under coinsurance balance of $557,869 and the reserve credit taken of $569,954 was credited directly to unassigned surplus on a net of tax basis. During 2004, 2003 and 2002, $2,396, $3,848, and $1,611,
respectively, of the initial gain was amortized into earnings, with a corresponding charge to unassigned surplus. The Company holds collateral in the form of letters of credit of $20,000, $7,500, and $25,000 at December 31, 2004, 2003, and 2002, respectively.

Additionally, during 2001, the Company entered into a reinsurance transaction with an unaffiliated company to cede certain annuity benefits on an inforce group of contracts. The effect of this transaction was also credited directly to surplus on a net of tax basis. The gain from this transaction of $9,425 was credited directly to unassigned surplus. During 2004, 2003, and 2002, $1,020, $1,051 and $1,810, respectively, of the initial gain were amortized into earnings, with a corresponding charge to unassigned surplus.

On July 1, 2004 the Company recaptured the business it had ceded to TOLIC. The Company received $286,705 as consideration for this recapture, which has been included in the Company's statement of operations. The change in reserves of $293,942 related to the recapture has been reported in the statement of operations. This transaction reduced funds held under coinsurance and other reinsurance treaties by $286,754 during 2004.

6. Income Taxes

The main components of deferred income tax amounts are as follows.

                                                                   December 31
                                                             2004               2003
                                                      --------------------------------------
                                                      --------------------------------------
   Deferred income tax assets:
     Deferred acquisition costs tax basis                   $  30,654           $ 34,588
     Reserves                                                  23,046             25,854
     Unrealized capital losses                                 28,854             41,064
     Other                                                     19,115             18,395
                                                      --------------------------------------
   Deferred income tax assets                                 101,669            119,901

   Deferred income tax assets - nonadmitted                     8,528             17,209

   Deferred income tax liabilities:
     Deferred intercompany gains                               26,692             19,904
     Unrealized capital gains                                  28,908             27,757
     Partnerships                                               3,209              6,962
     Other                                                      1,016              1,226
                                                      --------------------------------------
                                                      --------------------------------------
   Deferred income tax liabilities                             59,825             55,849
                                                      --------------------------------------
                                                      --------------------------------------
                                                              $33,316           $ 46,843
                                                      ======================================


The change in net deferred income tax assets and deferred income tax assets - nonadmitted are as follows:

                                                                                Year Ended December 31
                                                                        2004             2003              2002
                                                                 ------------------------------------------------------
                                                                 ------------------------------------------------------

   Change in net deferred income tax asset                              $(22,208)         $(19,611)       $  (1,128)
                                                                 ======================================================
   Change in deferred income tax assets - nonadmitted                     (8,681)          (18,760)         (10,573)
                                                                 ======================================================


Federal income tax expense (benefit) differs from the amount computed by applying the statutory federal income tax rate to gain from operations before federal income tax expense (benefit) and net realized capital gains (losses) on investments for the following reasons:

                                                                     Year Ended December 31
                                                            2004              2003             2002
                                                      -----------------------------------------------------
   Income tax computed at the federal statutory              $60,526           $ 9,233         $  7,641
     rate (35%):
   Deferred acquisition costs - tax basis                     (3,934)             (326)           4,681
   Dividends received deduction                               (2,620)           (1,408)          (1,471)
   IMR amortization                                           (6,077)            1,340            9,920
   Prior year under (over) accrual                             3,890            (1,643)           2,280
   Reinsurance adjustments                                    (1,196)           (1,813)          (1,181)
   Tax credits                                                  (218)             (892)            (329)
   Tax reserve valuation                                      (3,799)           (3,832)         (19,790)
   Other                                                      14,401            (2,568)            (869)
                                                      -----------------------------------------------------
   Federal income tax expense (benefit)                      $60,973           $(1,909)       $     882
                                                      =====================================================

The Company joins in a consolidated federal income tax return with TOLIC and other affiliates. As a result, the operating loss carryforwards and the income taxes incurred that are available for carryback on future losses are calculated on a consolidated basis. The method of allocation between the companies is subject to written agreement, approved by the Board of Directors. Allocation is based upon separate return calculations. Intercompany tax balances are settled within 30 days of payment to the Internal Revenue Service (IRS).

The Company's federal income tax returns have been examined and closing agreements have been executed with the IRS through the tax period ended July 21, 1999. An examination is underway for the short period from July 22 through December 31, 1999 and for calendar years 2000 and 2001.

Prior to 1984, as provided for under the Life Insurance Company Tax Act of 1959, a portion of statutory income was not subject to current taxation but was accumulated for income tax purposes in a memorandum account referred to as the "policyholders' surplus accounts" (PSA). No federal income taxes have been provided for in the financial statements on income deferred in the PSA ($20,300 at December 31, 2004). To the extent

                 Transamerica Life Insurance and Annuity Company

                             (Dollars in Thousands)

6. Income Taxes (continued)

that dividends are paid from the amount accumulated in the PSA, net earnings would be reduced by the amount of tax required to be paid. Should the entire amount in the PSA account become taxable, the tax thereon computed at the current rates would amount to approximately $7,105.

As of December 31, 2004, 2003, and 2002 income taxes for the consolidated group in which the Company is included and will be available for recoupment in the event of future net losses are $126,123, $128,053, and $17,203, respectively.

7. Policy and Contract Attributes

A portion of the Company's policy reserves and other policyholders' funds
(including separate account liabilities) relates to liabilities established on a variety of the Company's annuity and deposit-type products. There may be certain restrictions placed upon the amount of funds that can be withdrawn without penalty. The amount of reserves on these products, by withdrawal characteristics, is summarized as follows:

                                                                         December 31
                                                              2004                        2003
                                                   --------------------------- ----------------------------
                                                       Amount       Percent        Amount       Percent
                                                   --------------------------- ----------------------------
   Subject to discretionary withdrawal with adjustments:
       With market value adjustment                   $  3,346,120     14%        $  3,860,389     16%
       At book value less surrender charge               3,310,778     14            4,114,710     17
       At market value                                   6,739,240     28            6,361,973     27

   Subject to discretionary withdrawal without
     adjustment                                          5,412,389     23            3,921,768     17
   Not subject to discretionary withdrawal
     provision                                           5,151,876     21            5,427,773     23
                                                   --------------------------- ----------------------------
                                                   --------------------------- ----------------------------
                                                        23,960,403    100%          23,686,613    100%
                                                                  ============                =============
                                                                  ============                =============
   Less reinsurance ceded                                  612,473                     912,027
                                                   ----------------            ----------------
                                                   ----------------            ----------------
   Total policy reserves on annuity and                $23,347,930                 $22,774,586
     deposit-type liabilities
                                                   ================            ================

Separate accounts held by the Company primarily represent funds which are administered for pension plans. The assets consist primarily of fixed maturities and equity securities and are carried at estimated fair value. The Company provides a minimum guaranteed return to policyholders of certain separate accounts. Certain other separate accounts do not have any minimum guarantees and substantially all the investment risks associated with market value changes are borne entirely by the policyholder.


Information regarding the separate accounts of the Company is as follows:

                                                             Nonindexed
                                               Indexed       Guaranteed     Nonguaranteed      Total
                                            --------------------------------------------------------------
                                            --------------------------------------------------------------
   Premiums, deposits and other                       $ -       $11,643        $1,662,627     $1,674,270
     considerations for the year ended
     December 31, 2004
                                            ==============================================================
                                            ==============================================================

   Reserves for separate accounts as of December 31, 2004 with assets at:
       Fair value                                     $ -             -         6,739,240      6,739,240
       Amortized cost                                 $ -       287,832                 -        287,832
                                            --------------------------------------------------------------
   Total                                              $ -      $287,832        $6,739,240     $7,027,072
                                            ==============================================================
                                            ==============================================================

   Reserves by withdrawal
     characteristics as of December 31,
     2004:
       With market value adjustment                   $ -       255,701            65,384        321,085
       At market value                                $ -             -         6,673,856      6,673,856
   Not subject to discretionary withdrawal            $ -        32,131                 -         32,131
                                            --------------------------------------------------------------
   Total                                              $ -      $287,832        $6,739,240     $7,027,072
                                            ==============================================================
                                            ==============================================================

   Premiums, deposits and other
     considerations for the year ended
     December 31, 2003                                $ -       $15,566        $1,686,663     $1,702,229
                                            ==============================================================
                                            ==============================================================

   Reserves for separate accounts as of December 31, 2003 with assets at:
       Fair value                                     $ -             -         5,617,189      5,617,189
       Amortized cost                                 $ -       333,692                 -        333,692
                                            --------------------------------------------------------------
                                            --------------------------------------------------------------
   Total                                              $ -      $333,692        $5,617,189     $5,950,881
                                            ==============================================================
                                            ==============================================================

   Reserves by withdrawal
     characteristics as of December 31,
     2003:
       With market value adjustment                   $ -       308,856            52,303        361,159
       At market value                                $ -             -         5,564,886      5,564,886
   Not subject to discretionary withdrawal            $ -        24,836                 -         24,836
                                            --------------------------------------------------------------
   Total                                              $ -      $333,692        $5,617,189     $5,950,881
                                            ==============================================================






7. Policy and Contract Attributes (continued)

                                                             Nonindexed
                                               Indexed       Guaranteed     Nonguaranteed      Total
                                            --------------------------------------------------------------
   Premiums, deposits and other                       $ -       $14,328        $1,617,853     $1,632,181
     considerations for the year ended
     December 31, 2002
                                            ==============================================================

   Reserves for separate accounts as of December 31, 2002 with assets at:
       Fair value                                     $ -             -         4,311,762      4,311,762
       Amortized cost                                 $ -       401,372                 -        401,372
                                            --------------------------------------------------------------
                                            --------------------------------------------------------------
   Total                                              $ -      $401,372        $4,311,762     $4,713,134
                                            ==============================================================
                                            ==============================================================

   Reserves by withdrawal
     characteristics as of December 31,
     2002:
       With market value adjustment                   $ -       387,467            28,304        415,771
       At market value                                $ -             -         4,283,458      4,283,458
   Not subject to discretionary withdrawal            $ -        13,905                 -         13,905
                                            --------------------------------------------------------------
   Total                                              $ -      $401,372        $4,311,762     $4,713,134
                                            ==============================================================

A reconciliation of the amounts transferred to and from the separate accounts is presented below:
                                                                    Year Ended December 31
                                                            2004             2003              2002
                                                     ------------------------------------------------------
   Transfers as reported in the summary of operations of the separate accounts statement:
       Transfers to separate accounts                      $1,670,142        $1,703,341       $1,646,198
       Transfers from separate accounts                     1,219,405         1,362,913        1,132,860
                                                     ------------------------------------------------------
   Net transfers to separate accounts                         450,737           340,428          513,338

   Reconciling adjustments:
     Other                                                        145             2,903             (228)
                                                     ------------------------------------------------------
   Transfers as reported in the statements
     of operations                                         $  450,882       $   343,331      $   513,110
                                                     ======================================================

At December 31, 2004 and 2003, the Company had variable annuities with guaranteed death benefits as follows:
            Benefit and Type of Risk                       Subjected Account     Amount of       Reinsurance
                                                                                                Reserve Credit
   Year                                                          Value         Reserve Held
   --------------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------------
   2004     Minimum Guaranteed Death Benefit                      $368,805            $5,010          $2,943
   2003     Minimum Guaranteed Death Benefit                      $369,448            $4,787          $2,479

For Variable Annuities with Minimum Guaranteed Death Benefits ("MGDB"), the Company complies with Actuarial Guideline 34. This guideline requires that MGDBs be projected by assuming an immediate drop in the values of the assets supporting the variable annuity contract, followed by a subsequent recovery at a net assumed return until the maturity of the contract. The immediate drop percentages and gross assumed returns vary by asset class and are defined in the guideline. Mortality is based on the 1994 Variable Annuity MGDB Mortality Table, which is also defined in the guideline.

The Company enters into municipal reverse repurchase agreements for which it requires a minimum of 95% of the fair value of the securities transferred to be maintained as collateral. The Company has recorded liabilities of $23,127 and $22,936 for these agreements as of December 31, 2004 and 2003, respectively. The reverse repurchase agreements are collateralized by government agency securities with book values of $24,600 and $37,704 as of December 31, 2004 and 2003, respectively. These securities have maturity dates that range from 2019 to 2027 and have a weighted average interest rate of 6.19%.

8. Dividend Restrictions

The Company is subject to limitations, imposed by the State of North Carolina, on the payment of dividends to its parent company. Generally, dividends during any twelve-month period may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory gain from operations before net realized capital gains (losses) on investments for the preceding year. Subject to the availability of unassigned surplus at the time of such dividend, the maximum payment which may be made in 2005, without the prior approval of insurance regulatory authorities, is $87,526.

Life/health insurance companies are subject to certain risk-based capital (RBC) requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life/health insurance company is to be determined based on the various risk factors related to it. At December 31, 2004, the Company meets the RBC requirements.

9. Related Party Transactions

The Company shares certain offices, employees and general expenses with affiliated companies.

The Company receives data processing, investment advisory and management, marketing and administration services from affiliates. During 2004 and 2003 and 2002, the Company paid $59,935, $70,416, and $70,126, respectively, for these services, which approximates their costs to the affiliates.

The Company provides office space, marketing and administrative services to certain affiliates. During 2004, 2003 and 2002, the Company received $17,480, $28,901, and $31,987, respectively, for such services, which approximates their cost.

Payables to affiliates bear interest at the thirty-day commercial paper rate.

The Company received capital contributions of $-0-, $200,000, $180,000 from its parent in 2004, 2003, and 2002, respectively.

At December 31, 2004 and 2003, the Company has receivables from parents, subsidiaries, and affiliates of $44,599 and $261,695, respectively. Interest on these notes accrues at the 30-day commercial paper rate at the time of issuance.

The Company participates in various benefit plans sponsored by AEGON and the related costs allocated to the Company are not significant.

During 2004 the Company paid a dividend of $400,000 to TOLIC. This dividend was approved by the Insurance Department of the State of North Carolina as an extraordinary dividend.

During 2004, the Company made a capital contribution to TLIC of $65,170. During 2003 and 2002, the Company made capital contributions to TAC of $80,000 and $30,000, respectively.

10. Commitments and Contingencies

The Company has issued synthetic GIC contracts to plan sponsors totaling $3,238,639 and $3,552,684 as of December 31, 2004 and 2003, respectively. Most of these contracts are issued to tax qualified plans and the plan sponsor retains ownership and control of the related plan assets. The Company provides book value benefit responsiveness in the event that plan benefit requests exceed plan cash flows. In certain contracts, the Company agrees to make advances to meet benefit payment needs and earns a market interest rate on these advances. The periodically adjusted contract-crediting rate is the means by which investment and benefit responsive experience is passed through to participants. In return for the book value benefit responsive guarantee, the Company receives a premium that varies based on such elements as benefit responsive exposure and contract size. The Company underwrites the plans for the possibility of having to make benefit payments and also must agree to the investment guidelines to ensure appropriate credit quality and cash flow. Funding requirements to date have been minimal and management does not anticipate any future material funding requirements that would have a material impact on reported financial results.

At December 31, 2004, 2003, and 2002, the Company had entered into an agreement with commitment amounts of $21,090, $37,670, and $51,805, respectively, for which it was paid a fee to provide credit enhancement and standby liquidity asset purchase agreement on municipal variable rate demand note facilities. The Company believes the chance of draws or other performance features being exercised under these agreements is minimal.

The Company may pledge assets as collateral for transactions involving derivatives and funding agreements. At December 31, 2004 and 2003, the Company has pledged invested assets with a carrying value of $2,005 and $4,802, respectively, and a market value $2,114 and $4,896, respectively, in conjunction with these transactions.

The Company is a party to legal proceedings incidental to its business. Although such litigation sometimes includes substantial demands for compensatory and punitive damages, in addition to contract liability, it is management's opinion that damages arising from such demands will not be material to the Company's financial position.

The Company has contingent commitments for $68,579 at December 31, 2004, for joint ventures, partnerships and limited liability companies.

At December 31, 2004, the Company has mortgage loan commitments of $22,370.

At December 31, 2004, the Company has outstanding private placement commitments of $8,000.

The Company participates in an agent-managed securities lending program in which $546,954 and $0 were on loan as of December 31, 2004 and December 31, 2003, respectively. The Company receives collateral equal to 102/105 percent of the fair market value of the loaned securities as of the transaction date for domestic/international securities, respectively. The counterparty is mandated to deliver additional collateral if the fair market value of the collateral compared to the fair market value of the loaned securities falls to 100 percent for domestic securities or at any time falls less than 105 percent for international securities. This additional collateral, along with the collateral already held in connection with the lending transaction, must then be at least equal to 102/105 percent of the fair value of the loaned securities. The program requirements restrict the collateral from rehypothecation by any party involved in the transaction and has minimum limitations related to credit worthiness, duration and borrower levels.

At December 31, 2004 and 2003, the net amount of securities being acquired on a "to be announced" (TBA) basis was $179,887, and $124,922, respectively.

                            Statutory-Basis Financial
                               Statement Schedules

                 Transamerica Life Insurance and Annuity Company

                       Summary of Investments - Other Than
                         Investments in Related Parties
                             (Dollars in Thousands)

                                December 31, 2004

Schedule I
                                                                                         Amount at Which
                                                                                           Shown in the
                                                                            Market        Balance Sheet
              Type of Investment                          Cost (1)           Value
-----------------------------------------------------------------------------------------------------------

Fixed maturities
Bonds:
   United States government and government agencies
     and authorities                                    $    134,499      $    136,794     $    134,499
   States, municipalities and political subdivisions         308,365           323,106          308,365
   Foreign governments                                       194,173           208,115          194,173
   Public utilities                                        1,174,625         1,273,782        1,174,625
   All other corporate bonds                              13,292,189        14,031,369       13,292,189
Preferred stock                                              358,139           395,745          358,139
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
Total fixed maturities                                    15,461,990        16,368,911       15,461,990

Equity securities
Common stocks:
   Public utilities                                            1,135             1,562            1,562
   Banks, trust and insurance                                  5,259             6,430            6,430
   Industrial, miscellaneous and all other                    52,715            67,681           67,681
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------
Total equity securities                                       59,109            75,673           75,673

Mortgage loans on real estate                              1,840,352                          1,840,352
Policy loans                                                  36,358                             36,358
Other invested assets                                         52,817                             52,817
Cash and short-term investments                              213,457                            213,457
                                                     -------------------                -------------------
Total                                                    $17,664,083                        $17,680,647
                                                     ===================                ===================

(1) Original cost of equity securities and, as to fixed maturities, original cost reduced by repayments and adjustment for amortization of premiums or accrual of discounts.




                 Transamerica Life Insurance and Annuity Company

                       Supplementary Insurance Information
                             (Dollars in Thousands)

Schedule III


                                                       Future Policy      Policy and
                                                        Benefits and       Contract      Premium Revenue
                                                          Expenses        Liabilities
-----------------------------------------------------------------------------------------------------------

Year ended December 31, 2004
Individual life                                        $       16,626           $  10      $       3,001
Group life and health                                              38               -               (242)
Annuity                                                    14,084,660               -          2,655,187
                                                     ------------------------------------------------------
                                                          $14,101,324           $  10         $2,657,946
Year ended December 31, 2003
Individual life                                        $       15,443            $  -       $     13,099
Group life and health                                              40               -                 13
Annuity                                                    14,428,568               -          3,766,257
                                                     ------------------------------------------------------
                                                          $14,440,051            $  -         $3,779,369

Year ended December 31, 2002
Individual life                                        $       14,314            $104      $       3,092
Group life and health                                              53             121                314
Annuity                                                    13,606,513               -          4,125,112
                                                     ------------------------------------------------------
                                                          $13,620,880            $225         $4,128,518



                 Transamerica Life Insurance and Annuity Company

                             (Dollars in Thousands)

Schedule III
                                                           Benefits,
                                                             Claims
                                        Net Investment     Losses and    Other Operating
                                            Income*        Settlement       Expenses*    Premiums Written
                                                            Expenses
-----------------------------------------------------------------------------------------------------------

Year ended December 31, 2004
Individual life                          $       1,952     $      3,241    $       335
Group life and health                                -              (17)           (26)       $     10
Annuity                                      1,003,315        2,845,444        990,929
                                       ---------------------------------------------------
                                            $1,005,267       $2,848,668       $991,238

Year ended December 31, 2003
Individual life                          $       1,601     $      2,680    $       382
Group life and health                                4            5,364            (24)       $     13
Annuity                                        984,441        4,106,037        688,603
                                       ---------------------------------------------------
                                            $  986,046       $4,114,081       $688,961

Year ended December 31, 2002
Individual life                          $       1,212     $      4,235    $       303
Group life and health                                -              (85)           812       $     315
Annuity                                      1,018,207        4,241,630        928,728
                                       ---------------------------------------------------
                                            $1,109,419       $4,245,780       $929,843


*Allocations of net investment income and other operating expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.




                 Transamerica Life Insurance and Annuity Company

                                   Reinsurance
                             (Dollars in Thousands)

Schedule IV
                                                                   Assumed                    Percentage
                                                     Ceded to        From                     of Amount
                                        Gross         Other         Other          Net         Assumed
                                        Amount      Companies     Companies       Amount        To Net
-----------------------------------------------------------------------------------------------------------

Year ended December 31, 2004
Life insurance in force             $      60,363 $      18,681 $             $     41,682          -%
                                                                          -
                                    =======================================================================

Premiums:
   Individual life                  $       3,444 $          443$             $       3,001         -%
                                                                          -
   Group life and health                       10          252            -           (242)        -
   Annuity                              2,520,109       14,033      149,111      2,655,187         6
                                    -----------------------------------------------------------------------
                                      $ 2,523,563 $     14,728  $   149,111    $ 2,657,946         6%
                                    =======================================================================

Year ended December 31, 2003
Life insurance in force             $      66,807 $      20,623 $             $     46,184          -%
                                                                          -
                                    =======================================================================

Premiums:
   Individual life                  $      13,559 $          460$             $      13,099         -%
                                                                          -
   Group life and health                       13            -            -             13         -
   Annuity                              3,795,173       39,720       10,804      3,766,257         -
                                    -----------------------------------------------------------------------
                                      $ 3,808,745 $     40,180  $     10,804   $ 3,779,369          -%
                                    =======================================================================

Year ended December 31, 2002
Life insurance in force                $  105,773    $  23,220  $           - $     82,553          -%
                                    =======================================================================

Premiums:
   Individual life                  $       3,572  $       480  $           - $       3,092         -%
   Group life and health                      315            1            -            314         -
   Annuity                              4,205,213      185,084      104,983      4,125,112         3
                                    -----------------------------------------------------------------------
                                       $4,209,100     $185,565     $104,983     $4,128,518         3%
                                    =======================================================================



                                OTHER INFORMATION

Item 24.  Financial Statements and Exhibits

     (a) Financial Statements:

         All required financial statements are included in Parts A and B of this Registration Statement.

     (b)  Exhibits:

         (1) Resolutions of Board of Directors of Transamerica Life Insurance and Annuity Company (the "Company") authorizing the creation of Separate Account VA-8 (the "Separate Account"). 1/

         (2) Not Applicable.


         (3) Form of Distribution Agreement between the Company, the Separate Account and Transamerica Securities Sales Corporation. 1/ 9/


         (4) Forms of Flexible Premium Deferred Variable Annuity Contracts. Form of Flexible Premium Deferred Variable Annuity Contract for Transamerica Bounty Variable Annuity.
             Guaranteed Minimum Death Benefit Rider and Guaranteed Minimum Income Rider. 1/

         (5) Form of Application for Flexible Premium Variable Annuity.

         (6) (a) Articles of Incorporation of Transamerica Life Insurance and Annuity Company. 1/

             (b) By-Laws of Transamerica Life Insurance and Annuity
                 Company. 1/

         (7) Not Applicable.

         (8) Form of Participation Agreements.
                  (a) re The Alger American Fund 1
                  (b) re Alliance Variable Products Series Fund, Inc. 1
                  (c) re Dreyfus Variable Investment Fund 1
                  (d) re Janus Aspen Series 1
                  (e) re MFS Variable Insurance Trust 1
                  (f) re Morgan Stanley Universal Funds, Inc. 1
                  (g) re OCC Accumulation Trust 1
                  (h) re Transamerica Variable Insurance Fund, Inc. 1 6/
                  (i) re PIMCO Variable Insurance Trust 1
                  (j) re Franklin Templeton 6/
                  (k) re WRL Series Fund 5/ 6/ 7/

         (9) Opinion and Consent of Counsel. 1/ 8/

         (10) (a) Consent of Counsel.

               (b) Consent of Independent Registered Public Accounting
                   Firm. 4/ 6/ 7/ 8/ 9/


         (11) No financial statements are omitted from Item 23.

         (12) Not Applicable.

         (13) Performance Data Calculations. 3/

         (14) Not Applicable.

         (15) Powers of Attorney. 1/ 2/

----------------------------

1/ Incorporated by reference to the like-numbered exhibit of the Initial Filing to the Form N-4 Registration Statement, File No. 333-32664 (March 16, 2000).

2/ Incorporated by reference to the like numbered exhibit of Pre-Effective Amendment No. 1 to the Form N-4 Registration Statement, File No. 333-32664 (July 5, 2000).

3/   To be filed by subsequent Amendment.

4/ Incorporated by reference to the like-numbered exhibit of Post-Effective Amendment No. 2 to the Form N-4 Registration Statement, File No. 333-32664 (October 12, 2000).

5/ Incorporated herein by reference to Post-Effective Amendment No. 1 of PFL Life Variable Annuity Account A on Form N-4 File No. 333-26209 (Filed April 29, 1998).

6/ Incorporated by reference to the like-numbered exhibit of Post-Effective Amendment No. 3 to the Form N-4 Registration Statement, File No. 333-32664 (April 26, 2001).

7/ Incorporated by reference to the like-numbered exhibit of Post-Effective Amendment No. 4 to the Form N-4 Registration Statement, File No. 333-32664 (April 26, 2002).


8/ Incorporated by reference to the like-numbered exhibit of Post-Effective Amendment No. 4 to the Form N-4 Registration Statement, File No. 333-32664 (April 29, 2003).

9/   Filed herewith.


Item 25. Directors and Officers of the Depositor (Transamerica Life Insurance Company)

Name and Business Address
                                               [GRAPHIC OMITTED]

Larry N. Norman                   Director, Chairman of the Board and President
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Ronald L Ziegler                  Director, Actuary and Vice President
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Craig D. Vermie                   Director, Vice President, Secretary and
4333 Edgewood Road, N.E.          General Counsel
Cedar Rapids, Iowa 52499-0001

Arthur C. Schneider               Director, Vice President and Chief Tax Officer
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Robert J. Kontz                   Vice President and Corporate Controller
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499-0001

Brenda K. Clancy                  Director, Vice President, Treasurer and Chief
4333 Edgewood Road, N.E.          Financial Officer
Cedar Rapids, Iowa 52499-0001





Item 26.  Persons  Controlled  by or under Common  Control With the Depositor or
           Registrant.


                    Name                     Jurisdiction1      Percent of Voting     Business
                                             Incorporation     Securities Owned
Academy Alliance Holdings Inc.                   Canada    100% Creditor Resources,   Holding company
                                                           Inc.
Academy Alliance Insurance Inc.                  Canada    100% Creditor Resources,   Insurance
                                                           Inc.
Academy Insurance Group, Inc.                   Delaware   100% Commonwealth General  Holding company
                                                           Corporation
Academy Life Insurance Co.                      Missouri   100% Academy Insurance     Insurance company
                                                           Group, Inc.
ADB Corporation, L.L.C.                         Delaware    00% Money Services, Inc.  Special purpose limited
                                                           1                          Liability company
AEGON Alliances, Inc.                           Virginia   100% Benefit Plans, Inc.   General agent
AEGON Asset Management Services, Inc.           Delaware   100% AUSA Holding Co.      Registered investment advisor
AEGON Assignment Corporation                    Illinois   100% AEGON Financial       Administrator of structured
                                                           Services Group, Inc.       settlements
AEGON Assignment Corporation of Kentucky        Kentucky   100% AEGON Financial       Administrator of structured
                                                           Services Group, Inc.       settlements
AEGON Canada Inc. ("ACI")                        Canada    100% TIHI                  Holding company
AEGON Capital Management, Inc.                   Canada     00% AEGON Canada Inc.     Investment counsel and
                                                           1                          portfolio manager
AEGON Dealer Services Canada, Inc.               Canada    100% 1490991 Ontario        utual fund dealer
                                                           Limited                    M
AEGON Derivatives N.V.                        Netherlands  100% AEGON N.V.            Holding company
AEGON Direct Marketing Services, Inc.           Maryland   100% Monumental Life        arketing company
                                                           Insurance Company          M
AEGON DMS Holding B.V.                         etherlands  100% AEGON International    olding company
                                              N            N.V.                       H
AEGON Financial Services Group, Inc.           Minnesota   100% Transamerica Life      arketing
                                                           Insurance Co.              M
AEGON Fund Management, Inc.                      Canada    100% AEGON Canada Inc.     Mutual fund issuer
AEGON Funding Corp.                             Delaware    00% AEGON USA, Inc.       Issue debt securities-net
                                                                                      proceeds used to make loans
                                                           1                          to affiliates
AEGON Funding Corp. II                          Delaware    00% Transamerica Corp.    Issue debt securities-net
                                                                                      proceeds used to make loans
                                                           1                          to affiliates
AEGON Institutional Markets, Inc.               Delaware    00% Commonwealth General  Provider of investment,
                                                           1orporation                marketing and admin.
                                                           C                          services to ins. cos.
AEGON International N.V.                      Netherlands  100% AEGON N.V.            Holding company
AEGON Management Company                        Indiana    100% AEGON U.S. Holding     olding company
                                                           Corporation                H
AEGON N.V.                                     etherlands  22.72% of Vereniging        olding company
                                                           AEGON Netherlands
                                              N            Membership Association     H
AEGON Nederland N.V.                          Netherlands  100% AEGON N.V.            Holding company
AEGON Nevak Holding B.V.                      Netherlands  100% AEGON N.V.            Holding company
AEGON Structured Settlements, Inc.              Kentucky    00% Commonwealth General  Administers structured
                                                            orporation                settlements of plaintiff's
                                                                                      physical injury claims
                                                           1                          against property and
                                                           C                          casualty insurance companies
AEGON U.S. Corporation                            Iowa     AEGON U.S. Holding          olding company
                                                           Corporation owns 10,024
                                                           shares (75.58%); AEGON
                                                           USA, Inc. owns 3,238
                                                           shares (24.42%)            H
AEGON U.S. Holding Corporation                  Delaware   1046 shares of Common       olding company
                                                           Stock owned by
                                                           Transamerica Corp.; 225
                                                           shares of Series A
                                                           Preferred Stock owned by
                                                           Scottish Equitable
                                                           Finance Limited            H
AEGON USA Investment Management, Inc.             Iowa     100% AUSA Holding Co.      Investment advisor
AEGON USA Investment Management, LLC              Iowa     100% AEGON USA, Inc.       Investment advisor
AEGON USA Real Estate Services, Inc.            Delaware   100% AEGON USA Realty      Real estate and mortgage
                                                           Advisors, Inc.             holding company

                                                            C-4
[GRAPHIC OMITTED]

17



                Name                 Jurisdiction 17      Percent of Voting         7siness
          [GRAPHIC OMITTED]               of              Securities Owned        11GRAPHIC OMITTED]
                                     Incorporation        [GRAPHIC OMITTED]        [
                                     [GRAPHIC OMITTED]
AEGON USA Realty Advisors, Inc.          Iowa       00% AUSA Holding Co,           Administrative and investment
                                                   1                               services
AEGON USA Travel and Conference          Iowa       00% Money Services, Inc.        ravel and conference services
Services LLC                                       1                               T
AEGON USA, Inc.                          Iowa      10 shares Series A Preferred     olding company
                                                   Stock owned by AEGON U.S
                                                   Holding Corporation; 150,000
                                                   shares of Class B Non-Voting
                                                   Stock owned by AEGON U.S.
                                                   Corporation; 100 shares
                                                   Voting Common Stock owned by
                                                   AEGON U.S Corporation H
AEGON/Transamerica Series Fund, Inc.   Maryland     00% AEGON/Transamerica Fund    Investment advisor, transfer
                                                    dvisors, Inc.                  agent, administrator, sponsor,
                                                                                   principal
                                                   1                               underwriter/distributor or
                                                   A                               general partner.
AFSG Securities Corporation           ennsylvania  100% Commonwealth General        roker-Dealer
                                     P             Corporation                     B
ALH Properties Eight LLC               Delaware    100% FGH USA LLC                Real estate
ALH Properties Eleven LLC              Delaware    100% FGH USA LLC                Real estate
ALH Properties Fifteen LLC             Delaware    100% FGH USA LLC                Real estate
ALH Properties Five LLC                Delaware    100% FGH USA LLC                Real estate
ALH Properties Four LLC                Delaware    100% FGH USA LLC                Real estate
ALH Properties Nine LLC                Delaware    100% FGH USA LLC                Real estate
ALH Properties Seven LLC               Delaware    100% FGH USA LLC                Real estate
ALH Properties Seventeen LLC           Delaware    100% FGH USA LLC                Real estate
ALH Properties Sixteen LLC             Delaware    100% FGH USA LLC                Real estate
ALH Properties Ten LLC                 Delaware    100% FGH USA LLC                Real estate
ALH Properties Twelve LLC              Delaware    100% FGH USA LLC                Real estate
ALH Properties Two LLC                 Delaware    100% FGH USA LLC                Real estate
American Bond Services LLC               Iowa      100% Transamerica Life           imited liability company
                                                   Insurance Company (sole member) L
Ammest Realty Corporation                Texas     100% Monumental Life Insurance   pecial-purpose subsidiary
                                                   Company                         S
Ampac Insurance Agency, Inc. (EIN     ennsylvania  100% Academy Insurance Group,    nactive
23-2364438)                          P             Inc.                            I
Ampac Insurance Agency, Inc. (EIN     ennsylvania  100% Commonwealth General       Provider of management support
23-1720755)                          P             Corporation                     services
Ampac, Inc.                              Texas     100% Academy Insurance Group,    anaging general agent
                                                   Inc.                            M
Apple Partners of Iowa LLC               Iowa      Members: 58.13% Monumental       old title on Trustee's Deeds
                                                   Life Insurance Company; 41.87%   n secured property
                                                   Peoples Benefit Life Insurance  H
                                                   Company                         o
ARC Reinsurance Corporation             Hawaii     100% Transamerica Corp,         Property & Casualty Insurance
ARV Pacific Villas, A California      California   General Partners -               roperty
Limited Partnership                                Transamerica Affordable
                                                   Housing, Inc. (0.5%);
                                                   Non-Affiliate of AEGON,
                                                   Jamboree Housing Corp. (0.5%).
                                                   Limited Partner: TOLIC (99%)    P
AUSA Holding Company                   Maryland    100% AEGON USA, Inc.            Holding company
AUSACAN LP                              Canada     General Partner - AUSA Holding   nter-company lending and
                                                   Co. (1%); Limited Partner -
                                                   eneral business First AUSA
                                                   Life Insurance I Company
                                                   (99%) g

                                                            C-5
[GRAPHIC OMITTED]

17



                                    7Jurisdiction 17      Percent of Voting         7siness
               Name                1      of              Securities Owned        11GRAPHIC OMITTED]
         [GRAPHIC OMITTED]          Incorporation         [GRAPHIC OMITTED]        [
                                    [GRAPHIC OMITTED]
Bankers Financial Life Ins. Co.        Arizona     100% Voting Common Stock -       nsurance
                                                   First AUSA Life Insurance Co.
                                                   Class B Common stock is
                                                   allocated 75% of total
                                                   cumulative vote. Class A
                                                   Common stock is allocated 25%
                                                   of total cumulative vote.       I
Bankers Mortgage Company of CA        California   100% TRS                        Investment management
Bay Area Community Investments I,     California   70% LIICA; 30% Monumental Life  Investments in low income
LLC                                                Insurance Company               housing tax credit properties
Bay State Community Investments I,     Delaware    100% Monumental Life Insurance  Investments in low income
LLC                                                Company                         housing tax credit properties
Bay State Community Investments        Delaware    100% Monumental Life Insurance  Investments in low income
II, LLC                                            Company                         housing tax credit properties
Benefit Plans, Inc.                    Delaware    100% Commonwealth General       TPA for Peoples Security Life
                                                   Corporation                     Insurance Company
BF Equity LLC                          New York    100% RCC North America LLC      Real estate
Buena Sombra Insurance Agency, Inc.    Maryland    100% Peoples Benefit Life        nsurance agency
                                                   Insurance Company               I
BWAC Credit Corporation                Delaware    100% TCFCII                     Inactive
BWAC International Corporation         Delaware     00% TCFCII                     Retail appliance and furniture
                                                   1                               stores
BWAC Seventeen, Inc.                   Delaware    100% TCFC Asset Holdings, Inc.  Holding company
BWAC Twelve, Inc.                      Delaware    100% TCFCII                     Holding company
BWAC Twenty-One, Inc.                  Delaware    100% TCFC Asset Holdings, Inc.  Holding company
Camden Asset Management, LP               CA       Partners are: Limited Partner    nvestment advisor.
                                                   -Monumental Life Insurance
                                                   Company (47.136%); General
                                                   Partner - non-affiliate of
                                                   AEGON, Harpenden (38.114%).
                                                   Various individuals own the
                                                   balance of shares.              I
Canadian Premier Holdings Ltd.          Canada     100% AEGON DMS Holding B.V.     Holding company
Canadian Premier Life Insurance         Canada     100% Canadian Premier Holdings   nsurance company
Company                                            Ltd.                            I
Capital 200 Block Corporation          Delaware    100% Commonwealth General        eal estate holdings
                                                   Corporation                     R
Capital General Development            Delaware    100% Commonwealth General        olding company
Corporation                                        Corporation                     H
Capital Liberty, L.P.                  Delaware    99.0% Monumental Life            olding company
                                                   Insurance Company (Limited
                                                   Partner); 1.0% Commonwealth
                                                   General Corporation (General
                                                   Partner)                        H
Common Wealth Insurance Agency Inc.     Canada     100% Creditor Resources, Inc.   Insurance agency
Commonwealth General Corporation       Delaware     00% AEGON U.S. Corporation      olding company
("CGC")                                            1                               H
Consumer Membership Services            Canada      00% Canadian Premier Holdings  Marketing of credit card
Canada Inc.                                        1td.                            protection membership services
                                                   L                               in Canada
Cornerstone International Holdings        UK        00% AEGON DMS Holding B.V.      olding company
Ltd.                                               1                               H
CRC Creditor Resources Canadian         Canada      00% Creditor Resources, Inc.    nsurance agency
Dealer Network Inc.                                1                               I
Creditor Resources, Inc.               Michigan    100% AUSA Holding Co.           Credit insurance
CRI Canada Inc.                         Canada     100% Creditor Resources, Inc.   Holding company
CRI Credit Group Services Inc.          Canada     100% Creditor Resources, Inc.   Holding company
Diversified Actuarial Services,      assachusetts  100% Diversified Investment     Employee benefit and actuarial
Inc.                                M              Advisors, Inc.                  consulting
Diversified Investment Advisors,       Delaware     00% AUSA Holding Co.            egistered investment advisor
Inc.                                               1                               R
Diversified Investors Securities       Delaware    100% Diversified Investment      roker-Dealer
Corp.                                              Advisors, Inc.                  B

                                                            C-6
[GRAPHIC OMITTED]

17



                Name                 1Jurisdictio17of    Percent of Voting        117siness
          [GRAPHIC OMITTED]           Incorporation       Securities Owned         [GRAPHIC OMITTED]
                                      [GRAPHIC OM  TED]  [GRAPHIC OMITTED]
Edgewood IP, LLC                         Iowa     100% TOLIC                       Limited liability company
FED Financial, Inc.                    Delaware   100% Academy Insurance Group,     pecial-purpose subsidiary
                                                  Inc.                             S
FGH Eastern Region LLC                 Delaware   100% FGH USA LLC                 Real estate
FGH Realty Credit LLC                  Delaware   100% FGH Eastern Region LLC      Real estate
FGH USA LLC                            Delaware   100% RCC North America LLC       Real estate
FGP 109th Street LLC                   Delaware   100% FGH USA LLC                 Real estate
FGP 90 West Street LLC                 Delaware   100% FGH USA LLC                 Real estate
FGP Burkewood, Inc.                    Delaware   100% FGH USA LLC                 Real estate
FGP Bush Terminal, Inc.                Delaware   100% FGH Realty Credit LLC       Real estate
FGP Colonial Plaza, Inc.               Delaware   100% FGH USA LLC                 Real estate
FGP Franklin LLC.                      Delaware   100% FGH USA LLC                 Real estate
FGP Herald Center, Inc.                Delaware   100% FGH USA LLC                 Real estate
FGP Heritage Square, Inc.              Delaware   100% FGH USA LLC                 Real estate
FGP Islandia, Inc.                     Delaware   100% FGH USA LLC                 Real estate
FGP Merrick, Inc.                      Delaware   100% FGH USA LLC                 Real estate
FGP Rockbeach, Inc.                    Delaware   100% FGH USA LLC                 Real estate
FGP West 32nd Street, Inc.             Delaware   100% FGH USA LLC                 Real estate
FGP West Street LLC                    Delaware   100% FGH USA LLC                 Real estate
FGP West Street Two LLC                Delaware   100% FGH USA LLC                 Real estate
Fifth FGP LLC                          Delaware   100% FGH USA LLC                 Real estate
Financial Planning Services, Inc.      District   100% Ampac Insurance Agency,      pecial-purpose subsidiary
                                      of Columbia Inc. (EIN #27-1720755)           S
Financial Resources Insurance Agency     Texas    100% owned by Dan Trivers, VP &   etail sale of securities
of Texas                                          Director of Operations of         roducts
                                                  Transamerica Financial
                                                  Advisors, Inc., to comply with   R
                                                  Texas insurance law              p
First FGP LLC                          Delaware   100% FGH USA LLC                 Real estate
Force Financial Group, Inc.            Delaware   100% Academy Insurance Group,     pecial-purpose subsidiary
                                                  Inc.                             S
Fourth FGP LLC                         Delaware   100% FGH USA LLC                 Real estate
Garnet Assurance Corporation           Kentucky   100% Life Investors Insurance     nvestments
                                                  Company of America               I
Garnet Assurance Corporation II          Iowa     100% Monumental Life Insurance    usiness investments
                                                  Company                          B
Garnet Assurance Corporation III         Iowa     100% Transamerica Occidental      usiness investments
                                                  Life Insurance Company           B
Garnet Community Investments I, LLC    Delaware   100% Life Investors Insurance     ecurities
                                                  Company of America               S
Garnet Community Investments II, LLC   Delaware   100% Monumental Life Insurance    ecurities
                                                  Company                          S
Garnet Community Investments III, LLC  Delaware   100% Transamerica Occidental      usiness investments
                                                  Life Insurance Company           B
Garnet Community Investments IV, LLC   Delaware   100% Transamerica Occidental      nvestments
                                                  Life Insurance Company           I
Garnet Community Investments V, LLC    Delaware   100% Monumental Life Insurance    nvestments
                                                  Company                          I
Garnet Community Investments VI, LLC   Delaware   100% Monumental Life Insurance    nvestments
                                                  Company                          I
Garnet LIHTC Fund I, LLC               Delaware   100% Garnet Community             nvestments
                                                  Investments I, LLC               I
Garnet LIHTC Fund II, LLC              Delaware   100% Garnet Community             nvestments
                                                  Investments II, LLC              I
Garnet LIHTC Fund III, LLC             Delaware   100% Garnet Community             nvestments
                                                  Investments III, LLC             I
Garnet LIHTC Fund IV, LLC              Delaware   100% Garnet Community             nvestments
                                                  Investments IV, LLC              I
Garnet LIHTC Fund V, LLC               Delaware   100% Garnet Community             nvestments
                                                  Investments V, LLC               I
Garnet LIHTC Fund VI, LLC              Delaware   100% Garnet Community             nvestments
                                                  Investments VI, LLC              I

                                                            C-7
[GRAPHIC OMITTED]

17



                Name                 Jurisdiction 17      Percent of Voting         7siness
          [GRAPHIC OMITTED]               of              Securities Owned        11GRAPHIC OMITTED]
                                     Incorporation        [GRAPHIC OMITTED]        [
                                     [GRAPHIC OMITTED]
Gemini Investments, Inc.               Delaware    100% TALIAC                     Investment subsidiary
Global Premier Reinsurance Company,     British    100% Commonwealth General        einsurance company
Ltd.                                    Virgin     Corporation                     R
Great Companies, L.L.C.                  Iowa       7.50% Money Services, Inc.     Markets & sells mutual funds &
                                                   4                               individually managed accounts
Greybox L.L.C.                         Delaware    100% Transamerica Leasing       Intermodal freight container
                                                   Holdings, Inc.                  interchange facilitation service
Home Loans and Finance Ltd.              U.K.       00% TIISI                      Inactive -- this entity is in
                                                   1                               the process of being liquidated
Innergy Lending, LLC                   Delaware    50% World Financial Group,       ending
                                                   Inc.; 50% ComUnity Lending,
                                                   Inc.(non-AEGON entity)          L
Insurance Consultants, Inc.            Nebraska    100% Commonwealth General        rokerage
                                                   Corporation                     B
InterSecurities, Inc.                  Delaware    100% AUSA Holding Co.           Broker-Dealer
Investors Warranty of America, Inc.      Iowa      100% AUSA Holding Co.           Leases business equipment
Iowa Fidelity Life Insurance Co.        Arizona    Ordinary common stock is         nsurance
                                                   allowed 60% of total
                                                   cumulative vote. Participating
                                                   common stock is allowed 40% of
                                                   total cumulative vote. First
                                                   AUSA Life Insurance Co.         I
JMH Operating Company, Inc.           Mississippi  100% People's Benefit Life       eal estate holdings
                                                   Insurance Company               R
Legacy General Insurance Company        Canada     100% Canadian Premier Holdings   nsurance company
                                                   Ltd.                            I
Life Investors Alliance, LLC           Delaware     00% LIICA                      Purchase, own, and hold the
                                                                                   equity interest of other
                                                   1                               entities
Life Investors Insurance Company of      Iowa      504,032 shares Common Stock      nsurance
America                                            owned by AEGON USA, Inc.;
                                                   504,033 shares Series A
                                                   Preferred Stock owned by AEGON
                                                   USA, Inc.                       I
Massachusetts Fidelity Trust Co.         Iowa      100% AUSA Holding Co.           Trust company
Money Concepts (Canada) Limited         Canada     100% National Financial         Financial services, marketing
                                                   Corporation                     and distribution
Money Services, Inc.                   Delaware     00% AUSA Holding Co.           Provides financial counseling
                                                                                   for employees and agents of
                                                   1                               affiliated companies
Monumental General Administrators,     Maryland     00% Monumental General         Provides management srvcs. to
Inc.                                               1nsurance Group, Inc.           unaffiliated third party
                                                   I                               administrator
Monumental General Casualty Co.        Maryland    100% AEGON USA, Inc.            Insurance
Monumental General Insurance Group,    Maryland     00% AUSA Holding Co.            olding company
Inc.                                               1                               H
Monumental Life Insurance Company      Maryland    73.23% Capital General           nsurance Company
                                                   Development Company; 26.77%
                                                   First AUSA Life Insurance
                                                   Company                         I
National Association Management and    Maryland    100% Monumental General         Provides actuarial consulting
Consultant Services, Inc.                          Administrators, Inc.            services
National Financial Corporation          Canada     100% AEGON Canada, Inc.         Holding company
National Financial Insurance Agency,    Canada      00% 1488207 Ontario Limited     nsurance agency
Inc.                                               1                               I
NEF Investment Company                 Calfornia   100% TOLIC                      Real estate development
Parkland Insurance Inc.                 Canada     100% Creditor Resources, Inc.   Insurance company
Peoples Benefit Life Insurance           Iowa      76.3% Monumental Life            nsurance Company
Company                                            Insurance Company; 20% Capital
                                                   Liberty, L.P.; 3.7% CGC         I
Peoples Benefit Services, Inc.        ennsylvania  100% Veterans Life Insurance     pecial-purpose subsidiary
                                     P             Company                         S

                                                            C-8
[GRAPHIC OMITTED]

17



                Name                 1Jurisdictio17of    Percent of Voting        117siness
          [GRAPHIC OMITTED]           Incorporation       Securities Owned         [GRAPHIC OMITTED]
                                      [GRAPHIC OM  TED]  [GRAPHIC OMITTED]
Primus Guaranty, Ltd.                   Bermuda   Partners are: Transamerica Life   rovides protection from
                                                  Insurance Company (13.1%) and     efault risk of investment
                                                  non-affiliates of AEGON: XL       rade corporate and sovereign
                                                  Capital, Ltd. (34.7%);           Pssues of financial obligations.
                                                  CalPERS/PCG Corporate Partners   d
                                                  Fund, LLC (13.0%); Radian Group  g
                                                  (11.1%).                         i
Prisma Holdings, Inc. I                Delaware   100% AUSA Holding Co.            Holding company
Prisma Holdings, Inc. II               Delaware   100% AUSA Holding Co.            Holding company
Professional Life & Annuity             Arizona   100% Transamerica Life            einsurance
Insurance Company                                 Insurance Co.                    R
Pyramid Insurance Company, Ltd.         Hawaii    100% Transamerica Corp.          Property & Casualty Insurance
QSC Holding, Inc.                      Delaware   100% AEGON USA Realty Advisors,  Real estate and financial
                                                  Inc.                             software production and sales
Quantitative Data Solutions, LLC       Delaware   60% owned by TOLIC               Special purpose corporation
Quest Membership Services, Inc.        Delaware   100% Commonwealth General         ravel discount plan
                                                  Corporation                      T
RCC North America LLC                  Delaware   100% AEGON USA, Inc.             Real estate
RCC Properties Limited Partnership       Iowa     AEGON USA Realty Advisors, Inc.   imited Partnership
                                                  is General Partner and 5%
                                                  owner; all limited partners are
                                                  RCC entities within the RCC
                                                  group                            L
Real Estate Alternatives Portfolio 1   Delaware   Members: 38.356% Transamerica     eal estate alternatives
LLC                                               Life Insurance Co.; 34.247%       nvestment
                                                  TOLIC; 18.356% LIICA; 6.301%
                                                  Monumental Life Insurance Co.;
                                                  2.74% Transamerica Financial     R
                                                  Life Insurance Co.               i
Real Estate Alternatives Portfolio 2   Delaware   Members: 37.25% Transamerica      eal estate alternatives
LLC                                               Life Insurance Co.; 30.75%        nvestment
                                                  TOLIC; 22.25% TALIAC; 7.5%
                                                  Transamerica Financial Life
                                                  Insurance Co.; 2.25%             R
                                                  Stonebridge Life Insurance Co.   i
Real Estate Alternatives Portfolio 3   Delaware   Members: 27% Transamerica Life    eal estate alternatives
LLC                                               Insurance Co.; 23% TOLIC; 19%     nvestment
                                                  TALIAC; 1% Stonebridge Life
                                                  Insurance Co.; 11% LIICA; 14%    R
                                                  PBLIC; 5% MLIC                   i
Real Estate Alternatives Portfolio     Delaware   Members: 33.4% LIICA; 32%         eal estate alternatives
3A LLC                                            PBLIC; 10% TOLIC; 9.4% MLIC;      nvestment
                                                  9.4% Transamerica Financial
                                                  Life Insurance Company; 4.8%
                                                  TALIAC; 1% Stonebridge Life      R
                                                  Insurance Co.                    i
Realty Information Systems, Inc.         Iowa     100% AEGON USA Realty Advisors,  Information Systems for real
                                                  Inc.                             estate investment management
Retirement Project Oakmont                CA      General Partners: Transamerica    enior living apartment complex
                                                  Products, Inc.; TOLIC;
                                                  Transameirca Oakmont Retirement
                                                  Associates, a CA limited
                                                  partnership. Co-General
                                                  Partners of Transamerica
                                                  Oakmont Retirement Associates
                                                  are Transamerica Oakmont Corp.
                                                  and Transamerica Products I
                                                  (Administrative General
                                                  Partner).                        S

                                                            C-9
[GRAPHIC OMITTED]

17




               Name                17Jurisdictio17of     Percent of Voting       17
         [GRAPHIC OMITTED]           Incorporation        Securities Owned          17siness
                                     [GRAPHIC OM  TED]   [GRAPHIC OMITTED]          [GRAPHIC OMITTED]
River Ridge Insurance Company          Vermont     100% AEGON Management Company    Captive insurance company
Roundit, Inc.                         Maryland     50% AUSA Holding Co.             Financial services
Second FGP LLC                        Delaware     100% FGH USA LLC                 Real estate
Seventh FGP LLC                       Delaware     100% FGH USA LLC                 Real estate
Short Hills Management Company           New       100% AEGON U.S. Holding           olding company
                                       Jersey      Corporation                      H
South Glen Apartments, LLC              Iowa       100% Transamerica Affordable      imited liability company
                                                   Housing, Inc.                    L
Southwest Equity Life Ins. Co.         Arizona     100% of Common Voting Stock       nsurance
                                                   AEGON USA, Inc.                  I
Stonebridge Benefit Services, Inc.    Delaware     100% Commonwealth General         ealth discount plan
                                                   Corporation                      H
Stonebridge Casualty Insurance Ohio 197,920 shares of Common nsurance company
Company Stock owned by AEGON U.S.
                                                   Corporation; 302,725 shares
                                                   of Common Stock owned by
                                                   AEGON USA, Inc.                  I
Stonebridge Group, Inc.               Delaware     100% Commonwealth General         eneral purpose corporation
                                                   Corporation                      G
Stonebridge International                UK        100% Cornerstone                  eneral insurance company
Insurance Ltd.                                     International Holdings Ltd.      G
Stonebridge International                UK        100% Cornerstone                  arketing
Marketing Ltd.                                     International Holdings Ltd.      M
Stonebridge Life Insurance Company     Vermont     100% Commonwealth General         nsurance company
                                                   Corporation                      I
TA Air X, Corp.                       Delaware     100% TCFC Air Holdings, Inc.     Special purpose corporation
TA Air XI, Corp.                      Delaware     100% TCFC Air Holdings, Inc.     Special purpose corporation
TA Leasing Holding Co., Inc.          Delaware     100% TFC                         Holding company
TBC III, Inc.                         Delaware     100% TFCFC Asset Holdings,        pecial purpose corporation
                                                   Inc.                             S
TBK Insurance Agency of Ohio, Inc.      Ohio       500 shares non-voting common      ariable insurance contract
                                                   stock owned by Transamerica       ales in state of Ohio
                                                   Financial Advisors, Inc.; 1
                                                   share voting common stock        V
                                                   owned by James Krost             s
TCF Asset Management Corporation      Colorado      00% TCFC Asset Holdings, Inc.   A depository for foreclosed
                                                   1                                real and personal property
TCFC Air Holdings, Inc.               Delaware     100% Transamerica Commercial      olding company
                                                   Finance Corporation, I           H
TCFC Asset Holdings, Inc.             Delaware     100% Transamerica Commercial      olding company
                                                   Finance Corporation, I           H
TCFC Employment, Inc.                 Delaware     100% Transamerica Commercial     Used for payroll for employees
                                                   Finance Corporation, I           at TFC
TCFC Tax Holdings, Inc.               Delaware     100% Transamerica Commercial      olding company
                                                   Finance Corporation, I           H
TFC Properties, Inc.                  Delaware     100% Transamerica Corporation    Holding company
The AEGON Trust Advisory Board:       Delaware                                       oting Trust
Donald J. Shepard, Joseph B.M.
Streppel, Alexander R. Wynaendts,
and Craig D. Vermie                                                                 V
The Gilwell Company                   alifornia     00% TRS                         Ground lessee of 517
                                                                                    Washington Street, San
                                     C             1                                Francisco
The Insurance Agency for the          Maryland     100% Veterans Life Insurance      nsurance
American Working Family, Inc.                      Company                          I
The RCC Group, Inc.                   Delaware     100% FGH USA LLC                 Real estate
The Whitestone Corporation            Maryland     100% AEGON USA, Inc.             Insurance agency

                                                           C-10
[GRAPHIC OMITTED]

17



                Name                 1Jurisdictio17of    Percent of Voting        117siness
          [GRAPHIC OMITTED]           Incorporation       Securities Owned         [GRAPHIC OMITTED]
                                      [GRAPHIC OM  TED]  [GRAPHIC OMITTED]
TIHI Mexico, S. de R.L. de C.V.         Mexico     5% TIHI; 5% TOLIC               To render and receive all kind
                                                                                   of administrative, accountant,
                                                                                   mercantile and financial
                                                                                   counsel and assistance to and
                                                                                   from any other Mexican or
                                                                                   foreign corporation, whether or
                                                                                   not this company is a
                                                  9                                shareholder of them
Transamerica Accounts Holding          Delaware    00% TCFC Asset Holdings, Inc.    olding company
Corporation                                       1                                H
Transamerica Affinity Services, Inc.   Maryland   100% AEGON Direct Marketing       arketing company
                                                  Services, Inc.                   M
Transamerica Affordable Housing, Inc. California  100% TRS                         General partner LHTC Partnership
Transamerica Alquiler de Trailers,       Spain    100% Transamerica Leasing         easing
S.L.                                              Holdings, Inc.                   L
Transamerica Annuity Service           ew Mexico   00% TSC                         Performs services required for
Corporation                           N           1                                structured settlements
Transamerica Aviation LLC              Delaware   100% TCFC Air Holdings, Inc.     Special purpose corporation
Transamerica Business Technologies     Delaware    00% Transamerica Corp.          Telecommunications and data
Corporation.                                      1                                processing
Transamerica Capital, Inc.            California  100% AUSA Holding Co.            Broker/Dealer
Transamerica CBO I, Inc.               Delaware    00% Transamerica Corp.          Owns and manages a pool of
                                                  1                                high-yield bonds
Transamerica China Investments         Hong Kong   9% TOLIC                         olding company
Holdings Limited                                  9                                H
Transamerica Commercial Finance         Ontario    00% BWAC Seventeen, Inc.         ormant
Canada, Limited                                   1                                D
Transamerica Commercial Finance        Delaware    00% TFC                          olding company
Corporation, I                                    1                                H
Transamerica Commercial Holdings         U.K.      00% BWAC Twenty-One Inc.         olding company
Limited                                           1                                H
Transamerica Consultora Y Servicios      Chile    95% TOLIC; 5% Transamerica       Special purpose limited
Limitada                                          International Holdings, Inc.     liability corporation
Transamerica Consumer Finance          Delaware    00% TCFC Asset Holdings, Inc.    onsumer finance holding company
Holding Company                                   1                                C
Transamerica Consumer Mortgage         Delaware   100% Transamerica Consumer        ecuritization company
Receivables Corporation                           Finance Holding Company          S
Transamerica Corporation               Delaware    00% The AEGON Trust             Major interest in insurance and
                                                  1                                finance
Transamerica Corporation (Oregon)       Oregon    100% Transamerica Corp.          Holding company
Transamerica Direct Marketing Asia     Australia   00% AEGON DMS Holding B.V.       olding company
Pacific Pty Ltd.                                  1                                H
Transamerica Direct Marketing          Australia  100% Transamerica Direct          arketing/operations company
Australia Pty Ltd.                                Marketing Asia Pacific Pty Ltd.  M
Transamerica Direct Marketing Japan      Japan     00% AEGON DMS Holding B.V.       arketing company
K.K.                                              1                                M
Transamerica Direct Marketing Korea      Korea    99% AEGON DMS Holding B.V.: 1%    arketing company
Ltd.                                              AEGON International N.V.         M
Transamerica Direct Marketing           Taiwan     00% AEGON DMS Holding B.V.      Authorized business: Enterprise
Taiwan, Ltd.                                                                       management consultancy, credit
                                                                                   investigation services, to
                                                                                   engage in business not
                                                                                   prohibited or restricted under
                                                                                   any law of R.O.C., except
                                                                                   business requiring special
                                                  1                                permission of government
Transamerica Distribution Finance -    Delaware    00% TCFC Asset Holdings, Inc.    ommercial Finance
Overseas, Inc.                                    1                                C
Transamerica Distribution Services,    Delaware   100% Transamerica Leasing         ormant
Inc.                                              Holdings, Inc.                   D
Transamerica Finance Corporation       Delaware    00% Transamerica Corp.          Commercial & Consumer Lending &
("TFC")                                           1                                equipment leasing
Transamerica Financial Advisors, Inc.  Delaware   100% TSC                         Broker/dealer

                                                           C-11
[GRAPHIC OMITTED]

17



                                    7Jurisdiction 17      Percent of Voting         7siness
               Name                1      of              Securities Owned        11GRAPHIC OMITTED]
         [GRAPHIC OMITTED]          Incorporation         [GRAPHIC OMITTED]        [
                                    [GRAPHIC OMITTED]
Transamerica Financial Life            New York    87.40% AEGON USA, Inc.; 12.60%   nsurance
Insurance Company                                  TOLIC                           I
Transamerica Financial Resources       Alabama     100% Transamerica Financial      nsurance agent & broker
Ins. Agency of Alabama, Inc.                       Advisors, Inc.                  I
Transamerica Financial Resources     assachusetts  100% Transamerica Financial      nsurance agent & broker
Ins. Agency of Massachusetts, Inc.  M              Advisors, Inc                   I
Transamerica Financial Resources        Nevada     100% Transamerica Financial      nsurance agent & broker
Ins. Agency of Nevada, Inc.                        Advisors, Inc.                  I
Transamerica Fund Advisors, Inc.       Florida     Western Reserve Life Assurance   und advisor
                                                   Company of Ohio owns 78%; AUSA
                                                   Holding Co. owns 22%            F
Transamerica Fund Services, Inc.       Florida     100% Western Reserve Life        utual fund
                                                   Assurance Co. of Ohio           M
Transamerica Funding LP                  U.K.      98% Transamerica Leasing         ntermodal leasing
                                                   Holdings, Inc.; 1%
                                                   Transamerica Distribution
                                                   Services, Inc.; 1% BWAC Twenty
                                                   One, Inc.                       I
Transamerica GmbH, Inc.                Delaware    100% TCFC Asset Holdings, Inc.  Holding company
Transamerica Holding B.V.            Netherlands   100% AEGON International N.V.   Holding company
Transamerica Home Loan                California   100% TCFC Asset Holdings, Inc.  Consumer mortgages
Transamerica IDEX Mutual Funds       assachusetts  100% AEGON/Transamerica Fund     utual fund
                                    M              Advisers, Inc.                  M
Transamerica Income Shares, Inc.       Maryland    100% AEGON/Transamerica Fund     utual fund
                                                   Advisers, Inc.                  M
Transamerica Index Funds, Inc.         Maryland    100% Transamerica Investment     utual fund
                                                   Management, LLC                 M
Transamerica Insurance Marketing      Australia    100% Transamerica Direct         nsurance intermediary
Asia Pacific Pty Ltd.                              Marketing Asia Pacific Pty Ltd. I
Transamerica International Direct      Maryland    100% Monumental General         Marketing arm for sale of mass
Marketing Group, Inc.                              Insurance Group, Inc.           marketed insurance coverage
Transamerica International             Delaware     00% Transamerica Corp.          nvestments
Holdings, Inc.                                     1                               I
Transamerica International             Delaware     00% TSC                        Holding & administering foreign
Insurance Services, Inc. ("TIISI")                 1                               operations
Transamerica International RE          Bermuda      00% Transamerica Corp.          einsurance
(Bermuda) Ltd.                                     1                               R
Transamerica Investment                Delaware    21% Transamerica Investment      nvestment adviser
Management, LLC                                    Services, Inc. as Original
                                                   Member; 21% owned by
                                                   Professional Members
                                                   (employees of Transamerica
                                                   Investment Services, Inc.)      I
Transamerica Investment Services,      Delaware     00% Transamerica Corp.          nvestment adviser
Inc. ("TISI")                                      1                               I
Transamerica Investors, Inc.           Maryland    Maintains advisor status        Advisor
Transamerica Leasing Coordination      Belgium     100% Transamerica Leasing        easing
Center                                             Holdings, Inc.                  L
Transamerica Leasing Holdings, Inc.    Delaware    100% TA Leasing Holding          olding company
                                                   Company, Inc.                   H
Transamerica Life Canada                Canada     100% AEGON Canada Inc.          Life insurance company
Transamerica Life Insurance and      N. Carolina    00% TOLIC                       ife insurance
Annuity Company ("TALIAC")                         1                               L

                                                           C-12
[GRAPHIC OMITTED]

17



                Name                 1Jurisdictio17of    Percent of Voting        117siness
          [GRAPHIC OMITTED]           Incorporation       Securities Owned         [GRAPHIC OMITTED]
                                      [GRAPHIC OM  TED]  [GRAPHIC OMITTED]
Transamerica Life Insurance Company      Iowa     223,500 shares Common Stock       nsurance
                                                  owned by AEGON USA, Inc.;
                                                  34,295 shares Common Stock
                                                  owned by Transamerica Life
                                                  Insurance and Annuity Company;
                                                  42,500 shares Series A
                                                  Preferred Stock owned by AEGON
                                                  USA, Inc.                        I
Transamerica Mezzanine Financing Inc.  Delaware   100% TCFC Asset Holdings, Inc.   Holding company
Transamerica Minerals Company          alifornia   00% TRS                         Owner and lessor of oil and gas
                                      C           1                                properties
Transamerica Oakmont Corporation       alifornia   00% TRS                         General partner retirement
                                      C           1                                properties
Transamerica Oakmont Retirement        alifornia  Co-General Partners are           enior living apartments
Associates                                        Transamerica Oakmont
                                                  Corporation and Transamerica
                                                  Products I (Administrative
                                      C           General Partner)                 S
Transamerica Occidental Life             Iowa      00% TSC                          ife Insurance
Insurance Company ("TOLIC")                       1                                L
Transamerica Occidental's Separate     alifornia   00% TOLIC                        utual fund
Account Fund C                        C           1                                M
Transamerica Pacific Insurance          Hawaii     00% Transamerica Corp.           ife insurance
Company, Ltd.                                     1                                L
Transamerica Premier Funds             Maryland   100% Transamerica Investors,      nvestments
                                                  Inc.                             I
Transamerica Products I, Inc.         California  100% TPI                         Co-general partner
Transamerica Products, Inc. ("TPI")   California  100% TSC                         Holding company
Transamerica Pyramid Properties LLC      Iowa     100% TOLIC                       Realty limited liability company
Transamerica Realty Investment         Delaware    00% TOLIC                        ealty limited liability company
Properties LLC                                    1                                R
Transamerica Realty Services, LLC      Delaware    00% Transamerica Corp.           eal estate investments
("TRS")                                           1                                R
Transamerica Retirement Communities    Delaware    00% TFC Properties, Inc.         wned property
S.F., Inc.                                        1                                O
Transamerica Retirement Communities    Delaware    00% TFC Properties, Inc.         wned property
S.J., Inc.                                        1                                O
Transamerica Securities Sales Corp.    Maryland   100% TSC                         Life insurance sales
Transamerica Service Company ("TSC")   Delaware   100% TIHI                        Passive loss tax service
Transamerica Small Business Capital,   Delaware    00% TCFC Asset Holdings, Inc.    olding company
Inc.                                              1                                H
Transamerica Trailer Holdings I Inc.   Delaware   100% Transamerica Leasing         olding company
                                                  Holdings, Inc.                   H
Transamerica Trailer Holdings II Inc.  Delaware   100% Transamerica Leasing         olding company
                                                  Holdings, Inc.                   H
Transamerica Trailer Holdings III      Delaware   100% Transamerica Leasing         olding company
Inc.                                              Holdings, Inc.                   H
Transamerica Trailer Leasing            Belgium   100% Transamerica Leasing         easing
(Belgium) N.V.                                    Holdings, Inc.                   L
Transamerica Trailer Leasing           etherlands 100% Transamerica Leasing         easing
(Netherlands) B.V.                    N           Holdings, Inc.                   L
Transamerica Trailer Leasing A/S        Denmark   100% Transamerica Leasing         easing
                                                  Holdings, Inc.                   L
Transamerica Trailer Leasing AB         Sweden    100% Transamerica Leasing         easing
                                                  Holdings, Inc.                   L
Transamerica Trailer Leasing AG        witzerland 100% Transamerica Leasing         easing
                                      S           Holdings, Inc.                   L
Transamerica Trailer Leasing GmbH       Germany   100% Transamerica Leasing         easing
                                                  Holdings, Inc.                   L
Transamerica Trailer Leasing Limited     U.K.     100% Transamerica Commercial      easing
                                                  Holdings Limited                 L

                                                           C-13
[GRAPHIC OMITTED]

17




                                    7Jurisdiction 17      Percent of Voting         7siness
               Name                1      of              Securities Owned        11GRAPHIC OMITTED]
         [GRAPHIC OMITTED]          Incorporation         [GRAPHIC OMITTED]        [
                                    [GRAPHIC OMITTED]
Transamerica Trailer Leasing S.N.C.     France     99.99% owned by Greybox LLC;     easing
                                                   .01% owned by Transamerica
                                                   Trailer Holdings III, Inc.      L
Transamerica Trailer Leasing Sp.        Poland     100% Transamerica Leasing        easing
Z.O.O.                                             Holdings, Inc.                  L
Transamerica Transport Inc.           New Jersey   100% Transamerica Leasing        ormant
                                                   Holdings, Inc.                  D
Transamerica Vendor Financial          Delaware     00% TCFC Asset Holdings, Inc.   rovides commercial leasing
Services Corporation                               1                               P
Unicom Administrative Services,        Germany     100% Unicom Administrative      This entity is in the process
GmbH                                               Services, Inc.                  of being liquidated
Unicom Administrative Services,      Pennsylvania  100% Academy Insurance Group,    rovider of admin. services
Inc.                                               Inc.                            P
United Financial Services, Inc.        Maryland    100% AEGON USA, Inc.            General agency
Universal Benefits Corporation           Iowa      100% AUSA Holding Co.           Third party administrator
USA Administration Services, Inc.       Kansas     100% TOLIC                      Third party administrator
Valley Forge Associates, Inc.        Pennsylvania  100% Ampac Insurance Agency,     urniture & equipment lessor
                                                   Inc. (EIN #27-1720755)          F
Veterans Insurance Services, Inc.      Delaware    100% Ampac Insurance Agency,     pecial-purpose subsidiary
                                                   Inc. (EIN #27-1720755)          S
Veterans Life Insurance Company        Illinois    100% AEGON USA, Inc.            Insurance company
Western Reserve Life Assurance Co.       Ohio       00% AEGON USA, Inc.             nsurance
of Ohio                                            1                               I
WFG Insurance Agency of Puerto       Puerto Rico   100% World Financial Group       nsurance agency
Rico, Inc.                                         Insurance Agency, Inc.          I
WFG Property & Casualty Insurance      Alabama     100% WFG Property & Casualty     nsurance agency
Agency of Alabama, Inc.                            Insurance Agency, Inc.          I
WFG Property & Casualty Insurance     California   100% WFG Property & Casualty     nsurance agency
Agency of California, Inc.                         Insurance Agency, Inc.          I
WFG Property & Casualty Insurance    Mississippi   100% WFG Property & Casualty     nsurance agency
Agency of Mississippi, Inc.                        Insurance Agency, Inc.          I
WFG Property & Casualty Insurance       Nevada     100% WFG Property & Casualty     nsurance agency
Agency of Nevada, Inc.                             Insurance Agency, Inc.          I
WFG Property & Casualty Insurance      Georgia     100% World Financial Group       nsurance agency
Agency, Inc.                                       Insurance Agency, Inc.          I
WFG Propreties Holdings, LLC           Georgia     100% World Financial Group,      arketing
                                                   Inc.                            M
WFG Securities of Canada, Inc.          Canada     100% World Financial Group       utual fund dealer
                                                   Holding Company of Canada, Inc. M
Whirlpool Financial Corporation         Poland     100% Transamerica Commercial     nactive - commercial finance
Polska SpoZOO                                      Holdings Limited                I
World Financial Group Holding           Canada      00% TIHI                        olding company
Company of Canada Inc.                             1                               H
World Financial Group Insurance        Ontario     50% World Financial Group        nsurance agency
Agency of Canada Inc.                              Holding Co. of Canada Inc.;
                                                   50% World Financial Group
                                                   Subholding Co. of Canada Inc.   I
World Financial Group Insurance         Hawaii     100% World Financial Group       nsurance agency
Agency of Hawaii, Inc.                             Insurance Agency, Inc.          I
World Financial Group Insurance      assachusetts  100% World Financial Group       nsurance agency
Agency of Massachusetts, Inc.       M              Insurance Agency, Inc.          I
World Financial Group Insurance       New Mexico   100% World Financial Group       nsurance agency
Agency of New Mexico, Inc.                         Insurance Agency, Inc.          I
World Financial Group Insurance        Wyoming     100% World Financial Group       nsurance agency
Agency of Wyoming, Inc.                            Insurance Agency, Inc.          I
World Financial Group Insurance       California   100% Western Reserve Life        nsurance agency
Agency, Inc.                                       Assurance Co. of Ohio           I
World Financial Group Subholding        Canada     100% World Financial Group       olding company
Company of Canada Inc.                             Holding Company of Canada, Inc. H

                                                           C-14
[GRAPHIC OMITTED]

17



                                    7Jurisdiction 17      Percent of Voting         7siness
               Name                1      of              Securities Owned        11GRAPHIC OMITTED]
         [GRAPHIC OMITTED]          Incorporation         [GRAPHIC OMITTED]        [
                                    [GRAPHIC OMITTED]
World Financial Group, Inc.            Delaware    100% AEGON Asset Management      arketing
                                                   Services, Inc.                  M
World Group Securities, Inc.           Delaware    100% AEGON Asset Management      roker-dealer
                                                   Services, Inc.                  B
WRL Insurance Agency of              assachusetts   00% WRL Insurance Agency, Inc.  nsurance agency
Massachusetts, Inc.                 M              1                               I
WRL Insurance Agency of Wyoming,       Wyoming      00% WRL Insurance Agency, Inc.  nsurance agency
Inc.                                               1                               I
WRL Insurance Agency, Inc.            California   100% Western Reserve Life        nsurance agency
                                                   Assurance Co. of Ohio           I
Zahorik Company, Inc.                 California   100% AUSA Holding Co.           Broker-Dealer
Zahorik Texas, Inc.                     Texas      100% Zahorik Company, Inc.      Insurance agency
ZCI, Inc.                              Alabama     100% Zahorik Company, Inc.      Insurance agency

                                                           C-15
[GRAPHIC OMITTED]



           Number of Contract Owners
Item 27.

As of December 31, 2004, there were 278 Contract owners.

Item 28. Indemnification

The Iowa Code (Sections 490.850 et. seq.) provides for permissive indemnification in certain situations, mandatory indemnification in other situations, and prohibits indemnification in certain situations. The Code also specifies producers for determining when indemnification payments can be made.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters
(a) AFSG Securities Corporation serves as the principal underwriter for:
AFSG Securities Corporation serves as the principal underwriter for Separate Account VA B, the Retirement Builder Variable Annuity Account, Separate Account VA A, Separate Account VA C, Separate Account VA D, Separate Account VA E, Separate Account VA F, Separate Account VA I, Separate Account VA J, Separate Account VA K, Separate Account VA L, Separate Account VA P, Separate Account VA Q, Separate Account VA R, Separate Account VA S, Separate Account VA W, Transamerica Corporate Separate Account Sixteen, Separate Account VL A and Legacy Builder Variable Life Separate Account. These accounts are separate accounts of Transamerica Life Insurance Company.

AFSG Securities Corporation serves as principal underwriter for Separate Account VA BNY, Separate Account VA QNY, Separate Account VA WNY, Separate Account C, Separate Account VA-2LNY, TFLIC Series Life Account, and TFLIC Series Annuity Account. These accounts are separate accounts of Transamerica Financial Life Insurance Company.

AFSG Securities Corporation serves as principal underwriter for Separate Account I, Separate Account II and Separate Account V. These accounts are separate accounts of Peoples Benefit Life Insurance Company.

AFSG Securities Corporation serves as principal underwriter for Separate Account VA U, Separate Account VA V, WRL Series Life Account, WRL Series Life Corporate Account, WRL Series Annuity Account and WRL Series Annuity Account B. These accounts are separate accounts of Western Reserve Life Assurance Co. of Ohio.

AFSG Securities Corporation also serves as principal underwriter for Separate Account VA-2L and Transamerica Occidental Life Separate Account VUL-3. These accounts are separate accounts of Transamerica Occidental Life Insurance Company.

AFSG Securities Corporation also serves as principal underwriter for AEGON/Transamerica Series Trust, Transamerica IDEX Mutual Funds and Transamerica Investors, Inc. (b) Directors and Officers of AFSG Securities Corporation:


Name                                          Principal                                                           7
[GRAPHIC OMITTED]                           Business Address         Position and Offices with Underwriter         1
                                            [GRAPHIC OMITT D]                  [GRAPHIC OMITTED]
Larry N. Norman                                  (1)                         Director and President

Lisa Wachendorf                                  (1)         Director, Vice President and Chief Compliance Officer

Frank A. Camp                                    (1)                               Secretary

Darin D. Smith                                   (1)                 Vice President and Assistant Secretary

Linda Gilmer                                     (1)                          Assistant Treasurer

Teresa L. Stolba                                 (1)                      Assistant Compliance Officer

Kim D. Day                                       (2)                      Director and Vice President

John K. Carter                                   (2)                             Vice President

Kyle A. Kellan                                   (2)                             Vice President

Priscilla I. Hechler                             (2)            Assistant Secretary and Assistant Vice President

Thomas R. Moriarty                               (2)                             Vice President

Clifton W. Flenniken, III                        (3)                          Assistant Treasurer

Emily Monroe Bates                               (4)                          Assistant Treasurer
[GRAPHIC OMITTED]



(1) 4333 Edgewood Road N.E., Cedar Rapids, IA 52499-0001 (2) 570 Carillon Parkway, St. Petersburg, FL 33716-1202 (3) 111 North Charles Street, Baltimore, MD 21201 (4) 400 West Market Street, Louisville, KY 40202 (c) Compensation to Principal Underwriter:


                                               Net Underwriting
Name of Principal Underwriter                    Discounts and      Compensation on     Brokerage     Compensation
[GRAPHIC OMITTED]                                Commissions(1)        Redemption      Commissions
AFSG Securities Corporation                     $   1,842,873.82           0                0                0




(1) Fiscal Year 2004 [GRAPHIC OMITTED]




Item 30. Location of Accounts and Records
The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by Manager Regulatory Filing Unit, Transamerica Life Insurance Company at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001.

Item 31. Management Services.
All management Contracts are discussed in Part A or Part B.

Item 32. Undertakings

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as Premiums under the Contract may be accepted.

(b) Registrant undertakes that it will include either (i) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information or
     (ii) a space in the Policy application that an applicant can check to request a Statement of Additional Information.

(c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Transamerica Life Insurance Company at the address or phone number listed in the Prospectus.

(d) Transamerica Life Insurance Company hereby represents that the fees and charges deducted under the contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Transamerica Life Insurance Company.

SECTION 403(B) REPRESENTATIONS

Transamerica Life Insurance Company represents that it is relying on a no-action letter dated November 28, 1988, to the American Council of Life Insurance (Ref. No. IP-6-88), regarding Sections 22(e), 27(c)(1), and 27(d) of the Investment Company Act of 1940, in connection with redeemability restrictions on Section 403(b) Policies, and that paragraphs numbered (1) through (4) of that letter will be complied with.

TEXAS ORP REPRESENTATION

The Registrant intends to offer policies to participants in the Texas Option Retirement Program. In connection with that offering, the Registrant is relying on Rule 6c-7 under the Investment Company Act of 1940 and is complying with, or shall comply with, paragraphs (a) - (d) of that Rule.
[GRAPHIC OMITTED]




                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant hereby certifies that this Amendment to the Registration Statement meets the requirements for effectiveness pursuant to paragraph (b) of Rule 485 and has caused this Registration Statement to be signed on its behalf, in the City of Cedar Rapids and State of Iowa, on this 3rd day of October, 2005.



SEPARATE ACCOUNT VA-8


TRANSAMERICA LIFE INSURANCE COMPANY

Depositor

                                             *

-----------------------------------------------


Larry N. Norman

President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the duties indicated.

Signatures                                          Title                           Date


<
                                                  *                                   October 3, 2005
                                                      Director

---------------------------------------------------


Ronald L. Ziegler

                                                                                    October 3, 2005
/s/ Craig D. Vermie                                   Director

---------------------------------------------------


Craig D. Vermie

                                                *     Director                      October 3, 2005
                                                      (Principal Executive Officer)

---------------------------------------------------


Larry N. Norman

                                                *                                   October 3, 2005
                                                      Director

---------------------------------------------------


Arthur C. Schneider

                                                *                                   October 3, 2005
                                                      Vice President and Corporate Controller

---------------------------------------------------


Robert J. Kontz

                                                *     Director, Vice President,     October 3, 2005
                                                      Treasurer and Chief Financial Officer

---------------------------------------------------


Brenda K. Clancy

*  By Craig D. Vermie, Attorney-in-Fact
